As filed with the Securities and Exchange Commission on October 15, 2010
Registration No. 333-168028

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA SLP FILTRATION TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	90-0475058
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

Shishan Industrial Park
Nanhai District
Foshan City
Guangdong Province,  PRC
86-757-86683197
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
1811 Silverside Road
 Wilmington, Delaware 19801
(888) 528-2677

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq.
Darren Ofsink, Esq.	Joseph R. Tiano, Esq.
Guzov Ofsink, LLC	Jing Zhang, Esq.
600 Madison Avenue	Pillsbury Winthrop Shaw
Pittman LLP
New York NY 10022	2300 N Street, NW
Tel: (212) 371-8008	Washington, DC 20037
Fax: (212) 688-7273	Telephone (202) 663-8000
Facsimile (202) 663-8007

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Common stock, $0.001 par value per share	$25,000,000	$1,783
Common stock, $0.001 par value per share (4)	34,236,536	2,442
Underwriter’s warrants and underlying shares of common stock (5)	1,358,696	97
Total		$4,322	(6)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 457(g) under the Securities Act, because the shares of our common stock underlying the Underwriter’s Warrants (as defined below) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(2)
In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of additional shares of common stock that may be issued and resold pursuant to stock splits, stock dividends, anti-dilution provisions, including the anti-dilution provisions under the Underwriter’s Warrants (as defined below),  and similar transactions.

(3)
The registration fee for securities to be offered by us is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(4)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 2,925,271 shares of common stock previously issued to the selling stockholders named in the Resale Prospectus.

(5)
We have agreed to issue warrants to the underwriters (the “Underwriter’s Warrants”) for nominal consideration. The exercise price of the Underwriter’s Warrants is equal to 125% of the price of the common stock offered hereby. The resale of the Underwriter’s Warrants is registered hereunder. The Underwriter’s Warrants will be exercisable for four years commencing one year from the effective date of the registration statement and will therefore cease to be exercisable five years after the effective date of the registration statement. The shares of our common stock underlying the Underwriter’s Warrants are deemed to have the same issuance date as the warrants and are being registered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.  See “Underwriting.”

(6)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note

This Registration Statement includes two forms of prospectus as set forth below:

•
Prospectus.  The first prospectus relates to an underwritten offering of shares of common stock by China SLP Filtration Technology, Inc. through the underwriter named on the cover page of the prospectus.

•	Resale Prospectus. The second prospectus relates to the resale of 2,925,271 shares of common stock by the selling stockholders named therein.

None of the underwriters named or referenced in the prospectus is participating or acting as underwriter, dealer or broker in connection with the sale of the shares to be sold pursuant to the resale prospectus.

The resale prospectus and the prospectus are substantively identical, except for the following principal differences:

•	each contains different outside and inside front covers;

•	each contains different “Offering” sections in the “Prospectus Summary” section beginning on page 1 for the prospectus and page A-1 for the resale prospectus;

•	each contains different “Use of Proceeds” sections on page 23 for the prospectus and Page A-23 for the resale prospectus.

•	the “Capitalization” and “Dilution” sections on page 25 of the prospectus are deleted from the resale prospectus;

•	a “Selling Stockholder” section is included in the resale prospectus beginning on page A-24;

•	references to the prospectus will be replaced in the resale prospectus with references to the resale prospectus;

•	the “Underwriting” section in the prospectus beginning on page 92 is deleted from the resale prospectus and a “Plan of Distribution” is inserted in its place on page A-92.

•	the “Legal Matters” section in the resale prospectus on page A-98 deletes the reference to counsel for the underwriters; and

•	the outside back cover of the prospectus is deleted from the resale prospectus.

The registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the resale prospectus as compared to the prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 15, 2010

4,166,667 Shares

CHINA SLP FILTRATION TECHNOLOGY, INC.

Common Stock

This is our initial public offering. We are offering 4,166,667 shares of our common stock. No public market currently exists for our common stock.

We currently anticipate the public offering price of our common stock will be between $   and $   per share.

We have applied to have our common stock listed on the NASDAQ Capital Market under the symbol “SLPC”.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 45-day option to purchase up to 625,000 additional shares of common stock from us at the initial public offering price less the underwriting discount and commission.

In connection with this offering, we have agreed to issue to the underwriters a warrant to purchase up to 5% of the shares sold pursuant to the offering (excluding the over-allotment) at $   per share (125% of the price of the shares sold in the offering), which may be exercised on the first anniversary of the date of this prospectus and expiring four years after such anniversary.

Under the terms of a consulting agreement between us and United Best Investment Limited, a Hong Kong company controlled by Li Jun, one of our directors, on the closing of this offering United Best shall receive a fee of $      , which represents 3% of the gross proceeds of this offering.

Delivery of our shares will be made on or about     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Brean Murray, Carret & Co.

 The date of this prospectus is           , 2010

 TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Caution Regarding Forward Looking Statements and Other Information Contained in this Prospectus	23
Use of Proceeds	23
Determination of Offering Price	23
Dividend Policy	24
Exchange Rate Information	24
Capitalization	25
Dilution	25
Market Price of our Common Stock and Related Stockholder Matters	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	28
Business	43
Additional Disclosure Regarding Conversion of Notes and Exercise of Warrants	58
Shares Eligible for Future Sale	66
Security Ownership of Certain Beneficial Owners and Management	67
Management	70
Executive Compensation	77
Certain Relationships and Related Transactions	80
Description of Securities	82
Material United States Federal Income Tax Considerations	85
Material PRC Income Tax Considerations	89
Underwriting	92
Legal Matters	98
Service of Process and Enforcement of Judgments	98
Experts	98
Where You Can Find More Information	98
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

This prospectus includes market size, market share and industry data that we have obtained from market research, publicly available information and various industry publications. The third party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 6 and our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. Unless otherwise indicated, all share amounts and prices described in this prospectus have been adjusted to reflect a 1-for-5 reverse stock split of our common stock effected on March 24, 2010.

References in this prospectus to “China SLP Filtration,” “the Company,” “we,” “us” or “our” refer to China SLP Filtration Technology, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Our Company

We are a leading manufacturer of nonwoven fabrics in China. In 2009, we ranked No. 1 in sales revenue in the PRC for polyester, or PET, nonwoven fabrics according to a report issued by the China Nonwovens & Industrial Textiles Association, or CNITA. Nonwoven fabrics, or nonwovens, are synthetic fabrics, such as felt and polyester, which are neither woven nor knitted, but instead are made from long fibers, bonded together by chemical, mechanical, heat or solvent treatment.

We currently manufacture two types of PET nonwoven fabrics which are used in a wide range of products, including filtration products, road construction materials, home furnishings, automobile interior insulation and industrial packaging.  Our current PET products are sold primarily to PRC-based manufacturers which use our products as raw material components for end-products they sell to their customers operating in the heavy industrial, automotive, construction and home furnishing industries.

We recently developed a process to manufacture polyphenylene-sulfide fiber, or PPS nonwoven fabric, which is the key product line around which our long-term growth strategy is centered. We believe that this manufacturing process is proprietary and have applied for a process patent in the PRC and intend to apply for a process patent in the U.S. and Europe.  PPS nonwoven fabric is a heat resistant, corrosion-proof and flame retardant fabric, and can be used to manufacture dust filter bags for pollutant dust removal and emissions controls in coal-fired power plants, garbage incinerators and cement factories.

The PRC government recently adopted stringent environmental regulations governing the discharge of carbon and other emissions by coal-fired power plants and other heavy industrial plants.  Under these new regulations, which came into effect on January 1, 2010, pollutant emissions cannot exceed 50 milligrams per square meter. We believe, based on an article published in China Nonwoven & Industrial Textile (CNIT) in 2010, that less than 10% of the coal boilers in China were equipped with dust removal filtration bags.

Bag filters can be used as a cost effective way of meeting the new emission and dust pollutant standards in the PRC because the installation of bag filters is significantly cheaper than installing costly pollutant dust removal equipment, such as engineered scrubbing systems, which we believe could be cost prohibitive for smaller plant operators.

Based on lab tests which we conducted internally, we believe that our PPS nonwoven fabric is superior to other currently available high temperature filtration material because it is lighter, thicker, stronger, has higher air permeability and filtration efficiency and is significantly cheaper to produce.  Due to the superior characteristics of our PPS product coupled with the demand created by these new regulations, we believe that our PPS material will become a market leader for high temperature filtration applications.

We intend to continue to manufacture PET nonwovens, but we expect the sales of our PPS nonwoven fabrics to ultimately eclipse the sales of our existing PET nonwoven products and become our main product offering.

Our Growth Strategy

Our growth strategy is as follows:

•
We plan to commence production of PPS nonwovens in the latter part of 2010 for sale to PRC-based operators of coal-fired power plants, garbage incinerators and other manufacturers that are not in compliance with new PRC environmental regulations;

•
We plan to expand our PPS nonwoven manufacturing facilities and install three new production lines to manufacture PPS nonwoven material, increasing our total annual manufacturing capacity from 8,000 tons to 11,600 tons of nonwoven material; and

•	We intend to capitalize on our proprietary technology by developing and commercializing our nonwoven products for use in numerous applications.

Our Competitive Strengths

We believe our competitive strengths are as follows:

•	We offer high quality PET products with lower production and operational costs than products offered by our competitors;

•
Bag filters made of our PPS material offer plant operators a cost effective alternative to meet new emission and dust pollutant standards in the PRC because using PPS bag filters is significantly cheaper than installing pollutant dust removal equipment;

•
We believe, based on laboratory tests which we conducted internally, that our PPS material is superior to other high temperature filtration material currently available for use in bag filters because it is lighter, thicker, stronger, has higher air permeability and filtration efficiency, and is significantly cheaper to produce;

•	We can offer our products at attractive pricing points because our PPS fabric, which like alternative products is priced according to weight, is lighter than alternative products; and

•	We believe that our proprietary manufacturing processes give us a competitive advantage over our competitors and act as a barrier to entry.

Risk Factors

The implementation of our growth strategy and our ability to grow based on our competitive strengths remain subject to a variety of external and internal challenges. Accordingly, investing in our common stock involves significant risks. Some of the challenges and risks we face are listed below:

•	We need to raise capital to fully commercialize our PPS manufacturing process and cannot grow and execute our strategic plan if we fail to do so.
•	We have a limited operating history and no experience manufacturing PPS nonwoven fabric so it is difficult to evaluate our future prospects and historical results of operations.
•	Our success depends in part on market acceptance of our PPS nonwoven fabric as a preferred material for use in dust filter bags.
•	If we have miscalculated the future demand for our products, we may wind up unnecessarily spending a significant amount of funds on the expansion of our PPS manufacturing facilities.
•	We are subject to risks of conducting business in China.
•	We have significant outstanding short-term borrowings and we may not be able to obtain extensions when this debt matures.
•	Enforcement against us or our directors and officers may be difficult and investors could be unable to collect amounts due in the event we or any of our directors or officers violates applicable law.
•
Our executive officers and directors beneficially own a significant portion of our common stock and may take actions that are contrary to an investor's interests and could reduce the value of our stock.

•
We are a “controlled company” as such term is defined under the Nasdaq Marketplace Rules and our Board of Directors does not and will not have a majority of independent directors. Accordingly, the Company will lack the checks and balances that an independent Board can bring to management’s decision making process.

You should carefully consider the risks described in “Risk Factors” beginning on page 6 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment.

Our Industry

The nonwoven fabric industry in the PRC is large and growing, driven primarily by China’s continued economic development. China has experienced rapid economic and industrial growth in the past 30 years. China’s output of iron and steel, cement, coal, fertilizer and power generation all currently rank as first or second in the world (Source: US Department of Commerce and US Department of the Interior). China’s consumption of raw materials currently ranks second in the world (Source: Report from the EIA Energy Information Administration). Due to outdated technology and equipment in China’s chemical, raw materials and energy industries, China has encountered problems of inefficient utilization of energy and resources, as well as heavy pollution due to accelerated urbanization. Reducing emission pollution has been a focus for the Chinese Central Government for several years and is expected to remain a focus moving forward. As China’s government imposes stricter policies on environmental protection, industrial gas and dust emission limits have become stricter. We believe this creates a significant market opportunity for the commercialization of our PPS nonwovens materials.

Corporate Information

Our executive offices are located at Shishan Industrial Park, Nanhai District, Foshan City, Guangdong Province, People’s Republic of China, or PRC, and our telephone number is +86-757-86683197. Our website address is www.silepu.com and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

The Offering

Common stock offered by us	4,166,667 shares (4,791,667 shares if the representative of the underwriters exercises its over-allotment option in full).

Common stock outstanding immediately after this offering
21,862,182 shares (including (i) 1,979,429 shares which will be issuable on conversion of the convertible notes immediately prior to closing of this offering (assuming a public offering price of $6.00 per share) and (ii) 193,186 shares issuable to United Best and 265,186 shares issuable to Primary Capital at the closing of this offering).

Use of proceeds
We will use approximately $20 million of the net proceeds of this offering to purchase and install new production lines; the balance remaining will be used for working capital and for general corporate purposes. See “Use of Proceeds” on page 23 for more information.

Over-allotment option	We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 625,000 shares of common stock to cover over-allotments.

Listing	We have applied to have our common stock listed on the NASDAQ Capital Market.

Lock-up Agreement
We and each of our directors, executive officers and certain principal stockholders have agreed, subject to certain exceptions, not to, including not to announce an intention to, for a period of 90 days from the date of this prospectus, sell, transfer or otherwise dispose of any shares of our common stock without the prior written consent of the underwriters’ representative. See “Underwriting.”

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6.

Summary Consolidated Financial Information

In the table below we provide you with historical consolidated financial data for the fiscal years ended September 30, 2009 and 2008 and the nine month periods ended June 30, 2010 and 2009, derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus.  Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary consolidated financial data, it is important that you read it along with the appropriate historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Nine Months Ended June 30, (unaudited)		Years Ended September 30, (audited)
	2010	2009	2009	2008
Statement of Operations Data:
Net sales	$14,919,816	$7,023,045	$11,849,712	$11,611,719
Cost of sales	10,381,404	4,685,730	7,296,327	7,409,624
Cost of sales related party	-	-	610,287	714,180
Gross profit	4,538,412	2,337,315	3,943,098	3,487,915
Total operating expenses	1,363,574	1,024,543	1,230,611	662,481
Operating income	3,174,838	1,312,772	2,712,487	2,825,434
Total other income (expenses)	(844,062)	(223,564)	(266,835)	(126,259)
Income before income taxes	2,330,776	1,089,208	2,445,652	2,699,175
Net income	2,324,448	1,089,208	2,445,652	2,699,175
Net income per common share, basic and diluted	0.16	0.08	0.17	0.19
Basic shares outstanding	14,879,603	14,510,204	14,510,204	14,510,204
Diluted shares outstanding	14,886,934	14,510,204	14,510,204	14,510,204

Balance Sheet Data:	As of September 30, 2009	As of June 30, 2010 (unaudited	As of June 30, 2010 Pro Forma (unaudited) (1)	As of June 30, 2010 Pro Forma As adjusted(unaudited) (2)
Current assets	$6,650,979	$10,814,926	$10,814,926	$32,814,926
Total assets	18,673,866	24,573,354	24,573,354	46,573,354
Current liabilities	5,064,425	7,845,182	4,540,075	4,540,075
Long-term debt	-	-	-	-
Total liabilities	5,064,425	7,845,182	4,540,075	4,540,075
Total stockholders’ equity	13,609,441	16,728,172	20,033,279	42,033,279

(1) Pro forma information assumes conversion of the convertible notes into common stock on June 30, 2010.

(2)  Pro forma as adjusted amounts represent June 30, 2010 amounts adjusted to reflect the conversion of our outstanding convertible notes into 1,971,429 shares of common  stock (at a conversion price of $2.10 (based on an assumed offering price of $6.00)), and receipt of net proceeds from the offering estimated to be approximately $22,000,000 (based on the assumed initial public offering price of $6.00 per share), not including any proceeds from the shares that may be offered pursuant to the underwriters’ over-allotment option.

	Nine Months Ended June 30, (unaudited)		Fiscal Years Ended September 30,
	2010	2009	2009	2008
Cash Flow Data:
Cash Flow from Operating Activities:
Net cash provided by (used in) operating activities	$2,860,129	$(233,933)	$2,700,162	$3,381,782

Cash Flow from Investing Activities:
Net cash (used in) investing activities	(2,511,303)	(108,869)	(1,158,033)	(4,358,330)

Cash Flow from Financing Activities:
Net cash provided by (used in) financing activities	2,635,167	(198,620)	(600,498)	(92,974)

Cash and cash equivalents, beginning of period	3,297,648	2,367,570	2,367,570	3,110,180
Cash and cash equivalents, end of period	$6,333,417	$1,811,644	$3,297,648	$2,367,570

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus, including the matters discussed under “Caution Regarding Forward Looking Statements and Other Information Contained in this Prospectus,” before you decide to invest in shares of our common stock. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from those of the United States. If any of the following risks, or any other risks and uncertainties that are not presently foreseeable to us, actually occur, our business, financial condition, results of operations, liquidity and our future growth prospects would be materially and adversely affected. You should also consider all other information contained in this prospectus before deciding to invest in shares of our common stock.

Risks Related to Our Business

We need to raise capital to fully commercialize our PPS manufacturing process and may not be able to fully execute on our growth strategy if we fail to do so.

Our core growth strategy is to commence production of PPS fabric and bag filters using our proprietary manufacturing  process for sale initially to the numerous coal-fired power plants and subsequently to operators of garbage incinerators and other potential users in the PRC that are not in compliance with environmental regulations.   We intend to use the net proceeds raised in this offering to purchase PPS manufacturing equipment and may need to raise additional capital in the future through public or private equity offerings or debt financings. We cannot be certain that additional funding will be available on acceptable terms, if at all. As of the date of this prospectus, we believe the U.S. capital markets are facing many difficulties. Potential sources of additional financing may be unwilling or unable to provide us with the additional financing we need to fully carry out our expansion plans. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution and the price of our common stock could decrease. Any debt financing, if available, would result in us incurring interest expenses and we may be required to pledge assets as security for the debt and may be constrained by restrictive financial or operational covenants. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or the commercialization of our PPS product, which would harm our business and future growth prospects.

If our PPS nonwoven fabric does not achieve wide market acceptance as a preferred material for use in pollutant dust removal bag filters by operators of coal fired power plants,  incinerators, cement  factories and other potential users, anticipated profits will not materialize and our business will suffer.

We recently developed a manufacturing process to manufacture PPS nonwoven fabric. We intend to commence commercial production of PPS material in the latter part of 2010.

PPS nonwoven fabric has many applications including high temperature filtration of pollutant emissions and can be used as the material to manufacture high temperature bag filters for coal-fired power plant emissions, garbage incinerators and cement factories.

The PPS material that we plan to produce is lighter, thicker, and stronger, has higher air permeability and filtration efficiency and is significantly cheaper to produce than other types of high temperature filtration materials currently available in the market place.

Although prototype bag filters made of our PPS product have been tested in laboratories, they have not been tested on site by any potential end user and we do not expect to develop prototype products for testing by any potential end user prior to commence commercial production of PPS products. Our new PPS nonwoven fabric may never achieve broad market acceptance, due to any number of factors, including that the product may not be as effective as our initial testing indicates and competitive material may be introduced which renders our PPS product too expensive or obsolete.

If our PPS material is not broadly accepted in the marketplace for its intended uses, we may not achieve a competitive position in the market, anticipated profits will not materialize and our business will suffer.

We have a limited operating history and have no experience commercially manufacturing PPS nonwoven fabric which is a key component of our growth strategy which makes it difficult to evaluate our future prospects based on historical results of operations.

Our operating history is limited.  We currently make two types of PET nonwoven fabrics and we commenced production of one type of PET fabric in 2006 and a second type of PET fabric in 2009. We have not yet begun to commercially manufacture PPS nonwoven fabric. We plan to do so in the latter part of 2010. Accordingly, you should consider our future prospects and historical results in light of the risks and uncertainties experienced by early-stage companies in evolving markets such as our ability to:

•	develop and successfully commercialize PPS nonwovens using our proprietary manufacturing process;
•	achieve widespread market acceptance of our PPS product for use in high temperature pollutant dust removal bag filters;
•	increase awareness of our products and continue to develop customer loyalty;
•	respond to competitive market conditions;
•	respond to changes in the regulatory environment;
•	manage risks associated with intellectual property rights;
•	maintain effective control of our costs and expenses;
•	raise sufficient capital to sustain and expand our business; and
•	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If we cannot extend or renew our currently outstanding short-term loans or if our convertible notes are not converted before their maturity date, we will have to repay these loans with cash on hand or refinance them with another lender or else face a default and potential foreclosure upon the collateral we pledged.

In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending. In addition, our convertible notes mature on February 11, 2011. Our notes to banks for short-term loans as of June 30, 2010 totaled approximately RMB 26 million which are due and payable in December, 2010.  Although these short-term bank loans contain no specific renewal terms, in China, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term loans on an on-going basis shortly before they mature. Although we have renewed our short-term loans in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we cannot renew them we will have to repay them with cash from operations. We cannot assure you that our business will generate sufficient cash to do so.

We expect that the convertible notes will be converted into our common stock at the closing of this offering. If, however, the convertible notes are not converted before their maturity date, we believe we will be able to obtain a line of credit to pay off the principal and interest due on the notes. We cannot assure you, however, that this will be the case and if we are unable to do so and if our business fails to generate sufficient cash flow from operations to repay these notes, we will be in default.

If we default on these loans and convertible notes, we will incur interest and penalties. In addition, as the loans are secured by our buildings and land if we fail to repay these loans, the lender could take possession of the collateral.

If we have miscalculated the future demand for our products, we may end up unnecessarily spending a significant amount of funds on PPS manufacturing equipment which ultimately we may not have needed and which we may not be able to resell.

We intend to use the net proceeds of this offering primarily to install three new production lines to manufacture PPS nonwovens.  This will increase our total annual manufacturing capacity from 8,000 tons to 11,600 tons of nonwoven material. The scope and timing of our expansion plans are based on our internal projections and estimated demand for our PPS products. If our projections are incorrect and the actual demand for our PPS products is less than projected, we may expend a significant amount of capital on equipment which ultimately may not have been needed.

If we are unable to adequately protect our intellectual property, we could lose a significant competitive advantage and competitors could use our processes and manufacture and market similar products using similar processes, which could harm our market share and lower our profits.

We hold a number of authorized process patents and have a patent application pending in the PRC for our PPS manufacturing process.  We believe that among our competitive strengths are the proprietary manufacturing processes which we have developed and believe act as a barrier to entry for our potential competitors. Our success depends, in part, on our ability to protect these unique processes against competitors and to defend our intellectual property rights when they are violated.  If our pending patent application for our PPS manufacturing process is not granted or if we fail to adequately protect our existing process patents, competitors could use our processes, and manufacture and market similar products using similar processes, which could harm our market share and results of operations. Our competitors may challenge, invalidate or avoid the application of any existing or future patents, trademarks, or other intellectual property rights that we receive or license. In addition, patent rights may not prevent our competitors from developing their own processes that produce products that are similar or functionally equivalent to our products. If we lose the protection of our intellectual property our business would suffer.

If PRC environmental regulations change and our PPS product was unable to meet those regulatory changes, our PPS product could become obsolete and this would harm our business and prospects.

To reduce air pollution in China, the Chinese government recently implemented a policy which imposes stricter rules on carbon and other emissions by coal-fired power plants and others. Under these rules which came into effect on January 1, 2010, carbon and other emissions are required to be less than 50 milligrams per cubic meter by the end of 2010. Already, some of the larger, more developed cities, such as Beijing and Tianjin have adopted more stringent rules requiring that emissions be between 20-30 milligrams per cubic meter. (Source: Electric Power, May issue, 2008.)  We believe, based on laboratory testing, that our PPS material satisfies current PRC governmental requirements and the more stringent local standards.  If those regulations were to change and our PPS product were unable to meet those regulatory changes, our PPS product could become obsolete and this would harm our business and prospects.

The introduction by a competitor and market acceptance of a high temperature resistant pollutant emission filtration material which was superior to our PPS material would harm our business.

If a competitor successfully introduces a product which is superior to our PPS products, and that product achieved wide market acceptance, our PPS product could become obsolete and the demand for them would decrease significantly.

As a manufacturer of components our revenues will decrease if there is less demand for the end products in which our products are incorporated.

Our existing PET nonwoven products are sold, and we expect our PPS products will be sold, principally to customers that manufacture a wide range of end-use products, including filtration products, road construction materials, home furnishings, automobile interior insulation, and industrial packaging. Therefore, we are subject to the general changes in economic conditions affecting those industry sectors. If customers that operate in these industry sectors experience a downturn in their business or if they utilize substitutes for our products in their products, demand for our products and our business results will suffer.

Increases in the price of raw materials could reduce our profit margins if we cannot pass the increases on to our customers in the form of higher prices for our products.

Polyester is the primary raw material used by us to manufacture most of our products. The price of polyester fluctuates based on manufacturing capacity, demand and the price of crude oil, among other things. Our PPS product will be made from high quality polyphenylene sulfide resin, which we intend to purchase in the United States. Accordingly, the cost of this raw material will fluctuate with the value of the RMB against the dollar. Even where we are able to pass along at least a portion of raw material price increases to some of our customers, there is often a delay between the time we are required to pay the increased raw material price and the time we are able to pass the increase on to our customers. To the extent we are not able to pass along all or a portion of such increased prices of raw materials, our cost of sales would increase and our operating income would correspondingly decrease. We cannot assure you that the price of polyester will not increase in the future or that we will be able to pass on any increases to our customers.

Increases in energy prices will increase our operating costs and impair our financial results if we cannot pass cost increases on to our customers in the form of higher prices for our products.

We use a significant amount of electricity, gasoline and other energy sources to manufacture and transport our nonwoven products. We do not hedge our exposure to higher prices via energy futures contracts. A substantial increase in the price of fuel and other energy sources would increase our operating costs and could negatively impact our profitability and cash flows if we cannot pass the increases on to our customers.

Our manufacturing capacity is limited so a breakdown in our machinery or material interruption of business could prevent or limit our ability to manufacture our products and cause us to lose revenue and profits and impair our relationships with our customers.

We manufacture all of our existing products and plan to manufacture our new PPS products at our existing facility. We currently have three lines of production in operation and plan to install three additional lines. Any breakdown or disruption of our machinery, or interruption of business due to fires, explosion, adverse weather conditions or other catastrophic event, would result in us being incapable of manufacturing nonwovens to meet our production requirements. This may cause us to lose revenue and impair our relationships with our customers. Without our existing production facilities, we would have no other means of manufacturing products until we were able to restore the manufacturing capability at the facility or identify an acceptable contract manufacturer. We do not carry business interruption insurance to cover lost revenue and profits. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows.

Our insurance is inadequate so we could be exposed to significant losses if any of our products cause personal injury or illness or if our property is damaged.

We do not maintain product liability insurance and our property and equipment insurance does not cover the full value of our property and equipment, so we could be exposed to significant losses if any of our products cause personal injury or illness or if our property is damaged. Any such loss could harm our business.

Increases in our environmental compliance costs and violations of environmental regulations by us could require us to change business practices, increase our operating costs and lower our profits.

We use a variety of chemicals in our manufacturing operations. As a result, we are subject to a broad range of environmental laws and regulations.  We regularly incur costs to comply with these environmental regulations, and those costs could increase significantly with changes in environmental regulations or their interpretation or enforcement which could further increase our operating costs and lower our profits.

Although we have not been subject to material environmental claims in the past, if we fail to comply with any present or future environmental regulations, damages, fines and criminal sanctions could be assessed against us and production could be suspended and our operations could cease. New regulations could also require us to acquire costly equipment or to incur other significant expenses which would lower our profits.

We rely on Mr. Jie Li, our chief executive officer, to manage our business, and if we lose his services, our business and prospects could suffer.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Jie Li, our chief executive officer, for the direction of our business. The loss of the services of Mr. Li for any reason could harm our business and prospects. We cannot assure you that Mr. Li will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Li. We have entered into an employment contract with Mr. Li, but that agreement does not guarantee that Mr. Li will continue to manage the company. Although we plan to do so following the closing of this offering, we do not currently have key man insurance on Mr. Li, and if he were unable to continue as our chief executive officer due to death or disability and we were unable to replace him for a prolonged period of time, we could be unable to carry out our long-term business plan, and our future prospects for growth, and our business, could be harmed.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, and such difficulties could reduce the value of any investment in our common stock.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, or modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. We may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. These deficiencies could impair our results of operations.

If, as management recently determined, our internal control over financial reporting and disclosure controls and procedures fail to be effective, there may be errors in our financial statements that could require a restatement, our filings may not be timely filed and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

As required by Rule 13a-15 under the Exchange Act, in connection with the filing of our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2010, our management, including our chief executive officer and chief financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) and internal controls as of June 30, 2010 and determined that our disclosure controls and procedures and internal controls were not effective in that certain “significant deficiencies” existed related to (i) the lack of U.S. GAAP expertise of our internal accounting staff, and (ii) our internal audit function. These significant deficiencies resulted in our inability to detect an accounting error where we failed to reflect, in the financial statements for the periods ended March 31, 2010 and June 30, 2010, the fees totaling $150,000 payable to United Best and Primary Capital relating to the note financing which closed on February 12, 2010.  As the amount involved is not material we believe that no restatement is required for the financials statement for such periods.

Because our current accounting department is relatively new to U.S. GAAP and the related internal control procedures required of U.S. public companies, our management has determined that they require additional training and assistance in U.S. GAAP matters. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions.

In order to correct the foregoing significant deficiencies, we are taking or have taken the following remediation measures:

•	We recently hired Eric Gan as our new chief financial officer;

•	We are arranging necessary training for our accounting department staff;

•	We plan to engage external professional accounting or consultancy firms to assist us in the preparation of the U.S. GAAP accounts; and

•
We have allocated financial and human resources to strengthen the internal control structure and we have been actively working with external consultants to assess our data collection, financial reporting, and control procedures and to strengthen our internal controls over financial reporting.

We believe that the foregoing steps will remediate the significant deficiencies identified above, and we will continue to monitor the effectiveness of these steps and make any changes that our management deems appropriate. However, there is no guarantee that these improvements will be adequate or successful or that such improvements will be carried out on a timely basis.

As a result of the significant deficiencies outlined above, there may be errors in our financial statements that could require a restatement or our filings may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price. In addition, if we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds.

We may have violated Section 402 of the Sarbanes-Oxley Act of 2002 and Section 13(k) of the Exchange Act and may be subject to sanctions for such violations.

Section 13(k) of the Exchange Act provides that it is unlawful for a company such as ours, which has a class of securities registered under Section 12(g) of the Exchange Act, to directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the company. Issuers violating Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions. The imposition of any of such sanctions on the Company may have a material adverse effect on our financial position, results of operations or cash flows.

On February 12, 2010, we entered into a share exchange agreement with the owners of all of the outstanding shares of Hong Hui, a British Virgin Islands holding company which was incorporated in the British Virgin Islands on January 6, 2010 and our direct, wholly-owned subsidiary. Under the terms of the share exchange agreement we issued and delivered to the Hong Hui stockholders a total of 14,510,204 shares of our common stock in exchange for all of the outstanding shares of Hong Hui. As a result of the share exchange, Hong Hui became our wholly-owned subsidiary and Foshan S.L.P. Special Material Co., Ltd., a PRC operating company, became our indirect wholly-owned subsidiary. At the time, Jie Li, who became our Chief Executive Officer on that date, was indebted on account of a previous loan in the amount of RMB 200,000 (approximately $29,474) made by Foshan.

The existence of indebtedness of Mr. Jie Li at the time the Company acquired Foshan and the continuation of such indebtedness thereafter may constitute a violation of Section 13(k) of the Exchange Act (Section 402(a) of Sarbanes-Oxley). As of June 30, 2010 all loans had been repaid.

We will not have a Majority of Independent Directors

Our Board of Directors comprises of six members, three of whom are “independent” within the NASDAQ rules. Accordingy, we do not currently have, and following the closing of this offering we will not have, a Board of Directors the majority of whom are “independent” within the meaning of the NASDAQ rules and we will lack the oversight of an independent board.

We fall within the definition of a “controlled company” under the NASDAQ Marketplace Rules which provide that a company is considered a "controlled company" if greater than 50% of its voting power is held by an individual, a group or another company.  In order for a group to exist for purposes of this rule, the stockholders forming the group are required to publicly file a notice that they are acting as a group (e.g., Schedule 13D). Bestyield Group Limited, Proudlead Limited, Pilot Link International Limited, High Swift Limited, China Investment Management Inc. and Li Jun intend to file a Schedule 13D disclosing the existence of a group with respect to their holdings in the Company. As a “controlled company” we are not subject to the NASDAQ requirements (i) to have a majority of independent board members; (ii) for independent director oversight of executive officer compensation (as set forth in Section 5605(d) of the NASDAQ Marketplace Rule); and (iii) for independent director oversight of director nomination (as set forth in Section 5605(e) of the NASDAQ Marketplace Rule).

Risks Related to Doing Business in China

Our business operations are conducted entirely in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in the West and are continually changing, we will face risks including those summarized below.

The PRC may be more susceptible to political, economic, and social upheaval than other nations; any such upheaval could cause us to temporarily or permanently cease operations.

China has experienced unprecedented growth economically in the past three decades. Although the country has relaxed some restrictions on individual liberties, the rule of law is still a relatively new concept. Thus the legal system may not be equipped to handle complicated social and political problems accompanying the country’s fast economic growth. China has an extremely large population, significant levels of poverty,widening income gaps between rich and poor and between urban and rural residents, large minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could damage China’s economy and impair our business.

The PRC environmental protection laws and regulations require PRC companies, especially PRC manufacturing companies, to obtain environmental approvals and pollution emission permits for the commencement and completion of production lines. Failure to obtain the necessary environmental approvals and permits may subject us to fines and, in some cases, may even result in the mandated cessation of production, which may in turn impair our normal business operations and expansion plans.

In order to be in compliance with PRC environmental protection laws and regulations, we are required to obtain a construction commencement approval and a completion examination approval for each of our three finished production lines. We are also required to obtain a construction commencement approval from the local environmental protection bureau for one of our production lines that is currently under construction. However, we have only obtained the construction commencement approval for each of the three finished production lines. We have not obtained any of the completion examination approvals for the three finished production lines and the construction commencement approval for the production line under construction from the local environmental protection bureau. In addition, we currently do not have a pollution emission permit, which is required for the disposal of waste gases, waste water, waste dust and other waste materials highly regulated by the relevant PRC environmental laws and regulations. We are in the process of obtaining the above requisite environmental approvals and permit that we have not obtained, but we cannot assure you that we will be able to obtain such approval in a timely manner or at all. Failure to obtain such approvals and permit may subject us to fines or disrupt our operations and construction, which may materially and adversely affect our business, results of operations and financial condition.

We are subject to comprehensive regulation by the PRC legal system, which is uncertain. As a result, it may limit the legal protections available to us and we may not be now, or remain in the future, in compliance with PRC laws and regulations.

Foshan, our operating company, is incorporated under and is governed by the laws of the PRC, where all of our operations are conducted. The PRC government exercises substantial control over virtually every sector of the PRC economy, including the production, distribution and sale of nonwovens. In particular, we are subject to regulations and administration by local and national branches of the Ministry of Environmental Protection, the Ministry of Commerce, as well as the General Administration of Quality Supervision, Inspection and Quarantine, the State Administration of Foreign Exchange, General Administration of Customs, the State Administration of Taxation and other regulatory bodies. In order to operate under PRC law, we must have valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

Foshan is subject to PRC accounting laws, which require that an annual audit be performed in accordance with PRC accounting standards. The PRC foreign-invested enterprise laws require that our subsidiary, Foshan, submit periodic fiscal reports and statements to financial and tax authorities and maintain its books of account in accordance with Chinese accounting laws. If PRC authorities were to determine that we were in violation of these requirements, we could lose our business license and be unable to continue operations temporarily or permanently.

The legal and judicial systems in the PRC are still rudimentary. The laws governing our business operations are sometimes vague and uncertain and enforcement of existing laws is inconsistent. Thus, we can offer no assurance that we are, or will remain, in compliance with PRC laws and regulations. Because of the vagaries of implementation, interpretation and enforcement of PRC laws, our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.

We could incur severe penalties if we fail to comply with the Foreign Corrupt Practices Act which prohibits U.S. companies from engaging in bribery and prohibits payments to foreign officials for the purpose of obtaining or retaining business.

We are required to comply with the United States Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies from engaging in bribery or making prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. The PRC also strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Our employees, agents, representatives and consultants may not always be subject to our control. If any of them violates FCPA or other anti-corruption law, we might be held responsible. We could suffer severe penalties in that event. In addition, the U.S. government may seek to hold us liable for successor liability FCPA violations committed by companies in which we invest or which we acquire.

The RMB is not a freely convertible currency and governmental control of currency conversions could limit our ability to distribute and/or obtain sufficient foreign currency to support our business operations in the future, may affect the value of our stock.

All of our revenue is earned in RMB, and current and future restrictions on currency conversions may limit our ability to use revenue generated in RMB to make dividend or other payments in U.S. dollars. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB  for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at PRC banks specifically authorized to conduct foreign-exchange business and register foreign exchange transactions with the PRC government. This would impair our ability to pay dividends and could reduce the value of our stock.

In addition, conversion of foreign currencies for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility. In addition, failure to comply with any other PRC foreign exchange regulations may result in difficulties in converting foreign currency funds raised offshore into RMB and injecting such capital into our PRC operating company. These restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

Fluctuation of the exchange rate of the RMB against the US dollar could result in foreign currency losses.

In 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the United States dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the United States dollar of approximately 17.5% from July 1, 2005 through September 1, 2009.  There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the United States dollar.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB, appreciation of the RMB against the U.S. dollar could reduce the value in RMB of the proceeds of the financing. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes, and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our business and dividends would be reduced. In addition, the depreciation of significant U.S. dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Our PRC stockholders are required to register with SAFE; their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

The State Administration of Foreign Exchange, or SAFE, issued a public notice in October 2005, or the SAFE No. 75 Notice, requiring PRC residents, including both legal persons and natural persons, to register with the applicable local SAFE branch before establishing or controlling any company outside China, referred to as an “offshore special purpose company” for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any asset located in China. If any PRC shareholder of an offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and remitting the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Mr. Jie Li, Mr. Li Jun, Mr. Li Shiyi, Ms. Wei Yang, and Ms. Song Huaying (collectively the “Individual Founders”) are PRC residents and the ultimate shareholders of Foshan. To the best of our knowledge, at the date hereof, the Individual Founders are subject to the registration requirements of SAFE No. 75 Notice. We are informed that Foshan has requested the Individual Founders to make the necessary applications and filings as required under the SAFE No. 75 Notice. We are informed by Foshan that the Individual Founders have liaised with the SAFE branch in Guangdong province and upon its confirmation, they will apply for the SAFE registration. However, we cannot assure you that the SAFE branch in Guangdong province will accept the application or the Individual Founders can obtain the SAFE registration. The failure or inability of the Individual Founders to receive any required approvals or make any required registrations may subject us and the Individual Founders to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit Foshan’s ability to make distributions or pay dividends or affect the ownership structure, as a result of which our business operations and Foshan’s ability to distribute profits to us could be materially and adversely affected.

PRC regulation of loans to and direct investment by offshore holding companies in PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating companies, which could materially and adversely affect our liquidity and ability to fund and expand our business.

As an offshore holding company of a PRC operating Company, we may make loans or additional capital contributions to our existing or future PRC operating companies. Any loans to our PRC operating companies are subject to PRC regulations. For example, loans to our operating companies in China to finance their activities may not exceed statutory limits and must be registered with SAFE. If we decide to make capital contributions to our operating entities in the PRC, the PRC Ministry of Commerce, or MOFCOM, (or MOFCOM’s local counterpart, depending on the amount involved) must approve these capital contributions. We cannot assure you that we will be able to obtain these government approvals or registrations on a timely basis, if at all, with respect to any such capital contributions or shareholder loans. If we fail to receive such approvals or registrations, our ability to use the proceeds of this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our ability to fund and expand our business.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from the foreign currency-denominated capital may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for in its business scope. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including imposing substantial fines on us. Therefore, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to our subsidiary in the PRC, which may adversely affect the business expansion of Foshan.

The new provisions of the PRC Labor Contract Law may substantially increase our labor-related costs in the future.

The PRC Labor Contract Law, which became effective as of January 1, 2008, contains many provisions which are more favorable to employees than prior labor regulations in effect in China. This may substantially increase our labor-related costs in our future operations. According to the new law, an employee is entitled to terminate his or her employment relationship with his or her employer for certain causes, such as delay in payment of wages or social insurance contribution or dissatisfactory labor protection, and under such circumstances the employer is liable to pay compensation to the employee. The amount of such compensation payment shall be one month's salary for each year that the employee has served the employer. If the monthly wage of an employee is three times greater than the average monthly wage in the previous year for employees as announced by the people’s government at the municipal level directly under the central government or at the city-with-district level where the employer is located, the compensation paid must be three times the average monthly wage of employees up to a maximum of not more than 12 years of work. We may also be liable to compensate an employee if we decide to terminate an existing employment contract before its expiration. Under the new law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties. Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn.  No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may substantially increase our labor-related costs in the future.

Our operating subsidiary’s failure to comply with PRC regulations requiring it to open and contribute to housing accounts for its  employees could cause us to have to pay unpaid housing funds and subject us to fines and employee claims which would harm our business and reputation.

Under applicable PRC regulations, PRC enterprises are required to open housing fund accounts and contribute funds to those accounts for their employees. The monthly contributions must be at least 5% of each employee’s average monthly income in the prior year. Foshan has not opened the housing funds accounts since its establishment. As of September 20, 2010, the accumulated unpaid amount is approximately RMB 1.516 million (approximately $222,360).  The local housing funds administrative authority may require Foshan to pay the funds due within a specified time period. If Foshan fails to do so within the specified time period, the local housing authority may seek judicial enforcement against Foshan to make such payment.  Foshan could be also be subject to fines imposed by the housing funds administrative authority of a minimum of  RMB10,000 (approximately $1,471) and  maximum of RMB 50,000 (approximately $7,353). Our current and former employees are also entitled to claim their housing funds individually by arbitration or action. As of the date of this prospectus, we are not subject to any claims from our employees in connection with our failure to open or contribute to housing fund accounts. If any of our employees brings such action against us and the arbitration award or court judgment was made in their favor, we would have to pay the total amount of housing funds due to the employee. Our payment to rectify our non-compliance with employee’s housing provident funds regulations would require us to divert our financial resources and thus will negatively impact our operations and our liquidity.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer (“Circular 698”) which was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released Circular 698 on December 10, 2009 that addresses the transfer of shares by nonresident companies. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a PRC enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate and quantify the effective tax in the country or jurisdiction and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are no formal declarations with regard to how to interpret “abuse of form of organization” and “reasonable commercial purpose,” to determine compliance with Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

Enforcement against us or our directors and officers may be difficult and you could be unable to collect amounts due to you in the event that we or any officer or director violates applicable law.

Our operating company, Foshan, is located in the PRC and substantially all of our assets are located in the PRC. Most of our current officers and directors are residents of the PRC, and most of their assets are located in the PRC. As a result, it could be difficult for investors to effect service of process on us or those persons in the United States, or to enforce a judgment obtained in the United States against us or any of these persons. In addition, it may be difficult to bring an original action in a PRC court to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise. See the section of this prospectus entitled “Service of Process and Enforcement of Judgments” below.

If we lose our land use rights we would be required to identify another site for our operations and obtain the land use rights for that land. We would then have to relocate and move our operations to the new site, which would interrupt our business and would require us to incur relocation and build out costs at the new site, all of which would have a negative effect on our financial condition and results of operations.

We do not own the land where our plant and facility is located, for in China, there is no private ownership of land, and land is owned by the state or rural collective economic organizations.  In the case of land used for industrial purposes, land use rights can be obtained from the government for a period of up to 50 years, and are typically renewable. Land use rights, however, can be revoked, and land users can be forced to vacate at any time, if redevelopment of the land is deemed to be in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We have incurred costs in building on the land on which our plant and machinery are located. If we lost our land use rights (including as a result of failure of the government to renew our land-use right certificate) we would be required to relocate and move our operations to a new site, which would interrupt our business and would require us to incur relocation and build out costs at the new site, all of which would have a negative effect on our financial condition and results of operations .

The approval of the PRC Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and failure to obtain such approval, if required, could have a material adverse effect on our business and could also create uncertainties for this offering.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or the M&A Rule, which took effect on September 8, 2006 and was further amended on June 22, 2009, to more effectively regulate foreign investment in PRC domestic enterprises. The M&A Rule requires offshore special purpose vehicles, or SPVs, formed for the purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that SPVs are required to submit when seeking the CSRC approval for their listings outside of China. The interpretation and application of the M&A Rule is currently unclear. However, our PRC counsel has advised us that based on its understanding of the current PRC laws, rules and regulations and the M&A Rule, the M&A Rule does not require us to obtain prior CSRC approval for this offering and was not required for our reverse acquisition of Hong Hui Holdings Limited because Foshan was established as a qualified foreign-invested enterprise before September 8, 2006, the effective date of the M&A Rule.

However, if the CSRC or another PRC regulatory agency subsequently determines that prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may limit our operating privileges, delay or restrict the repatriation of the proceeds from this offering into China or payment or distribution of dividends by Foshan, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our common stock. Also, if the CSRC later requires that we obtain its approval, we may be unable to meet or obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.

We cannot predict when the CSRC will promulgate additional implementing rules or other guidance, if at all. If implementing rules or guidance is issued prior to the completion of this offering and consequently we conclude we are required to obtain CSRC approval, this offering will be delayed until we obtain CSRC approval, which may take several months or longer. Furthermore, any delay in the issuance of such implementing rules or guidance may create additional uncertainties with respect to this offering. Moreover, implementing rules or guidance, to the extent issued, may fail to resolve current ambiguities under the M&A Rule. Uncertainties and/or negative publicity regarding the M&A Rule could have a material adverse effect on the trading price of our common stock.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex than in the past. After the promulgation of the M&A Rule, the PRC government can now exert more control over the acquisitions of Chinese companies, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. We may grow our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share by share or asset acquisition of the PRC companies.

The discontinuation of any preferential tax treatment currently available to us in the PRC or imposition of any additional PRC taxes on us could adversely affect our financial condition and results of operations.

Before January 1, 2008, pursuant to the then applicable enterprise income tax laws in China, foreign-invested companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively, and could often be granted various preferential tax treatments including preferential tax rates and tax holidays.  Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both effective on January 1, 2008, a unified EIT rate of 25% and unified tax deduction standard is applied equally to both domestic-invested enterprises and foreign-invested enterprises, or FIEs.  The New EIT Law provides a five-year transitional period starting from its effective date for those enterprises which were established before March 16, 2007, the promulgation date of the New EIT Law. Enterprises established prior to March 16, 2007 are eligible for certain prescribed preferential tax rate in accordance with the then applicable income tax laws and administrative regulations and gradually become subject to the new statutory EIT rate of 25% over a five-year transition period starting from January 1, 2008.  For enterprises granted qualified tax holidays, such tax holidays continue until their expiration in accordance with previous tax laws and regulations, but where the tax holiday has not yet started because of a cumulative loss position, such tax holiday shall be deemed to commence from 2008, the first effective year of the New EIT Law. Currently, Foshan enjoys a 12.5% income tax preferential rate, which expires December 31, 2012. Thereafter,  the expiration of Foshan’s preferential tax treatment will reduce our profitability and affect our financial results.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The New EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC “tax resident enterprises” and will generally be subject to the uniform 25% PRC EIT  rate on their global income. In addition, a tax circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation rules to the New EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. In addition, the tax circular mentioned above details that certain Chinese-invested enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management bodies” which are applicable to our company or our overseas subsidiary. A substantial majority of the members of our management team as well as the management team of some of our overseas subsidiary are located in China. If our company or any of our overseas subsidiaries is considered a PRC tax resident enterprise for PRC EIT purposes, a number of unfavorable PRC tax consequences could follow. First, our company or our overseas subsidiaries will be subject to the uniform 25% EIT rate as to our global income as well as PRC EIT reporting obligations. Second, dividends payable by us to our investors and gain on the sale of our shares may become subject to PRC withholding tax as described below.

Dividends payable by us to our foreign investors and gain on the sale of our shares may become subject to taxes under PRC tax laws.

Under the New EIT law and its implementation rules, if we are considered a “resident enterprise”, income tax at the rate of 10% must be withheld on dividends payable by us to investors that are “non-resident enterprises” if such investors do not have an establishment or place of business in China or if, the relevant income is not effectively connected with an establishment or place of business in China. Similarly, any gain realized on the transfer of our common stock by such investors is also subject to a 10% PRC withholding income tax if such gain is regarded as income derived from sources within China and we are considered a “resident enterprise” for PRC EIT purposes. It is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a withholding tax of 10% for our non-PRC enterprise investors or a potential withholding tax of 20% for individual investors is imposed on dividends we pay to them and with respect to gains realized by such investors upon transfer of our common stock. In addition to the uncertainty surrounding “resident enterprise” classification, it is also possible that the rules may change in the future, possibly with retroactive effect. If we are required under the New EIT law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of our common stock under the circumstances mentioned above, the value of your investment in our common stock may be materially and adversely affected. It is unclear whether holders of our common stock would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC “resident enterprise”.

We rely on dividends paid by Foshan for our cash needs, and any limitation on the ability of Foshan to make payments to us could have a material adverse effect on our ability to conduct our business.

As a holding company, we conduct substantially all of our business through our consolidated subsidiaries incorporated in China.  We rely on dividends paid by these PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses.  The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.  Foshan is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. As a result, Foshan’s ability to transfer a portion of its net assets to us in the form of dividends, loans or advances is limited. In addition, if Foshan incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of Foshan to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Further, according to the Circular on Issues Concerning Outward Remittance of Profit, Stock Dividends and Stock Bonuses Processed by Designated Foreign Exchange Banks, or Circular 29, issued by the SAFE on September 22, 1998, and amended on September 14, 1999, a foreign-invested enterprise whose registered capital has not been fully paid as provided by the terms of its articles is not allowed to remit its profits or dividends abroad unless a special approval by the SAFE is granted. Circular 29 limits the ability of Foshan to remit funds to us, which could materially and adversely limit our ability to expand our business, make investments or acquisitions, pay dividends and otherwise fund and conduct our business.

All participants in our stock incentive plan who are PRC citizens may be required to register with SAFE and failure to comply may subject us and such participants to fines and legal sanctions. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors, employees and other parties under PRC laws.

In September 2010 we adopted a stock incentive plan under which we may make option grants and other awards to our officers, key employees, directors and consultants. All of our officers and directors, other than Chris Bickel and Richard M. Cohen, are PRC citizens.

On March 28, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” We believe that under Circular 78, PRC citizens and residents who are granted stock or options under our stock incentive plans are required to register with SAFE or its local counterparts and request us (or engage domestic agents) to handle various foreign exchange matters associated with their stock incentive plans. In addition, as the employer, we are (or a PRC agent is) required, on behalf of PRC recipients of stock awards, to apply annually to SAFE or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals’ exercise of the employee stock options. The foreign exchange proceeds received by the PRC persons from the sale of shares under our stock incentive plan are required to be remitted to bank accounts in China opened by their employers or PRC agents.

The registration and approval requirements set forth in Circular 78 will be burdensome and time consuming on us.  If we fail to comply, our PRC subsidiary (if deemed to a domestic agent as defined under Circular 78) and participants of our stock incentive plan who are PRC citizens may be subject to fines and legal sanctions and we may be prevented form granting equity compensation to our officers, key employees, directors and consultants who are PRC citizens, in which event we will have to find alternative methods (such as addition salary and bonuses) to compensate such persons which would adversely affect our cash flow and business operations.

Risks Associated with this Offering

Our executive officers and directors beneficially own a significant portion of our common stock and may take actions that are contrary to your interests and that could reduce the value of your stock.

Our chief executive officer and director Jie Li, our president of sales and director Law Wawai and our director Li Jun, beneficially own an aggregate of approximately 69.7% of our common stock.   Even assuming conversion of all of the outstanding convertible notes and the exercise of all our warrants, they will own a significant portion of our outstanding common stock.  As a result, they will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. In any such stockholder vote, their interests may differ from that of other stockholders and they could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

We do not intend to pay cash dividends in the foreseeable future which may negatively affect the price of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our future earnings, financial condition and such other business and economic factors as our management may consider relevant.  In addition, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Foshan, our PRC-based operating company, which, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Risks Related to Doing Business in China” above.

There is currently no trading market for our common stock and an active trading market may not develop after the offering.

Our shares are not currently traded on any exchange. We have applied to have our common stock listed on the NASDAQ Capital Market. On the consummation of the public offering, we believe that we will satisfy the listing requirements and expect that our common stock will be listed. Such listing, however, is not guaranteed. The underwriters are not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice. Neither we nor our underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

Our common stock may be delisted from the NASDAQ which could negatively impact the price of our common stock and our ability to access the capital markets.

The listing standards of the NASDAQ Capital Market provide that a company, in order to qualify for continued listing, must maintain a minimum stock price, satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If, after listing, we fail to comply with all listing standards applicable to issuers listed on the NASDAQ Capital Market, our common stock may be delisted. If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our shareholders. In addition, the delisting of our common stock could hinder our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could impair our ability to raise capital. Delisting from the NASDAQ Capital Market could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

Future sales or perceived sales of our shares of common stock could depress our stock price.

All of our executive officers and directors and certain of our shareholders have agreed not to sell shares of common stock for a period of 90 days following this offering.  In addition, all of the selling stockholders listed in the resale prospectus have agreed not to sell shares of their common stock for a period of 90 days following this offering.  See “Underwriting.” Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended.  As we are a former “shell” company  (as that term is defined in Rule 12b-2 under the Exchange Act), none of the shares held by our current shareholders are freely tradable, however commencing on February 12, 2011 those shares will be eligible for resale under Rule 144 subject to the restrictions set forth in Rule 144.  See “Shares Eligible for Future Sale.”  If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline. Moreover, the perceived risk of dilution from this offering or other potential sales could cause shareholders to attempt to sell their shares and investors to short shares of our common stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

You will experience immediate and substantial dilution in your investment.

The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which was $1.06 as of June 30, 2010. Therefore, when you purchase our common stock in this offering at an assumed public offering price of $6.00 per share, you will incur immediate dilution of $4.94 per common share. Holders of the common stock will experience further dilution if options, warrants or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted, or if we issue additional shares of our common stock, at prices lower than our net tangible book value at such time.

We will retain broad discretion in using the net proceeds from this offering and may spend a substantial portion in ways with which you do not agree.

While we presently expect to use most of the net proceeds of this offering to acquire manufacturing equipment to commence production of PPS products, our management will retain broad discretion to allocate the net proceeds we receive from this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree, or which do not increase the value of your investment. Our management might not be able to achieve a significant return, if any, on any investment of these net proceeds.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND
OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things,

•	our projected sales, profitability and cash flows;
•	our growth strategies;
•	anticipated trends in our industry;
•	our future financing plans; and
•	our anticipated needs for working capital.

In some cases they are identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, future performance, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur and you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $           ($          if the underwriters exercise their over-allotment option) from the sale of 4,166,667 shares of common stock offered hereby after deducting (i) $   million for underwriting discounts and commissions, (ii) estimated expenses of the offering of $   and (iii) the $    success fee payable on closing to United Best, our foreign advisor, controlled by our director, Mr. Li Jun. We intend to use the net proceeds of the offering to purchase and install three new production lines to manufacture PPS materials which will increase our annual output to 11,600 tons of nonwoven material. The estimated cost of the production lines is approximately $20 million with the balance of the net proceeds expected to be used for working capital and general corporate purposes.

We believe that the proceeds of this offering when added to our existing working capital will be sufficient to fund our operations for the foreseeable future.

DETERMINATION OF OFFERING PRICE

The public offering price of the common stock offered by this prospectus will be determined by negotiations between us and the underwriters. Factors to be considered in determining the public offering price include:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we compete;
•	our current financial condition and the prospects for our future cash flows and earnings;
•	the general condition of the economy and the securities markets at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	the public demand for our securities.

The prices at which the common stock will sell in the public market after this offering, however, may not equal or exceed the public offering price.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. In addition, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Foshan, our PRC-based operating company, which, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

 EXCHANGE RATE INFORMATION

The following table sets forth various information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in the city of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. As of October 7, 2010, the noon buying rate was RMB 6.69050 to US$1.00.

	Noon Buying Rate
Renminbi per U.S. Dollar	Average(1)	High	Low	Period- End
Year Ended December 31
2005	8.1826	8.2765	8.0702	8.0702
2006	7.9579	8.0702	7.8041	7.8041
2007	7.5806	7.8127	7.2946	7.2946
2008	6.9193	7.2946	6.7800	6.8225
2009	6.8408	6.8430	6.7880	6.8372
For the months of 2010
January	6.8269	6.8258	6.8295	6.8268
February	6.8285	6.8258	6.8330	6.8258
March	6.8262	6.8254	6.8270	6.8258
April	6.8256	6.8229	6.8275	6.8247
May	6.8227	6.7911	6.8323	6.8305
June	6.8184	6.8323	6.7815	6.7815
July	6.7762	6.7807	6.7709	6.7735
August	6.7873	6.8069	6.7670	6.8069
September (through September 24)	6.7514	6.8102	6.7035	6.7035

(1)
Averages for a period are calculated by using the average of the exchange rates on the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

CAPITALIZATION

The table set forth below depicts our capitalization and cash and cash equivalents as of June 30, 2010, on an actual and pro forma basis, as follows:

•	On an actual basis;
•
On a pro forma basis to give effect to the conversion of our issued and outstanding convertible notes into 1,971,429 shares of common stock (assuming a public offering price of $6 per share) immediately prior to the closing of this offering (which notes are convertible into shares of common stock at $2.10 per share which represents a 65% discount to the assumed $6 offering price) and the issuance of 30,000 shares of restricted common stock to one of our independent directors; and

•
On a pro forma basis as adjusted to reflect the sale of 4,166,667 shares of common stock in this offering by us at an assumed public offering price of $6.00 per share, after deducting estimated underwriting discounts and commissions and other offering expenses (assuming the underwriters do not exercise their over-allotment option), but before the United Best’s fee.

			Pro Forma
	Actual	Pro Forma	As Adjusted
	(unaudited)	(unaudited)	(unaudited) (1)
Cash	$6,289,179	$6,289,179	$28,289,179
Cash equivalents	44,238	44,238	44,238
Total cash and cash equivalents	6,333,417	6,333,417	28,333,417

Total liabilities	7,845,182	4,540,075	4,540,075
Common stock, $0.001 par value; 200,000,000 shares authorized; 15,235,714 shares issued and outstanding, actual; 17,237,143 shares issued and outstanding, pro forma; and 21,862,183 shares issued and outstanding, pro forma as adjusted	15,236	17,237	21,862
Additional paid-in capital	8,205,582	14,734,360	36,729,243
Accumulated other comprehensive income	1,682,374	1,682,374	1,682,374
Retained earnings	6,824,980	3,599,830	3,599,830
Total stockholders’ equity	$16,728,172	$20,033,279	$42,033,279

(1)           A $1.00 increase (decrease) in the assumed public offering price of $6.00 per share, would increase (decrease) each of the additional paid in capital, total stockholders equity and total liabilities and stockholders equity by $3,750,000 and ($3,750,000) respectively, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

Purchasers of shares of our common stock in the offering will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the public offering price paid by purchasers of our common stock exceeds the net tangible book value per share of common stock after the offering.

Our net tangible book value per share as of June 30, 2010 was $1.06. Net tangible book value per share represents consolidated tangible assets, less consolidated liabilities, divided by the aggregate number of shares of common stock outstanding.

Our pro forma consolidated net tangible book value as of June 30, 2010 was $19,501,773, or $1.13 per share of common stock. Pro forma consolidated net tangible book value per share represents consolidated tangible assets, less consolidated liabilities, divided by 17,237,143 (the aggregate number of shares of common stock outstanding, assuming conversion of the convertible notes immediately prior to the closing of this offering).

After giving effect to the sale by us of the 4,166,667 shares of common stock in this offering, at an assumed public offering price of $6.00 per share and the receipt and the application of the estimated net proceeds of $22,000,000 (after deducting the underwriting discounts and commissions, the estimated offering expenses payable by us, and fee payable to United Best) our pro forma consolidated net tangible book value at June 30, 2010, as adjusted, would have been $41,501,773 or $1.90 per share. This represents an immediate increase in pro forma consolidated net tangible book value to existing stockholders of $0.77 per share and an immediate dilution to new investors of $4.10 per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of common stock sold in this offering and the pro forma consolidated net tangible book value per share immediately after this offering.

The following table illustrates this per share dilution:

Assumed public offering price	$6.00
Pro forma consolidated net tangible book value per share as of June 30, 2010	1.13
Increase in pro forma net tangible book value per share attributable to existing stockholders	0.77
Pro forma consolidated net tangible book value per share, as adjusted for this offering	1.90
Dilution per share to new investors	$4.10

A $1.00 increase (decrease) in the assumed public offering price of $6.00 per share would increase (decrease) our pro forma consolidated net tangible book value after this offering by $3,750,000 (in the case of $1.00 per share increase) or $(3,750,000) (in the case of a $1.00 per share decrease), and the dilution per share to new investors by $4.27 and ($3.93), respectively, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions, estimated offering expenses payable by us, and the fee payable to United Best.

The following table sets forth the number of shares of common stock purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed public offering price of $6.00 per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us and the fee payable to United Best.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	15,265,714	71.3%	$16,728,172	36%	$1.10
Shares issuable to noteholders immediately prior to closing of the offering	1,971,429	9.2%	4,140,000	9%	2.10
New investors in this offering	4,166,667	19.5%	25,000,000	55%	6.00
Total	21,403,810	100%	$45,868,172	100%

If the underwriters’ over-allotment option to purchase common stock is exercised in full, the pro forma consolidated net tangible book value after giving effect to this offering would be $2.00 per share, and the dilution in pro forma consolidated net tangible book value per share to investors in this offering would be $4.00 per share. Furthermore, the number of shares of common stock held by existing stockholders would be 17,695,516, or 77% of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors would be increased to 4,791,667, or 23% of the aggregate number of shares of common stock outstanding after this offering.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock does not trade and is not quoted on any public market. We have applied to have our common stock listed on the NASDAQ Capital Market. We expect our listing to be effective prior to the date of this prospectus. No assurance can be given that our listing application will be approved.

Holders

As of the close of business on October 7, 2010, we had approximately 212 shareholders of record of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock

Securities authorized for issuance under equity compensation plans

The following table summarizes the equity compensation plans under which our securities may be issued as of September 30, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans(excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	—		—
Equity compensation plan not approved by security holders	430,000		$(1)	1,756,218
Total

Our Board of Directors adopted the China SLP Filtration Technologies Inc. 2010 Stock Incentive Plan, or the 2010 Plan, on September 3, 2010.  All our officers and key employees, directors and consultants, including those of our subsidiaries and affiliates, who are responsible for or contribute to the management, growth and/or profitability of our business, are eligible for participation in the 2010 Plan. Two Million  One Hundred Eighty Six Thousand Two Hundred Eighteen (2,186,218) shares of our common stock (or such number of shares as shall equal ten percent of the shares of common outstanding on a fully diluted basis after giving effect to the offering and the conversion of the note) have been authorized and reserved for the 2010 Plan. We may issue stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and other stock-based awards under the 2010 Plan.

(1)   On September 3, 2010, as required by the terms of his agreement with the Company entered into in June 2010, the Board awarded Richard Cohen 30,000 shares of restricted two thirds of which are subject to restrictions on transfer and are subject to forfeiture with the restrictions lapsing as to one-third of the shares on the first anniversary of the date of grant and as to one-third on the second anniversary of the date of grant in the event Mr. Cohen continues to be a director on those dates.  On September 3, 2010, under the 2010 Plan and in connection with his appointment as Chief Financial Officer, the Board granted Eric Gan an option to purchase 400,000 shares at an exercise price equal to the public offering price of this offering.  The option shall vest and be exercisable as follows; 160,000 shares will vest and become exercisable on July 31, 2011; 120,000 shares will vest and become exercisable on July 31, 2012; 120,000 shares will vest and become exercisable on July 31, 2013.  In the event that the employment is terminated within 12 months from the employment agreement date by the Company without cause, 160,000 shares shall be vested immediately on the termination date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus.

Overview

This section discusses and analyses our results of operations and financial condition, including the results and condition of our operating company, Foshan, which have been consolidated with our own results for all periods presented. This discussion is intended to help you understand our financial results and the current facts and trends that may cause them to change, so that you may make informed judgments about our likely financial results in the future and, insofar as those results may affect our stock price and informed investment decisions.

This discussion should be read in conjunction with our audited financial statements and accompanying notes as of September 30, 2009, and for the year then ended and the unaudited consolidated interim financial statements for the nine months ended June 30, 2010.

References to 2009 and 2008 refer to the fiscal years ended September 30, 2009 and 2008, respectively.

General

We are a PRC based manufacturer of nonwoven fabrics. We currently manufacture two types of PET nonwoven fabrics which are used in a wide range of products, including filtration products, road construction materials, home furnishings, automobile interior insulation and industrial packaging.

Our current PET products are sold primarily to PRC-based manufacturers which use our products as raw material components for end-products they sell to their customers. We recently developed a manufacturing process to manufacture polyphenylene-sulfide fiber, or PPS nonwoven fabric, which is the key product line around which our long-term growth strategy is centered.

Based on lab tests which we conducted internally we believe that our PPS nonwoven fabric is superior to other currently available high temperature filtration material because it is lighter, thicker, stronger, has higher air permeability and filtration efficiency and  significantly cheaper to produce.  Due to the superior characteristics of our PPS product coupled with the demand created by these new regulations, we believe that our PPS material will become a market leader for high temperature filtration applications. We expect to sell our PPS nonwoven products to operators of coal fired power plants, garbage incinerators and other heavy industrial plants.

We intend to continue to manufacture PET nonwovens but we expect that the sales of our PPS nonwoven fabrics will ultimately eclipse the sales of our existing PET nonwoven products and become our main product offering.

Our manufacturing facility, which is located in Foshan City, Guangdong Province, PRC, currently has three production lines for PET nonwovens with annual product capacity of 8,000 tons. We plan to begin commercial production of our PPS nonwoven fabric in the latter part of 2010 with the addition of three high tech production lines with annual production capacity of 3,600 tons, which will bring our total overall production capacity to 11,600 tons per year.

Important Factors Affecting our Results of Operations

The most significant factors that could affect our financial condition, costs and results of operations in the future are:

Fluctuations in Price of Polyester:   Polyester is the principal raw material used in our operations and its price fluctuations affect our business operations. For the three month period ended June 30, 2010, 98.7% of our raw materials consisted of polyester, the cost of which increased with the price of oil. The increase in the purchase price of our raw materials resulted in a reduction of gross profit by $0.29 million and $1.01 million, for the three and nine months ended June 30, 2010, respectively compared to the three and nine months ended June 30, 2009. We expect the price level of polyester to remain stable for the remainder of 2010. However, if the price increases our gross profit will be negatively affected.

Our ability to successfully commercialize our PPS manufacturing process:  Our future growth and profitability will depend on our ability to successfully commercialize our PPS manufacturing process. To date, we have not sold any PPS nonwoven products but expect sales to commence after we commence production of PPS nonwoven material in late 2010.

The effectiveness and market acceptance of our new product offerings. Market perception and acceptance of our PPS nonwoven materials by coal fired power plants and other potential users as a filtration device for carbon and other emissions will largely dictate the rate at which our company will grow if at all.

Our Ability to Raise Additional Financing.  To continue to grow in the future, we will need to purchase more PPS production equipment which will require us to raise additional financing. As of the date of this prospectus, we believe the U.S. capital markets are facing many difficulties. Potential sources of additional financing may be unwilling or unable to provide us with the additional financing we need to fully carry out our expansion plans. If we are unable to obtain additional financing, we will fund our expansion with operating cash flow which may be inadequate to allow us to grow at our desired rate.

Degree of enforcement of new PRC Environmental Regulations. The degree to which the PRC government enforces its recently adopted regulations relating to carbon and other pollutant emissions by coal fired power plant operators and other plant operators that operate coal fired facilities that are not currently in compliance with those regulations will have an impact on the demand for our PPS bag filters.

Possible financial exposure resulting from our failure to contribute housing provident fund:   Under PRC regulations we are required to open housing funds accounts and make monthly contributions of at least 5% of each employee’s average monthly income in the previous year. We have not contributed housing funds for our employees because this practice has been permitted by local authorities. The accumulated unpaid amount is approximately RMB 1.5 million (approximately $220,000). If the local authorities began to enforce these regulations and we are forced to contribute to the funds, our current year’s net income would be reduced by $28,320 and retained earnings would be reduced by $213,000. The housing funds administrative authorities are permitted to impose a fine of not less than RMB10, 000 (approximately $1,471) and no more than RMB50,000 (approximately $7,353) which would further reduce our net income by  the amount of the fine.

Tax uncertainty.  We believe that our taxable income and deductions were calculated pursuant to the PRC tax laws and regulations and were substantiated by our financial data. However, changes in PRC tax laws and regulations may have an adverse and retroactive impact on our financial position and results of operations. In addition, the local tax authority at Foshan may change its interpretation and enforcement of the PRC tax laws and regulations which could have an adverse and retroactive impact on our financial position and results of operations.  The company is not able to predict any such changes, and thus we cannot reasonably estimate the amount of the potential impact.

Results of Operations

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

The following table shows, for the periods indicated, information derived from our consolidated statements of income in US dollars and as a percentage of net sales (percentages may not add due to rounding). See the financial statements of the Company and the related notes thereto and other financial information included elsewhere in this report.

	Three Months Ended June 30
	2010 (unaudited)		2009 (unaudited)
	Amount	%	Amount	%
Net sales	$5,072,791	100%	$2,482,212	100%
Cost of sales	3,537,571	70%	1,779,328	72%
Gross profit	1,535,220	30%	702,884	28%
Selling, general and administrative expense	701,436	14%	266,101	11%
Operating income	833,784	16%	436,783	18%
Interest income	10,106	0.2%	2,104	0%
Interest expense	(764,794)	15%	(65,162)	3%
Loss on disposition of fixed assets	-		(16,263)	1%
Changes in fair value of warrants	362,000	7%	-	0%
Net income before taxes	441,096	9%	357,462	14%
Income tax provision	6,328	0%	-	0%
Net income	$434,768	9%	$357,462	14%

Net sales

Net sales consisted of sales of needle punched PET nonwoven fabric and thermal calendared products. Our net sales for the three month period ended June 30, 2010 were $5,072,791, an increase of $2,590,579, or 104%, from $2,482,212 for the same period of the prior year. The increase in net sales was largely attributable to higher sales volume after a new production line used to manufacture needle-punched nonwoven fabric was installed in February 2009. Sales of needle-punched PET products for the three month period ended June 30, 2010 were $2,054,318, an increase of $1,535,566, or 296%, over the prior year. In addition, sales of thermal calendared PET materials for the three month period ended June 30, 2010 were $3,018,473, an increase of $1,062,855, or 59%, from $1,955,618 for the same period of the prior year.

Cost of Sales

Cost of sales principally consists of the cost of raw materials, labor and manufacturing overhead expenses.

Our cost of sales for the three month period ended June 30, 2010 was $3,537,571, an increase of $1,758,243, or 99%, from $1,779,328 for the same period in the prior year. The primary reason for the increase in cost of sales was an increase in our raw materials costs, which we believe was in line with our increased sales volume.  98.7% of our raw material costs consist of polyester, the cost of which increased with the price of oil.

Our raw material cost as a percentage of net sales increased to 56% for the three month period ended June 30, 2010, compared to 51% for the same period of the prior year, due to the raw materials associated with 2010 sales being more expensive than in the prior year. As a component of the cost of sales, raw material expense increased to $2,833,820 for the three months ended June 30, 2010 from $1,261,928 for the same period in the prior year. The $1,571,892 increase was due to higher pricing and increases in raw material usage. The change in material pricing contributed approximately 22% and the higher volume contributed approximately 78% of the total increase in raw material cost.

Labor cost accounted for 1% of net sales for the three month period ended June 30, 2010, the same level for the same period of the prior year.

Overhead expenses were 13% of net sales for the three month period ended June 30, 2010, compared to 18% of net sales for the same period of the prior year due to greater capacity utilization rates with the addition of our new production line in February 2009.

Gross Profit

Our gross profit for the three month period ended June 30, 2010 was $1,535,220, an increase of $832,336, or 118%, from $702,884 for the same period in the prior year. The increase in gross profit resulted primarily from the increase in our net sales.  As a percentage of net sales, gross profit was 30% for the three month period ended June 30, 2010, compared to 28% for the same period last year. The improved gross profit margin was primarily attributed to lowered overhead cost as a percentage of the net sales.

Selling, General and Administrative Expenses

Selling expenses include salaries, advertising expenses, rent, cost of manufacturing and all expenses directly related to producing and selling our products. General expenses include general operating expenses that are directly related to the general operation of the company, but excluding selling and administrative expenses. Administrative expenses include executive salaries and other expenses related to the overall administration of the company.

Selling, general and administrative expenses for the three month period ended June 30, 2010 were $701,436, an increase of $435,335, or 164%, compared to $266,101 for the same period in the prior year. The increase was primarily due to increase of $47,219 in delivery charges related to overseas sales and $309,040 in legal fees and other expenses related to the Company’s planned public offering.

Other Income and Expenses

Interest expense for the three month period ended June 30, 2010 was $764,791, compared to $65,162 for the same period in the prior year. Interest expense as a percentage of sales increased to 15% for the three month period ended June 30, 2010 from 3% for the same period of the prior. The increase in interest expense was mainly attributed to our adoption of derivative accounting rules under ASC 815-40 to record $4,140,000 of convertible loan notes. These accounting rules require us to accrete interest expense, in an amount of $609,900 quarterly, based on the term of the notes and note discount. Excluding the derivative-accounting-driven interest expense, our interest expense for this three month period remained the same level as for the same period of last year. The accreted interest expense was partially offset by the fair value change of the warrants after re-measurement at this reporting period.

Income Tax

USA

The Company and its subsidiary and branch divisions are subject to income taxes on an entity basis on income arising in, or derived from, the tax jurisdiction in which they operate. Since the Company had no income generated in the United States, there was no tax expense or tax liability due to the Internal Revenue Service of the United States as of June 30, 2010 and September 30, 2009.

BVI

Hong Hui is incorporated under the International Business Companies Act of the British Virgin Islands and accordingly, is exempted from payment of British Virgin Island’s income taxes.

PRC

Pursuant to the PRC Income Tax Laws, the prevailing statutory rate of enterprise income tax is 25% for Foshan SLP. For 2008 and 2009 Foshan SLP enjoys tax free holidays. From January 2010 onwards, Foshan SLP is taxed at 25% of net income except for the 2010,  2011 and 2012 in which we receive a 50% discount on income tax.

The current year tax provision was $6,328 and $6,328 for the three and nine months ended June 30, 2010, respectively. The company has recorded zero deferred tax assets or liabilities as of June 30, 2010 and September 30, 2009, net of tax allowance, because all other significant difference in tax basis and financial statement amounts are permanent differences.

Net Income

Net income for the three months ended June 30, 2010 was $434,768, an increase of $77,306, or 21%, from net income of $357,462 for the same period in the prior year. Excluding accretion of interest expense discussed above and the gains on change in warrant value, net income rose to $682,668, an increase of $325,206, or 90%, over the same period of the prior year. The increase was largely due to an increase in sales of our new needle-punched products.

Comparison of Nine Months Ended June 30, 2010 and June 30, 2009

The following table shows, for the periods indicated, information derived from our consolidated statements of income in US dollars and as a percentage of net sales (percentages may not add due to rounding). See our financial statements beginning on page F-1 and the related notes thereto and other financial information included elsewhere in this prospectus.

	Nine Months Ended June 30
	2010 (unaudited0)		2009 (unaudited)
	Amount	%	Amount	%
Net sales	$14,919,816	100%	$7,023,045	100%
Cost of sales	10,381,404	70%	4,685,730	67%
Gross profit	4,538,412	30%	2,337,315	33%
SG&A expense	1,363,574	9%	1,024,543	15%
Operating income	3,174,838	21%	1,312,772	19%

Interest income	10,623	0%	2,104	0%

Interest expense	(1,216,685)	8%	(225,668)	3%
Changes in Fair value of warrants	362,000	2%	-	0%
Net income before taxes	2,330,776	16%	1,089,208	16%
Income tax provision	6,328	0%	-	0%
Net income	$2,324,448	16%	$1,089,208	16%

Net Sales

Net sales for the nine month period ended June 30, 2010 were $14,919,816, an increase of $7,896,771, or 112%, from $7,023,045 for the same period of the prior year. The increase is mainly attributable to sales of needle punched nonwoven fabric products which were launched during the second quarter of 2010.  Sales of needle-punched products for the nine month period ended June 30, 2010 were $6,342,001 compared to $739,097 for the same period of the prior year. In addition, sales of thermal calendared materials for the nine month period ended June 30, 2010 were $8,577,815, an increase of $2,293,867 compared to $6,283,948 for the same period of the prior year.

During the nine month period ended June 30, 2010, approximately 75% and 25% of our sales revenues were generated from sales made in the PRC and internationally, respectively, compared to approximately 83% and 17%, respectively, for the same period in prior year.

Cost of Sales

Cost of sales for the nine month period ended June 30, 2010 was $10,381,404, an increase of $5,695,674, or 122%, from $4,685,730 for the same period of the prior year. As a percentage of net sales cost of sales was 70% for the nine month period ended June 30, 2010 compared to 67% for the same period in prior year.

Raw material costs increased to 55% of net sales for the nine month period ended June 30, 2010, compared to 44% of net sales for the same period in the prior year, reflecting a mix of more expensive raw materials associated with 2010 sales. Approximately 98% of our raw materials consist of polyester, the price of which fluctuates with the price of oil.

As a component of the cost of sales, raw material expense increased to $8,201,053 for the nine months ended June 30, 2010, from $3,090,140 for the same period of prior year. The increase of $5,115,749 was caused by an increase in material purchase price and higher volume of material usage due to an increase in production output. The rise in material purchase price and volume accounted for approximately 29% and approximately 71% of the total raw material cost increase, respectively.

Labor cost was 1% of sales for the nine month period ended June 30, 2010 compared to 2% for the same period in the prior year.

Overhead expenses were 13% of net sales for the nine month period ended June 30, 2010, compared to 20% of net sales for the same period in the prior year due to greater capacity utilization rates with the addition of our new production line in February 2010.

Gross Profit

Gross profit for the nine month period ended June 30, 2010 was $4,538,412, an increase of $2,201,097, or 94%, from $2,337,315 for the same period of the prior year. As a percentage of net sales, gross profit was 30% for the nine month period ended June 30, 2010, compared to 33% for the same period of the prior year. This decrease was primarily due to the increase in the purchase price of the raw materials associated with 2010 sales, which price increase was caused by fluctuations in the price of oil.

SG&A Expenses

Selling, general and administrative expenses for the nine month period ended June 30, 2010 were $1,363,574, an increase of $339,031, or 32%, compared to $1,024,543 for the same period of the prior year. This is mainly due to increased legal and other expenses related to the planned public offering and shipping expenses associated with overseas sales, offset by a decrease in other general expenses.

Other Income and Expenses

Interest expense for the nine month period ended June 30, 2010 was $1,216,685 compared to $225,668 for the same period of the prior year. Interest expense as a percentage of net sales increased to 8% for the nine month period ended June 30, 2010 from 3% for the same period of the prior year. The cause for the increase in interest expense for the nine month period was the same as for the three month period. Excluding the accretion of interest expense, interest expense for this nine month period increased by $76,000 over the same period of last year, and, as a percentage of net sales, decreased to 2% from 3%.

Net Income

Net income for the nine months ended June 30, 2010 was $2,324,448, or 113%, an increase of $1,235,240 from net income of $1,089,208 for the same period in the prior year. The increase was mainly attributed to increased net sales generated from our new needle-punched products and lower selling, general and administrative expenses relative to net sales. Excluding IPO related expenses and accretion of interest expense from convertible notes sold, net income increased by approximately $2,100,000 from net income for the same period in the prior year.

Comparison of Fiscal Years Ended September 30, 2009 and 2008

The following table shows, for the periods indicated, information derived from our consolidated statements of income in US dollars and as a percentage of net sales (percentages may not add due to rounding). See the financial statements of the company beginning on page F-18 and the related notes thereto and other financial information included elsewhere in this prospectus.

	Year Ended September 30,
	2009		2008
	Amount	Percentage	Amount	Percentage

Net sales	$11,849,712	100%	$11,611,719	100%
Cost of sales	7,906,614	67%	8,123,804	70%
Gross profit	3,943,098	33%	3,487,915	30%
SG&A expense	1,219,114	10%	792,366	7%
Bad debt expense (recovery)	11,497	0%	(129,885)	(1.0)%
Operating income	2,712,487	23%	2,825,434	24%
Other expenses (Income)	266,835	2%	126,259	1%
Income taxes	-	-	-	-
Net income	$2,445,652	21%	$2,699,175	23%

Net Sales

Net sales increased $237,993, or 2%, to $11,849,712 from $11,611,719 in the prior year compared to 2008. In February 2009, we installed a new spun-bond needle-punched production line. The sales of new needle-punched products in the prior year were $2,842,101. The sales of products from the thermal calendaring production line in the prior year were $9,007,161, a decrease of $2,604,108 compared to $11,611,719 in 2008 due to the slowdown of the world economy.

Cost of Sales

Cost of sales was $7,906,614 in 2009, a decrease of $217,190, or 3%, from $8,123,804 in 2008. This decrease resulted from a decrease in raw material expenses from 49% of net sales in 2008 to 47% of net sales in the prior year, reflecting our use of less expensive raw materials associated with fiscal year 2009 sales. Labor expenses were 3% of sales in 2009 and were at about the same rate in 2008. Overhead expenses decreased from 16% of net sales in 2009 compared to 18% of net sales in 2008 due to lower electricity expenses and repair and maintenance expenses.

Gross Profit

Gross profit was $3,943,098 in 2009, an increase of $455,183, or 13%, compared to $3,487,915 in 2008. The increase in gross profit resulted primarily from the year over year increase in net sales. As a percentage of net sales, gross profit was 33% in 2009 compared to 30% in 2008. This was primarily due to lower production costs in 2009 compared to 2008.

SG&A Expenses

Selling, general and administrative expenses were $1,219,114 in 2009, an increase of $426,748, or 54%, from $792,366 in 2008 primarily due to: increases of $76,980 in legal and accounting fees; $175,036 in expenses incurred in our efforts to raise external financing in the United States; $120,795 in employee salaries and benefits; and $57,882 in transportation expenses due to the change in transportation company to better satisfy customers’ requirements. Additionally, we have increased our sales and marketing capacity to support the development of our new products and expansion into new geographic markets. As a result, selling, marketing and administrative expenses as a percentage of net sales increased from 6.8% in 2008 to 10.2% in 2009.

Other Expenses

Other expenses solely consist of interest expense, which was $269,849 in 2009, an increase of $119,279, or 79%, from $150,570 in 2008. Interest expense as a percentage of net sales increased to 2.3% in 2009 from 1.3% in 2008. The increase in interest expense was principally due to a higher average amount of indebtedness outstanding in 2009.

Net Income

Net income was $2,445,652 in 2009, a decrease of $253,523, or 9%, from net income of $2,699,175 in 2008. The decrease was due to the reasons set forth above.

Foreign Currency Translation Adjustments

Throughout 2009, the RMB rose steadily against the US dollar. As a result of the appreciation of the RMB, we recognized a foreign currency translation loss of $57,078. Given the uncertainty of exchange rate fluctuations, we cannot estimate the effect of these fluctuations on our future business, product pricing, results of operations or financial condition, but the fluctuation of the Renminbi may materially and adversely affect your investment if the current trend of appreciation of the RMB is reversed.

 All of our revenue and expenses in 2009 were denominated in Renminbi. Our income statement accounts were translated at the annual average exchange rate of $1 to 6.83RMB and the balance sheet items, except the equity accounts, were translated at the year-end rate of $1 to 6.83RMB. The equity accounts were stated at their historical rate when the corresponding transactions occurred.

Net foreign currency translation losses were $57,078, or 0.5% of sales, in 2009 as compared with the previous year's net foreign currency translation gain of $1,020,734, or 8.8% of sales.

Liquidity and Capital Resources

The following table sets forth a summary of our net cash flow information for the periods indicated:

	Nine Months Ended June 30,		Years Ended September 30,
	2010	2009	2009	2008
	(Consolidated, unaudited)	(Consolidated, unaudited)	(Consolidated)	(Consolidated)
Net cash provided by (used in) operating activities	$2,860,129	$(233,933)	$2,700,162	$3,381,782
Net cash (used in) investing activities	$(2,511,303)	$(108,869)	$(1,158,033)	$(4,358,330)
Net cash provided by (used in) financing activities	$2,635,167	$(198,620)	$(600,498)	$(92,974)
Net cash inflow (outflow)	$2,983,993	$(541,422)	$(941,631)	$(11,069,522)

We finance our business with cash generated from operations and use short-term bank loans to fund capital expenditures.

Working capital consists mainly of cash and equivalents, accounts receivable, advances to suppliers and inventory. Cash and equivalents, inventory and accounts receivable account for the majority of our working capital.

Our working capital requirements may be influenced by many factors, including our cash flow, competition, relationships with suppliers, and the availability of credit facilities and financing alternatives, none of which can be predicted with certainty.

At June 30, 2010, we had several bank loans in the total amount of $3.8 million (RMB26 million) with Agriculture Bank of China, Foshan Branch. These loans are repayable in December 2010.

On February 12, 2010, we completed a financing transaction in which we raised gross proceeds of $4,140,000 through a private placement of convertible notes and warrants to certain accredited investors.

Operating Activities

Net cash provided by operating activities for the nine months ended June 30, 2010 was approximately $2,860,129, compared to cash used of $0.25 million for the same period of prior year. The increased operating cash inflow resulted primarily from an increase in net income and favorable changes in advances to suppliers, accounts payable and accrued expenses, offset by unfavorable changes in accounts receivable, inventory and prepaid expenses.

For the fiscal year ended September 30, 2009, net cash provided by operating activities was $2,700,162, representing a decrease of $681,620, or 20%, from $3,381,782 for the fiscal year ended September 30, 2008. The decrease was due primarily to a decrease in net income, increase in receivables, advances to suppliers and inventory and a decrease in accounts payable and accrued liabilities.

Investing Activities

Net cash used in investing activities was $2,511,303 for nine months ended June 30, 2010, compared to $108,869 for the same period of the prior year. The increased cash used in investing activities during the nine months ended June 30, 2010 was primarily attributable to capital expenditures on our new PPS production line.

For the fiscal year ended September 30, 2009, net cash used in investing activities for 2009 was $1,158,033, a decrease of $3,200,297 from $4,358,330 for 2008. The greater investment costs of 2008 were due to our purchases of equipment and expenses relating to outfitting our facilities.

Financing Activities

Net cash provided by financing activities for the nine month period ended June 30, 2010 was approximately $2.64 million, compared to $0.20 million of net cash used in financing activities for the same period of the prior year. The increase was from the cash received from the sale of the convertible notes.

For the fiscal year ended September 30, 2009, net cash used in financing activities was approximately $600,498, an increase of $507,524 compared with net cash used in financing activities of $92,974 for 2008. Cash used in 2009 represents repayments of short term borrowings. Cash used in 2008 represents dividend payments of $1,178,220 offset by net short term borrowings of $1,085,246.

Loans and Credit Facilities

The balance of our outstanding short-term bank loans on June 30, 2010 was approximately $3,800,000, compared with approximately $4,600,000 on June 30, 2009. The balance of our outstanding short-term bank loans as of September 30, 2009 was approximately $4,600,000, as compared with $5,200,000 as of September 30, 2008. We repaid approximately $600,000 of short term bank loans in 2009.

Other than disclosed in the financial statements, we had no long term debt, capital lease obligations, operating leases or any other long term obligations as of June 30, 2010.

On February 12, 2010, we entered into a note purchase agreement with certain accredited investors for the sale of convertible notes in the aggregate principal amount of $4,140,000 and warrants (which are exercisable only in certain circumstances), with net proceeds for $3.4 million after finance costs. The notes require quarterly interest payments at a rate of 10% per annum and interest for six months in amount of $204,464 to be held in an escrow account. The notes are convertible into shares of common stock at a 65% discount to the offering price upon consummation of a “qualified financing”. The offering contemplated by this prospectus is expected to be a “qualified financing.”

The warrants become void if the notes automatically convert into common stock which is expected to occur upon consummation of this offering. The warrants are exercisable at any time during a five-year period commencing on the closing of a “financing,” which means the first sale (or series of related sales) by us of stock (or debt or equity securities convertible into stock), in a capital raising transaction, occurring after the maturity date (or the date the notes become due pursuant to a default, if earlier) with aggregate gross proceeds of at least $20,000,000. The warrants cannot be exercised if no financing is consummated within the five-year period after the issue date. Please see the section entitled “Our Corporate History - Private Placement” beginning on page 40 for a more complete discussion of the notes and warrants issued in the February 12, 2010 private placement.

Future Cash Commitments

Our planned expansion of our PPS manufacturing facilities in 2010 will require significant investment capital. We intend to use the net proceeds of the offering to purchase and install three new production lines to manufacture PPS materials which will increase our annual output to 11,600 tons of nonwoven material. The estimated cost of this equipment is approximately $20,000,000.  In the future, we may need to raise additional capital if the proceeds from the two financings and our operating cash flows are inadequate to continue our capital expansion plans.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See Note 2 to our consolidated financial statements, “Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Method of Accounting

We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. Accounting policies adopted by us conform to generally accepted accounting principles in the United States and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

Economic and political risks

Our operations are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Our operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable and collectible.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives range from 20 to 50 years.

Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of plant and equipment are as follows:

Buildings	15-35 years
Machinery and equipment	10 years
Office equipment	6-10 years
Motor vehicles	6-8 years
Other assets	6-10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Quantitative and Qualitative Disclosures About Market Risk.

Not material.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonable likely to have a current or future effect on our financial condition.

OUR CORPORATE HISTORY

Perpetual Technologies was organized as Molokai Enterprises, Inc., on November 27, 1996 under the laws of the State of Colorado. From 1996 to 2006, Molokai Enterprises had no active business operations. Molokai changed its domicile from Colorado to Delaware in April 2007 by merging with and into Perpetual Technologies, Inc., a Delaware corporation organized for that purpose on March 15, 2007. From March 15, 2007 until the February 12, 2010 share exchange transaction described below, Perpetual had no operations or substantial assets and was deemed to be a "blank check" or shell company.

On February 12, 2010, our company entered into two related and contemporaneous transactions pursuant to which the ownership of our company changed.

The first transaction involved the surrender and cancellation of 12,640,000 shares of common stock held by a number of our shareholders in exchange for $40,000 in cash paid by Joseph Nemelka, who was a director of our company at that time.

The second transaction involved a share exchange transaction between our company, Hong Hui Holdings Limited, or Hong Hui, and the shareholders of Hong Hui. At the time of the share exchange, Hong Hui owned, and currently still owns, all of the stock of Technic International Limited, or Technic, a Hong Kong holding company which, in turn, owns 100% of the stock of Foshan, the PRC operating company that conducts our current, active business operations. In the share exchange transaction, we acquired direct control of Hong Hui by issuing to the Hong Hui stockholders an aggregate of 14,510,204 shares of our common stock in exchange for all of the outstanding capital stock of Hong Hui. As a result of the share exchange transaction, we became the indirect, 100% shareholder of Technic and its wholly owned subsidiary, Foshan.

In connection with these transactions, our two former directors, Joseph Nemelka and Seth Winterton resigned and Li Jie and Chris Bickel, were appointed as our new directors. Our management also changed as Li Jie was appointed as our Chief Executive Officer, Law Wawai was appointed as our President of Sales and a director, Shijun Zeng was appointed as our Chief Technology Officer and Wei Yang was appointed as our Corporate Secretary.

On February 12, 2010, our new board of directors approved (i) a one-for-five reverse split of our issued and outstanding common stock and (ii) the change of our name from Perpetual Technologies to China SLP Filtration Technology, Inc. Stockholders holding shares representing a majority of the votes entitled to be cast at a shareholders’ meeting consented in writing to these actions. The reverse split reduced the issued and outstanding shares of common stock from 75,818,571 to 15,235,714 shares. The reverse split and name change were effective on March 24, 2010.

Our current structure, after the reverse merger, is set forth in the diagram below:

Private Placement

On February 12, 2010, we completed a financing transaction in which we raised gross proceeds of $4,140,000 through a private placement of convertible notes and warrants to certain accredited investors.

The material agreements through which the private placement transactions were carried out, the transactions themselves, and the notes and warrants are described below. Full copies of the transaction documents for this private placement have been filed as exhibits to our Form 8-K dated February 12, 2010 on the SEC’s EDGAR database and the summary below is qualified in full by reference to such exhibits. In connection with the private placement, we engaged a placement agent and a financial advisor which received separate cash and equity-based compensation for their services. The financial advisor and placement agent are related parties. See sections entitled “Additional Disclosure Regarding Conversion of Notes and Exercise of Warrants” beginning on page 58 and “Certain Relationships and Related Transactions” beginning on page 80 for additional information regarding compensation to the placement agent and financial advisor.

Note Purchase Agreement

On February 12, 2010, immediately following the closing of a share exchange transaction, we entered into a note purchase agreement with certain accredited investors for the sale of convertible notes, in the aggregate principal amount of $4,140,000, and warrants (which are exercisable only in certain events and will become void if this offering is consummated). The closing of the sale of the notes and warrants occurred on February 12, 2010.  The terms of the notes and warrants are set forth below. The note purchase agreement contains representations, warranties and covenants which are customary for transactions of this nature.

Terms of the Notes

The notes have the following material terms:

Maturity:  The notes mature after one year. If principal is not paid on maturity then 150% of the principal amount is payable.

Interest:  10% per annum payable quarterly increasing to 15% if there is a default. $204,464 out of the closing proceeds is being held in escrow to cover most of interest due in the first six months.

Conversion:  In the event of the closing of this offering (or any other equity or series of related financings resulting in aggregate gross proceeds to the company of at least $20,000,000 (or such lesser amount as shall be approved in writing by the holder(s) of notes evidencing at least 50% of the principal amount of the notes then outstanding)), prior to the maturity date of the notes, the principal amount of the notes converts automatically into the securities sold in that financing at a 65% discount to the offering price of such securities.  At an assumed offering price of $6.00 per share, the notes will have a conversion price of $2.10 per share.  The interest on the notes is payable in cash and does not convert into shares of common stock.

Terms of the Warrants

Set forth below are the material terms of the warrants issued at the closing:

Exercisable:   The warrants become void if this offering is consummated.  In the event that this offering is not consummated , the warrants are exercisable at any time during a five-year period commencing on the closing of a “financing,” which means the first sale (or series of related sales) by us of stock (or debt or equity securities convertible into stock), in a capital raising transaction, occurring after the maturity date (or the date the notes become due pursuant to a default, if earlier) with aggregate gross proceeds of at least $2,000,000.  The warrants cannot be exercised if no “financing” is consummated prior to February 12, 2015.

Number of Shares: The warrants represent the right to purchase 8% of the total shares of common stock outstanding (on a fully-diluted basis) immediately after the closing of the financing.

Exercise Price: The warrants are exercisable at the price for which the shares of common stock (or common stock equivalent if derivative securities are sold) are sold in the financing. If the financing includes more than one type of security, the exercise price shall equal the lowest price per share of common stock or common stock equivalent included in the financing.

Limited Recourse Guaranty and Pledge Agreement

Our obligations under the note are guaranteed by Bestyield Group Limited, a BVI company controlled by Mr. Li, our chief executive officer, and Proudlead Limited, a BVI company controlled by Mr. Law, our President of Sales and a member of our Board of Directors, or the “management shareholders,” under a limited recourse guaranty which is secured by a pledge by the management shareholders of the 8,706,122 shares of our common stock received by the management shareholders in the reverse merger.

Registration Rights Agreement

Under the registration rights agreement, we agreed that if we file a registration statement in connection with a “qualified financing,” we will include in that registration statement for resale the securities issuable on conversion of the notes or the warrants, as the case may be, for an offering to be made on a continuous basis pursuant to Rule 415. Thus we are including 1,971,429 shares underlying the notes (assuming a public offering price of $6.00 per share) in our resale prospectus, which forms a part of this registration statement, in satisfaction of that obligation.

In the event the SEC pursuant to Rule 415, does not permit us to register all of the applicable registrable securities in the registration statement, we will use our best efforts to register the registrable securities that were not registered in the initial registration statement, as soon as the SEC permits us to do so. In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) reasonably objects to the inclusion of the registrable securities in any registration statement, then if we, after consultation with the managing underwriter, determine that the inclusion of such registrable securities would significantly harm the offering contemplated in such registration statement, and recommend inclusion in such registration statement of fewer or none of the registrable securities, then (x) the number of registrable securities included in the registration statement shall be reduced pro-rata among such holders (based upon the number of registrable securities requested to be included in the registration), or (y) none of the registrable securities shall be included in the registration statement. If securities are being offered for the account of other persons as well as us then the reduction shall not represent a greater fraction of the number of registrable securities than the fraction of similar reductions imposed on such other persons (other than the company).

If (a) we fail to file a registration statement within 30 days of a demand notice, the “demand file date” or (b) the registration statement is not effective within 180 days after filing (or, in the case of subsequent registration statements filed under Rule 415, 90 days after filing or 120 days in the event that registration statement receives a full review), we have agreed to pay the investors two percent (2%) of the aggregate principal amount of the notes for each month (or part thereof) that it is late (capped at 10%). No liquidated damages are payable with respect to any shares required to be omitted as a result of the operation of Rule 415.

BUSINESS

Overview

We are a leading manufacturer of nonwoven fabric in the PRC. In 2009, we ranked No. 1 in sales revenue in the PRC for polyester, or PET, nonwoven fabrics according to a report issued by CNITA.

Nonwovens are synthetic fabrics, such as felt or polyester, which are neither woven nor knitted, but instead made from long fibers, bonded together by chemical, mechanical, heat or solvent treatment.

We currently manufacture two types of PET nonwoven fabrics.  Our PET nonwoven fabrics are used in a wide range of products, including filtration products, road construction materials, home furnishings, automobile interior insulation and industrial packaging.

We sell our nonwoven fabrics primarily to PRC-based manufacturers that incorporate our fabric products into end products which are sold to customers operating in the heavy industrial, automotive, construction and home furnishing industries. Given the broad range of applications for our products, we are not dependent on any single industry sector or customer to generate revenues. We have many active customers and our two largest customers in 2009, Chengdu Sanya and Xiantao Ruixin, accounted only for approximately 18% of our revenues in 2009.  Our two largest clients for the nine month period ended June 30, 2010, Dalian Jier Linke Geotextile Material Co.Ltd. and WuJiang Jing Shan  Fabric accounted for approximately 21% of our revenues.

Although we intend to continue to generate revenues from the sale of PET nonwovens, the key component to our growth strategy is the successful commercialization and sale of polyphenylene-sulfide fiber, or PPS, nonwoven fabric. PPS nonwoven fabric is a heat resistant, corrosion-proof and flame retardant nonwoven fabric and can be used in many different applications, including as the material for dust filter bags for pollutant dust removal in smoke stacks in coal-fired power plants, garbage incinerators and cement factories. We recently developed a manufacturing process to manufacture polyphenylene-sulfide fiber, or PPS nonwoven fabric, which is the key product line around which our long-term growth strategy is centered.   We believe that this manufacturing process is proprietary and have applied for a process patent in the PRC and intend to apply for a process patent in the US and Europe.

Although PPS filtration materials have been used since 1979 in bag filters that are attached to smoke stacks in nearly 80% of the coal-fired boilers operating in Europe  and the United States, we believe that the use of bag filters made from PPS fabric is not currently widespread in China.  (Source “China Power Industry”, issue 4, 2006, page 36.)

Under recently adopted PRC environmental regulations that are being imposed on operators of coal-fired power plants, garbage incinerators and cement factories, which came into effect in January 1, 2010, carbon and other emissions are required to be less than 50 milligrams per cubic meter by the end of 2010.  Some of the larger, more developed cities for example Beijing and Tianjin, have adopted even more stringent rules requiring that emissions be between 20 and 30 milligrams per cubic meter.  (Source "Electric Power," May, 2008.)

We believe, based on an article published in China Nonwoven & Industrial Textile (CNIT) in 2010, that less than 10% of the coal-boilers in China were equipped with dust removal filtration bags.

Filtration bags offer these and other plant operators a cost effective way of meeting these new emission and dust pollutant standards in the PRC because the installation of bag filters is a significantly cheaper method of achieving compliance with these regulations than installing costly pollutant dust removal equipment such as engineered scrubbing systems, the installation of which would we believe be cost prohibitive for many of these smaller coal fired power plants and other polluters.

Based on laboratory tests which we conducted internally we believe that our PPS nonwoven fabric is superior to other high temperature filtration materials currently available because it is lighter, thicker, stronger, has higher air permeability and filtration efficiency and is significantly cheaper to produce.  As nonwovens are sold by weight our product will also be cheaper as it is lighter.   Due to the superior characteristics of our PPS product coupled with the demand created by these new regulations we believe that our PPS material will ultimately replace other high temperature filtration materials currently available in the market place, such as PTFE (or Teflon), fiber glass, P84 (polyimide), PBI (polybenzimidazole fiber), PMIA and PSA and the demand for our PPS nonwovens will be significant.

Comparison-Our PPS Product to Other Filtration Materials

		Our PPS Product	PPS needle punching felting	Metamax needle punching felting	P84 needle punching felting	PTFE needle punching felting
Gram weight（g/m2）(1)		450	500	500	500	800
Thickness (mm) (2)		2.2	1.8	2	2	2.5
Air permeability (L/m2/s) (3)		300~400	200～300	200～400	200～300	200～300
Break strength (N/5cm)(4)	Vertical	1400	1250	1300	1100	3260
	Horizontal	1250	1350	1460	1200	3300
Break elongate（%） (5)	Vertical	25	40	50	25	10
	Horizontal	30	60	55	35	15
Working temperature (6)	Continuous	190	190	204	260	260
	Moment	220	220	240	280	300
Price of fiber (in K USD$) (7)		$14.68	$20.56	$22.03	$55.80	$41.12
Materials saved (%) (8)		0.0%	10.0%	10.0%	10.0%	43.8%
Filtration Efficiency (mg/cbm) (9)		<30	50～100	50～100	50～100	50～100

(1)  Gram weight: (g/m2) means grams per meter squared.  The higher the gram per meter squared weight, the heavier the fabric/material.

(2) Thickness (mm):   the higher the millimeter figure, the thicker the material.

(3)  Air permeability:  (L/m2/s) means liters per meter squared per second.  The more liters that pass per second, the higher the permeability of the fabric/material.

(4) Break strength: (N/5cm) is a unit of measure to demonstrate breakage strength.  1 N ≈ 0.1 KG so that N/5cm = .02.  So, a 1400 value = 28.  The higher the value, the higher the stronger the material.

(5)  Break elongate (%) refers to the amount of stretching of a fabric/material before breakage expressed as a percentage.  So, a 25% value indicates the material can be stretched 25% prior to breakage.

(6) Working temperature means  the continuous operating temperature that a fabric/material can operate in.

(7)  Price of fiber (in K USD$) = Price of the fabric/material expressed as K USD$ ($1,000) per metric ton.

(8)  Materials saved (%) = Referencing the SLP PPS Product as the denominator, the amount of material that can be saved by utilizing the more efficient PPS material as compared to the other materials.

(9)  Filtration Efficiency (mg/cbm) = milligrams per cubic meter.  The ability of the fabric/material to eliminate airborne particles.  This figure is the minimum size of particles.

We plan to begin commercial production of our PPS nonwoven fabric using our patent pending process in the latter part of 2010 with the addition of three high tech production lines with annual output capacity of 3,600 tons.  Although prototype bag filters made of our PPS product have been tested in laboratories, they have not been tested on site by any potential end user and we do not expect to develop prototypes for testing by any end user prior to beginning commercial production.

Our manufacturing facility, which uses manufacturing equipment imported from Germany, is located in Foshan City, Guangdong Province, PRC and occupies more than 10,000 square meters. We currently have three production lines for PET nonwovens with total annual capacity of 8,000 tons of nonwoven fabric.

Our Industry

We operate in the nonwoven segment of the technical textiles industry which is one of the fastest growing sectors of the textile industry worldwide.

Since 1985, the global market size of the technical textiles sector has grown at an average growth rate of 3.8% per year. Total consumption of technical textiles in 2008 reached 19.6 million tons and has been projected to reach 33.8 million tons in 2010 on a worldwide basis. (Source: Textile Lead).

The nonwoven fabric industry in the PRC is large and growing, driven primarily by China’s continued economic development. China has experienced rapid economic and industrial growth in the past 30 years. China’s output of iron and steel, cement, coal, fertilizer and power generation all currently rank as first or second in the world (Source: US Department of Commerce and US Department of the Interior). China’s consumption of raw materials currently ranks second in the world (Source: Report from the EIA Energy Information Administration). Due to outdated technology and equipment in China’s chemical, raw materials and energy industries, China has encountered problems of inefficient utilization of energy and resources, as well as heavy pollution due to accelerated urbanization. Reducing emission pollution has been a focus for the Chinese Central Government for several years and is expected to remain a focus moving forward. As China’s government imposes stricter policies on environmental protection, industrial gas and dust emission limits have become stricter. We believe this creates a significant market opportunity for the commercialization of our PPS nonwovens materials.

In China, output capacity has also enjoyed continuous expansion during the past three decades, growing at an annual rate of 19.6% in the 1980s, 18.8% in the 1990s and 19.7% since 2000.  China now manufactures about 20% of the world’s nonwovens and this market share is expected to reach 25% by 2015 according to statistics released by INDA (Association of the Nonwoven Fabrics Industry) in North America and EDANA (European Disposables and Nonwovens Association) in Europe.

Currently in the PRC, there are an estimated 500-600 nonwovens manufacturers producing nonwovens on an estimated 1,000 to 1,500 lines. (Source: Chinese Technical Textiles and Nonwovens Industry, 2009).

We believe that there is a significant gap between the nonwovens industry in China and the nonwovens industry in Europe and the United States in terms of technical level, quality level, and competitiveness. China’s nonwovens market is still emerging and we believe has a large capacity to develop and expand and we believe that the following factors will contribute to growth in the nonwovens industry in China and our ability to grow as a company:

•
Lack of market segments:   Nonwoven products are used in a variety of applications. Existing markets are expanding and new markets are emerging.  China’s nonwoven industry production capacity is still concentrated on normal traditional products, such as polyester wadding, interlining, geo-textile, hygiene, packaging materials and normal filtration materials. Many companies lack clear market focus and are competing in the same market segments which have caused capacity concentration and fierce competition.

•
Strength for market and product development is not substantial:   In China, market demand for higher technology based PET spun-bond product is currently over 40 million cubic meters. These products are currently all imported, mainly from Freudenberg (Taiwan).   Some of the domestic Chinese companies have been trying to develop these products but, to date no such products have been launched.  If these products are developed at a lower cost in the domestic market, then the Chinese domestic market for highly technical nonwovens will expand.

Our Growth Strategy

Our growth strategy centers around the following strategic initiatives:

•
Commence production of our PPS nonwoven fabric product.  We plan to commence production of PPS nonwoven fabric using our patent pending manufacturing process in the latter part of 2010 for sale to PRC-based operators of coal-fired power plants, garbage incinerators and other manufacturers that need to comply with recently adopted PRC environmental regulations.

•
Expand our manufacturing facilities.  In order to commence production of PPS nonwoven fabric, we plan to significantly expand our manufacturing facilities and acquire three new production lines to manufacture PPS nonwoven material.  This will increase our total annual manufacturing capacity from 8,000 tons to 11,600 tons of nonwoven material.

•
Develop, protect and commercialize our proprietary technology.    We hold a number of authorized patents and have a patent application currently pending in the PRC for our PPS nonwoven manufacturing process which we believe is entitled to patent protection.  We intend to apply for a process patent for this process in North America and Europe.   We intend to capitalize on our proprietary technology by developing and commercializing our products for numerous applications and believe our proprietary technology gives us a competitive advantage and acts as a barrier to entry for our competitors.

•
Commence marketing and sale of our PPS products to coal fired power plants. To capitalize on China’s “green movement” we plan to focus our sales efforts for our PPS nonwoven material on coal-fired power plants as we believe it is currently the most suitable and largest market for PPS filtration materials. The sales to the coal-fired power plants will be made directly using our existing sales team.  We also expect to double the size of our outside sales force to cover the PPS products and market.

Our Competitive Strengths

We believe our competitive strengths are as follows:

•
We offer high quality products with low production costs. We manufacture our products using what we believe to be a proprietary, low cost manufacturing processes with quality manufacturing equipment which allows us to offer PET and PPS nonwoven products which have lower operational and production costs than our competitors’ products.

•
We believe our PPS material is a superior product.  We believe, based on laboratory tests which we conducted internally, that our PPS nonwoven fabric is superior to other currently available types of PPS fabric because it is lighter, thicker, stronger, has higher air permeability and filtration efficiency and significantly cheaper to produce and will ultimately replace other high temperature filter materials, such as PTFE (or teflon), fiber glass, P84 (polyimide), PBI (polybenzimidazole fiber), PMIA and PSA. Similar to most new product offerings, widespread market acceptance of our PPS products for use in dust bag filters by coal fired power plants and other intended users is uncertain before a product is launched.

•
Our proprietary manufacturing processes present a significant barrier to entry for our potential competitors. We hold a number of authorized patents and have a patent application currently pending in the PRC, including a process patent for the manufacture of PPS nonwovens, and we intend to apply for a process patent in North America and Europe for our PPS nonwoven manufacturing process. Additionally, we have made significant investments in research and development and we believe these proprietary processes could give us a competitive advantage over our competitors and act as a barrier to entry.

•
We have efficient production and operations management. As a result of our manufacturing equipment and proprietary manufacturing processes, we believe that we exceed industry standards in productivity, reduction of variability and delivery lead time for our existing products. This results in fewer product warranty claims and greater customer satisfaction.

Our Products and Market

We currently manufacture two types of polyester, or PET, nonwoven fabrics: (i) PET continuous filament spun-bond thermal calendared nonwoven fabric, which we began manufacturing in 2006; and (ii) PET filament spun-bond needle-punched geo-membrane and waterproof fabrics, which we began manufacturing in 2009.

In our operations and in this prospectus, we use a variety of technical terms to describe our products based on the manufacturing process used or raw material included in our products. Some of these terms are described below:

“Continuous filament” refers to strands of polymer (plastic) that are continuous as opposed to chopped or cut to certain length.

“Spun Bond” refers to a process of melting polymer pellets melted producing continuous filaments that are cooled and stretched. The filaments are then cut and laid on a moving belt to form a web.

“Thermal Calendered” refers to a process for using heat to bond nonwoven fabric.  A calendar is a machine consisting of cylinders or rolls that are stacked and heated to precise temperature.  The nonwoven material is passed through (pressed) the cylinders and the polymer based material is bonded using heat and the partial melting of the polymer (plastic).

“Needlepunched” refers to a process where precision cut fibers are distributed onto and across a mesh substrate that is moving. The fibers are then needled (bound together mechanically) by an oscillating needle board (the needle board consists of thousands of evenly spaced needles). The fibers are mechanically bonded by barbed needles entangling the fibers. The density of the fabric is controlled by the number of needle boards used.

“Geo-membranes” refers to types of nonwoven fabric that are permeable fabrics which are designed and applied to be permeable in one direction only.  Geo membranes provide a waterproof barrier that allows moisture to penetrate (drain) from one direction while limiting or eliminating the penetration (drainage) from the opposite direction.

Polyester (PET) filament spun-bond thermal calendared nonwoven fabrics.

Our polyester (PET) filament spun-bond thermal calendared nonwoven fabric is made from polyester and performs effectively in high temperatures.  It is anti-corrosive, has a long lifespan (between 1 to 2 years for filtration, 5 to 10 years for automotive applications, and 5 years for other applications) and maintains its shape and penetration. This nonwoven is used for filtration and water-drainage, packing and automobile interior decoration and insulation.

Polyester (PET) filament spun-bond needle-punched geo-membrane and waterproof materials.

Geo-membranes are used in engineering, heavy construction, building and pavement construction, hydrogeology and environmental engineering. Geo-membranes are permeable fabrics which have the ability to separate, filter, reinforce, protect and/or drain. These products have a wide range of applications and are currently used in many civil engineering applications including the construction of roads, airfields, railroads, embankments, retaining structures, reservoirs, canals, dams, soil bank protection and coastal engineering.

Our geo-membrane products are made from polyester and are primarily used in the construction industry to improve soil strength and for roof waterproofing. Geo-membranes can be used as a cost-effective alternative to improve soil strength instead of the conventional manner of soil nailing which is a technique for stabilizing slopes and for constructing retaining walls from the top down. With the use of geo-membrane, steep slopes can be planted with vegetation to enhance the aesthetic value. In addition, our geo-membrane product line is used for roof waterproofing based on its excellent water resistant qualities and performance.

In China, in 2000, less than 20 million square meters of this kind of material were used, however, the volume has been increasing rapidly year over year.  According to CNITA, the market volume of PET waterproofing materials increased to 70 million square meters in 2002 and it is estimated that the market will continue to increase rapidly in the coming years and will reach over 200 million square meters in 2010. At present, geo-membranes consume 20% of the total market of waterproofing materials in China. We expect to increase our sales of geo-membrane and waterproofing materials as the popularity for the use of waterproofing increases in China. (Source:  CNITA)

In February 2009, we installed a production line with annual capacity of 4,000 tons for the production of polyester (PET) filament, needle-punched, geo-membrane and waterproof materials

PPS nonwoven fabric product

Our growth strategy centers around the production and commercialization of our PPS nonwoven products which are manufactured using a proprietary continuous filament, spun-bond, needle-punched manufacturing process which we recently developed.

Although PPS filtration materials have been used since 1979 in bag filters that are attached to smoke stacks in nearly 80% of the coal-fired boilers operating in Europe and the United States, the use of bag filters made from PPS fabric is not currently widespread in China.  (Source “China Power Industry”, issue 4, 2006, page 36.)

Our proprietary PPS manufacturing process involves a PPS slice purification technique designed to get sufficiently pure raw materials to produce PPS filtration materials.  As part of this process we have developed web formation techniques so that filaments can be used to increase strength and short fibers are no longer necessary.  PPS nonwovens made from filaments are stronger than PPS nonwovens made from short fibers.

Our PPS material is produced by the filament spun-bond needle-punched method.   Our product can bear temperatures of up to 230 degrees Celsius and is resistant to degradation caused by exposure to acid, alkali or oxidization.  In comparison to other high temperature filtration materials, our product has a longer life (3 years at 190 - 230 degrees Celsius), is stronger (because we use filaments rather than short fibers), and has lower operation and production costs.

Market Demand for PPS Products

Under PRC environmental regulations that became effective on January 1, 2010 and which are being imposed on operators of coal-fired power plants, garbage incinerators and cement factories, carbon and other emissions are required to be less than 50 milligrams per cubic meter by the end of 2010.  Some of the larger, more developed cities, for example Beijing and Tianjin, have adopted even more stringent rules requiring that emissions be between 20 and 30 milligrams per cubic meter. (Source:  "Electric Power” May, 2008).

We believe, based on an article published in China Nonwoven & Industrial Textile (CNIT) in 2001, that less than 10% of the coal-boilers in China were equipped with dust removal filtration bags.

China has the largest coal-fired power industry in the world.  China has 620 million kilowatts of installed capacity – according to 2009 data. Given 50% (80% in US and Europe) of the facilities use bag filters, the consumption of filtration materials is 0.25 square meters per kilowatt. In 2009, the demand of filtration materials for 620 million kilowatts of installed capacity was 38,750 tons. Given the three year life of PPS material, there is ongoing demand of 12,917 tons for replacement annually. It is estimated that the installed capacity of coal-fired power plants will be 859 million kilowatts by the end of 2010. This will create the demand for an additional 15,000 tons of PPS for new installations and an additional 5,000 tons for replacement annually (Source: China Power).

Initially, we intend to market our PPS nonwovens to the coal-fired power plants in the PRC as we believe that this is the largest and most immediately accessible market for our PPS filtration materials. After we have established a foothold in that market, we intend to begin marketing our PPS nonwovens to cement factories and waste incinerators.

PTFE (or teflon), fiber glass, P84 (polyimide), PBI (polybenzimidazole fiber), PMIA and PSA are other materials that are also used to make needle-punched felt that is suitable for high temperature applications such as in bag filters for coal-fired power plants.  In comparison to these other high temperature filter materials, we believe, based on laboratory testing, that our PPS nonwoven fabric is stronger, has lower production and operating costs, and has higher filtration efficiency.

Due to the characteristics of our PPS product coupled with the demand created by these new regulations, we believe that our PPS material will ultimately replace other high temperature filtration materials currently available in the market place, such as PTFE (or teflon), fiber glass, P84 (polyimide), PBI (polybenzimidazole fiber), PMIA and PSA and become a widely used filtration material for use in high temperature environments such as coal-fired power plants, garbage incinerators and cement factories.

Although prototype bag filters made of our PPS product have been tested in laboratories, they have not been tested on site by any potential end user and we do not expect to develop prototypes for testing by any end user prior to beginning commercial production.

We have been supported by the Chinese SEPA (State Environmental Protection Agency) in the development and application of our PPS fabric for the coal fired power plants.  Our PPS fabric utilized in the bag filter application is the recommended solution to the carbon emissions standard by  SEPA. Mr. Su Lei, one of our directors, is a government official within SEPA and has direct responsibility for implementing the recently introduced carbon emission standards at coal fired power plants.  With the support of Mr. Su, we have introduced our material as the solution to the carbon emissions control problem to dozens of coal fired power plants in China.  All of these meetings resulted in interest in our PPS fabric and the majority of the coal fired power plants we have met with have given us indications of specific purchasing interests as soon as we produce the PPS fabric material in our new facility.

Our Manufacturing Facility and Production Lines

Our manufacturing facility is located in Foshan City, Guangdong Province, PRC and has over 10,000 square meters of operating space on 33,074 square meters of land. Our land use rights for this facility expire in October 2052. We use manufacturing equipment imported from Germany.

We currently operate three spun-bond production lines. Two of these production lines are thermal calendared lines with annual capacity of 4,000 tons of polyester filament, thermal calendared, nonwoven fabric. The third spun-bond line is a needle-punched production line which commenced operation in February 2009. This production line has an annual capacity of 4,000 tons of polyester filament, needle-punched, geo-membrane and waterproofing material. Currently we have total annual production capacity of 8,000 tons.

We are adding capacity to our existing manufacturing facility with a construction project to increase the factory size, which will house our new PPS lines.  We have placed an order for a new production line but it has not yet been shipped to our facility. We plan to order and install two additional PPS lines using the proceeds of this offering.   These three production lines will have an annual output capacity of 3,600 tons of PPS nonwoven material.   We have obtained approval from the local foreign trade and economic cooperation bureau to install these three new production lines for this total output capacity. To comply with PRC environmental regulations, we are required to obtain a construction commencement approval from the local environmental protection bureau for the installation of a new production line before we begin installation.   We are in the process of applying for the construction commencement approval from the local environmental protection bureau for the new production lines. We have not yet obtained the approval. According to the relevant laws and regulations, the licensing authority is required to decide whether to issue approval to us or deny us within thirty (30) days after the date the application is accepted, but we cannot assure you that we will be able to obtain such approval in a timely manner or at all. See “— Environmental Matters.”

Quality Control

We received the ISO9001-9002 Quality Management System Certification in 2003 and again in 2006. We adopted what we believe to be the highest quality standards in the industry and maintain quality control and product quality at high levels. We have strictly embraced the ISO9001 Management System Standards in order to integrate our quality management process and enhance the management system and manufacturing process. We closely inspect our products to guarantee quality according to Q/NHJL1-2008 Enterprise Quality Standards and strictly control the manufacturing process and quality control before any products leave our factory.

Our Customers

We sell our existing products to over 200 customers primarily in the PRC, and also internationally, to manufacturers and converters, which incorporate our products into their finished goods.

In 2009, approximately 81% of our net sales were to entities in the PRC and approximately 6% and approximately 7% were made to customers in North America and Europe, respectively.

Chengdu Sanya, our largest customer, accounted for approximately 9% of our 2009 net sales. Sales to our top 20 customers represented approximately 49% of our total 2009 net sales.

The following chart shows our top ten customers in 2009:

Name	Location	Product Type	Application	Revenue (USD$)	Percentage of Sales
Chendu Sanya building Material Co.Ltd.	Chengdu	Geotextile	Construction	1,068,438	9.01%
Xiantao Ruixin	Xiantao	Geotextile	Construction	1,037,883	8.75%
Sichuan Tianqiang	Sichuan	Geotextile	Construction	706,286	5.95%
Geolink	Dalian	Geotextile	Construction	583,192	4.92%
Shenzhen Yaming Civil Engineering Equipment Co.,	Shenzhen	PET	Filtration	570,567	4.81%
Pentair Water	USA	PET	Filtration	517,467	4.36%
Guangzhou Baiyun Meihao Filter Cleaner Factory	Guangzhou	PET	Filtration	435,380	3.67%
Shanghai Rundong Nonwoven Fabric Co., Ltd.	Shanghai	PET	Filtration	422,559	3.56%
Foshan Nanhai Yingsheng Trading Co., Ltd.	Foshan	PET	Trading	257,546	2.17%
Guangzhou Groundsill Basis Engineering Co., Ltd.	Guangzhou	PET	Filtration	227,259	1.92%
Dalian Jier Linke Geotextile Material Co.Ltd. accounted for approximately 11% of our 2009 net sales for the nine month period ended June 30, 2010.

The following chart shows our top ten customers for the nine month period ended June 30, 2010:

Name	Location	Product Type	Application	Revenue (USD$)	Percentage of Sales
Dalian Jier Linke Geotextile Material Co.Ltd.	Dalian	Geotextile	Construction	1,614,782	11%
WuJiang Jing shan Fabric	Suzhou	PET	Filtration	1,424,767	10%
Chendu Sanya building Material Co.Ltd.	Chengdu	Geotextile	Construction	1,259,397	8%
Pentair Water Pool & Spa Inc.	USA	PET	Filtration	1,073,895	7%
Xiantao Ruixin	Xiantao	Geotextile	Construction	758,781	5%
Zhuzhou Shidai	Hunan	PET	Construction	736,682	5%
Shanghai Rundong Nonwoven Fabric Co., Ltd.	Shanghai	PET	Filtration	494,542	3%
Guangzhou Baiyun Meihao Filter Cleaner Factory	Guangzhou	PET	Filtration	403,771	3%
Foshan Nanhai Yingsheng Trading Co., Ltd.	Foshan	PET	Trading	389,199	3%
Nordic Air Filtration A/S	Denmark	PET	Filtration	364,719	2%

Raw Materials

The primary raw material that we use to manufacture most of our products is polyester resin. The price of polyester resin fluctuates based on capacity, demand and the price of crude oil.

Our major suppliers of raw materials are Foshan Chemical Fibers Co., Ltd., Kaiping Chunhui Co., Ltd., and Zhuhai Yuhua Polyester Co., Ltd.  We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on our business because other manufacturers with whom we conduct business would be able to fulfill our requirements. We do not have long term supply contracts with any of our suppliers of raw materials.

During 2007, 2008 and 2009, we paid approximately $4.2 million, $5.2 million and $5.6 million, respectively, for the purchase of raw materials.  During the nine month period ended June 30, 2010, we paid $8.2 million for the purchase of raw materials.

Our PPS product will be made from high quality polyphenylene sulfide resin, which we intend to purchase in the United States. Accordingly, the cost of this raw material will fluctuate with the value of the RMB against the dollar.

Sales and Marketing

Our nonwoven products are distributed in 20 provinces in the PRC.  In 2003, we began selling our products in Europe, North America and South East Asia.

In 2009, approximately 81% and 19% of our sales revenues were generated from sales made in the PRC and internationally, respectively, compared to approximately 77% and 23%, respectively, in 2008.

During the nine month period ended June 30, 2010, approximately 75% and 25% of our sales revenues were generated from sales made in the PRC and internationally, respectively, compared to approximately 83% and 17%, respectively, for the same period in 2009.

As of June 30, 2010, we employed eleven direct sales representatives, eight of whom are engineers who have advanced technical knowledge of our products and the applications for which they are used. Seven of these sales representatives are responsible for national sales and four are responsible for international sales. We plan to double the size of our sales force for the PPS product line in the next year to take advantages of anticipated market for our products. Representatives receive a salary plus commission of the revenues they generate.

Our sales process consists of identifying potential customers through cold calls, responses to marketing efforts, and customer references. Once a potential customer is identified, our sales people aid in identifying the prospect’s technical requirements and help the customer’s engineers to produce drawings of the finished products desired. Armed with this technical information, our sales personnel then quote pricing, production quantities, and lead times. Most of our customers are repeat customers and the sales force is also responsible for after-sale support, including quality assurances, dispute resolution, and relationship-building.

We promote our products primarily through exhibitions, internet advertising and marketing, and referrals from existing customers as well as suppliers.

We intend to capitalize on China’s “green” movement.  We will focus our sales efforts for our PPS nonwoven fabric material on operators of coal- fired power plants as this is currently the most suitable and largest market for PPS filtration materials. The sales to the coal-fired power plants will be made directly using our existing sales team and sales process described above.

Research and Development

Our research and development department has what we believe to be one of the strongest research and development capabilities in the development of products, processes and equipment in the nonwovens industry in China.

As of June 30, 2010, our research and development staff consisted of 20 scientists, professional, engineering and technical personnel. Our research and development team is lead by Mr. Yao Mu, a senior engineer in the industry and the former president of Northwestern Polytechnical University.

We spent approximately $200,000 for each of the last two fiscal years on research and development activities.

Additionally, Mr. Zeng Shijun, our Chief Technology Officer is qualified as a senior engineer in the industry and one of the co-designers of five patents held by Dalian Huayang Chemical Fiber Engineering technology Co., Ltd. Three of these five patents have been transferred to the company. In addition, we believe that each of our senior managers possesses a comprehensive technical background. Mr. Li Jie, our chief executive officer and a senior engineer is a certified chemical engineer, the Associate President of the China Industrial Textile Association and is considered an expert in his field. His independent research has been funded by the Central Government. Mr. Ye Xi-Ping, Vice President of Production, is a senior engineer and certified automation engineer.

Intellectual Property

We have three utility model patents and one patent application:

Name	Applicant	Patent Application Date	Patent Application Number	Basis for patent	Status

Polyphenylene sulfide nonwoven spunbond needle production method and device	Foshan SLP Special Materials Company	January 26, 2010	2010101026602	Invention	Pending

Tube-type air distraction apparatus	Dalian Huayang Chemical Fiber Engineering technology Co., Ltd	March 12, 2009	200920011528.3	Utility model	Authorized

New spinning box structure	Dalian Huayang Chemical Fiber Engineering technology Co., Ltd	March 12, 2009	200920011529.8	Utility model	Authorized

Lapper	Dalian Huayang Chemical Fiber Engineering technology Co., Ltd	March 19, 2009	200920012058.2	Utility model	Authorized

The three utility model patents were applied for and were originally owned by Dalian Huayang Chemical Fiber Engineering Technology Co., Ltd., or Dalian. Dalian has taken steps to transfer the three utility patents to Foshan and the State Intellectual Property in the PRC approved the transfer of these three utility patents from Dalian to Foshan on March 29, 2010.

The duration of utility model rights in the PRC is 10 years from the application date and the duration of invention rights in the PRC is 20 years from the application date.

Our patent application for our process invention is currently pending. No significant patents are expected to expire in the next five years. We expect that additional patent applications will be filed as more processes are developed and specific applications are identified.

We have the following registered trademark in the PRC:

Trademark	Registration Number	Term of Validity
Jinglong Nonwoven	3571234	October 21, 2005 to October 20, 2015

We have the following additional trademark applications:

Trademark Application	Application Number	Application Date
S.L.P	7161477	January 12, 2009
Si Le Pu	7161478	January 12, 2009

Graphic	7162185	January 12, 2009

To safeguard our proprietary knowledge, trade secrets, and technology, we rely heavily on trade secret protection and non-disclosure/confidentiality agreements with our employees, consultants and third party collaboration partners with access to our confidential information.

Competition

We primarily face domestic competition in our industry. Our main competitors in the PRC are Jiangxi Guoqiao Industrial Corporation Limited and Shaoxing Yaolong Spunbonded Nonwoven Technology Co., Ltd. We compete based on our reputation for quality, product innovation, performance, service and technical support.

Competitors in PPS nonwoven fabric industry will be other manufacturers of PPS material and other materials that are suitable to make bag filters in coal-fired power plants, garbage incinerators and cement plants and other potential end users.

Environmental Matters

As a manufacturer we are subject to a broad range of national, provincial and local laws and regulations relating to the pollution and protection of the environment. Among the many environmental laws applicable to us are laws relating to air emissions, wastewater discharges and the handling, disposal and release of solid and hazardous substances and wastes.

In addition, we are required to obtain a construction commencement approval and a completion examination approval for each of our three new production lines. We are adding capacity to our existing manufacturing facility with a construction project to increase the factory size, which will house our new PPS line(s).  We have placed an order for a new production line but it has not yet been shipped to our facility. We plan to order and install two additional PPS lines using the proceeds of this offering.   We are required to obtain a construction commencement approval from the local environmental protection bureau for one of our production lines that is currently under construction. We have obtained approval from the local foreign trade and economic cooperation bureau to install these three new production lines for this total output capacity. To comply with PRC environmental regulations, we are required to obtain a construction commencement approval from the local environmental protection bureau for the installation of a new production line before we begin installation.   We are in the process of applying for the construction commencement approval from the local environmental protection bureau for the new production lines. We have not yet obtained this approval.  According to the relevant laws and regulations, the licensing authority is required to decide whether to issue approval to us or deny us within thirty (30) days after the date the application is accepted, but we cannot assure you that we will be able to obtain such approval in a timely manner or at all. We are also in the process of obtaining the pollution emission permit from the local environmental protection bureau. Failure to obtain such approvals and permit may subject us to fines or disrupt our operations and construction, which may materially and adversely affect our business, results of operations and financial condition. As of October 7, 2010, no such penalties had been imposed on us.

Insurance

We maintain worker's insurance and social welfare insurance for our employees. Our operating subsidiary, Foshan, has not purchased social insurance for all of its employees. If the local labor authority orders us to do so, we may become obligated to pay unpaid insurance premiums thereby increasing our labor costs. We provide life insurance to our executive officers. We do not presently maintain product liability insurance. We maintain property and equipment insurance, however, it does not cover the full value of our property and equipment, which leaves us exposed in the event of loss or damage to our properties or claims filed against us. Other than the above mentioned, we do not maintain any other business or liability insurance.

Employees

As of June 30, 2010, we had a total of 176 employees, including over 20 engineers. The following chart shows the number of our employees involved in the various aspects of our business:

Category	Number of Employees
Manufacturing	109
Sales and Marketing	11
Research and Development	5
Administrative	11
Finance	4
Quality Control	8
Equipment	15
Logistics	13

Employee compensation is composed of a salary plus subsidies based on position, education level, length of service and performance.

PRC Government Regulations

Business license

A company that conducts business in the PRC must have a business license that usually prescribes a scope of business likely to be conducted. Our business license covers our present business to manufacture and sell nonwoven fabrics overseas and domestically.  Prior to expanding our business beyond the scope of our business license, we are required to apply for and receive approval from the PRC government.

Employment laws

On June 29, 2007, the Standing Committee of the National People’s Congress of the PRC promulgated the Labor Contract Law of PRC, or the Labor Contract Law, which became effective as of January 1, 2008.  On September 18, 2008, the PRC State Council issued the Implementing Rules for the PRC Labor Contract Law, which became effective as of the date of issuance.  The Labor Contract Law and its implementing rules impose requirements concerning, among others, the types of contracts to be executed between an employer and its employees and establishes time limits for probationary periods and for how long an employee can be placed in a fixed-term labor contract.  The Labor Contract Law and its implementation rules also impose greater liabilities on employers, require certain terminations to be based upon seniority rather than merit and significantly affect the cost of an employer’s decision to reduce its workforce. In addition, according to the Labor Contract Law and its implementing rules, if an employer intends to enforce the non-compete provision with its employees in the labor contracts or confidentiality agreements, it has to compensate its employees on a monthly basis during the term of the restriction period after the termination or ending of the labor contract.  The Labor Contract Law also requires employers in most cases to provide a severance payment to their employees after their employment relationships are terminated.   Due to the limited period of effectiveness of the Labor Contract Law and its implementing rules and the lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how it will impact our current employment policies and practices.

Environmental regulations

We are subject to various national and local environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.  The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Environmental Impact Assessment Law, the PRC Regulation on the Administration of Construction Project Environmental Protection, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

In accordance with the PRC Environmental Impact Assessment Law and the PRC Regulation on the Administration of Construction Project Environmental Protection, we are required to obtain a construction commencement approval and a completion examination approval for each of our three finished production lines and we are also required to obtain a construction commencement approval from the local environmental protection bureau for one of our production lines that is currently under construction. However, we have not obtained all requisite approvals and permits from the local environmental protection bureau.  See “Risk Factors —Risks Related to Doing Business in China —The PRC environmental protection laws and regulations require PRC companies, especially PRC manufacturing companies, to obtain environmental approvals and pollution emission permits for the commencement and completion of production lines.  Failure to obtain the necessary environmental approvals and permits may subject us to fines and, in some cases, may even result in the mandated cessation of production, which may in turn impair our normal business operations and expansion plans.

The manufacturing facilities in which we operate are subject to the PRC’s environmental laws and requirements.  We are required to and have obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and we are responsible for the disposal of the waste in accordance with applicable environmental regulations.  If we fail to comply with the provisions of the permit and environmental laws, we could be subject to sanctions by regulators, including the suspension or termination of its business license, which would result in the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

—	Paris Convention for the Protection of Industrial Property (March 19, 1985);

—	Patent Cooperation Treaty (January 1, 1994); and

—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (December 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985.  Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2008 and 2010, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, namely, patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file. Therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application.  Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must enter into a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts.  A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one or more times the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to four times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB200,000, or approximately $29,500.

Value added tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. When exporting goods, the exporter is entitled to a portion or all of the refund of VAT that it has already paid or borne. We are subject to the foresaid rules, and currently we are required to pay VAT at a rate of 17% in our sale or importation of goods while we are entitled to VAT refund at the rate of 16% for our exported goods. We do not enjoy any VAT deduction or exemption treatment.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, securities investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the National Development and Reform Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Mandatory statutory reserve and dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year for its general reserves until the cumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

Our manufacturing facility is located in Foshan City, Guangdong Province, PRC and has over 10,000 square meters of operating space on 33,074 square meters of land.  Our land use right was granted by Nanhai State-Owned Land Resource Bureau in 2002 and expires in October 2052.  If we want to continue to use the land after the expiration date, we must apply for an extension at least one year prior to the granted land use right’s expiration.

All land in the PRC is owned by the state or rural collective economic organizations and cannot be sold to any individual or entity.  Instead, the government grants or allocates land users a “state-owned land use right.”

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the typical case in Western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings in the ordinary course of our business. We are currently not aware of any legal proceedings in which the ultimate outcome, in our judgment based on information currently available, would have a material adverse affect on our business, financial condition or operating results.

ADDITIONAL DISCLOSURE REGARDING CONVERSION OF NOTES AND EXERCISE OF WARRANTS

As disclosed in more detail under “Our Corporate History-Private Placement” above, we issued convertible notes and warrants to certain accredited investors in a private placement which closed on February 12, 2010.  The tables below present some additional information regarding the notes and warrants and their impact on this offering.

If this offering is completed, the notes will convert into shares of our common stock at a 65% discount to the public offering price. In the event this offering is not completed and the notes do not convert into common stock, we intend to repay the notes at maturity.    The notes mature on February 11, 2011.  We have paid the interest due on the notes for quarters ended March 31, June 30 and September 30, 2010.  We believe that we will be able to obtain a credit line sufficient to pay off the principal and interest due on the notes at maturity.  We cannot, however, assure you that this will be the case.   See the risk factor entitled “If we cannot extend or renew our currently outstanding short-term loans or if our convertible notes are not converted before their maturity date, we will have to repay these loans with cash on hand or refinance them with another lender or else face a default and potential foreclosure upon the collateral we pledged.”

Table 1

The following is a table disclosing the total dollar value of the common stock underlying the convertible notes that we have registered for resale (using the number of underlying securities that we have registered for resale and the value for those securities on February 12, 2010, the date of the sale of the convertible notes).

Value of common stock per share on February 12, 2010 (1)	2.45
Conversion price per share of common stock underlying the convertible notes (2)	$0.86
Total number of shares of common stock issuable at conversion price of $0.86 on conversion of all of convertible notes in the aggregate principal amount of $4,140,000.	4,813,953
Gross value of 4,813,953 shares underlying the notes on February 12, 2010 at value of $2.45 per share	$11,794,184
Net value of 4,813,953 shares underlying the notes (3)	$8,068,184

(1)	This value per share was determined by the company after consultation with its financial advisors and is based on a valuation determined as follows:

As of January 31, 2010, the company, with the assistance of its financial advisors, determined a valuation based on the company’s net profits for the current year and those projected for the next 12 months. The Company made a comparable company analysis of 9 mid-cap publicly traded companies which had an average price earnings ratio of 24 times current year and one year of projected earnings.   After discussions with potential underwriters, bearing in mind the nature of the company’s business, in particular  the fact that the company had not yet commenced production of PPS products, the  company accepted that it might to be able to complete a public offering in the current market based on a multiple of approximately 5 times current and projected earnings.  Primary Capital then approached potential investors to determine the multiple at which they might be willing to invest in the company in a bridge financing prior  to a contemplated public offering based on a multiple of approximately 5 times current and projected earnings.  Primary Capital advised the company, that after discussions with potential investors,  investors stated that in view of the liquidity risk, they might  be willing to invest in a bridge financing at a 65% discount to the proposed 5 times earnings valuation.

Given the fact that as of the date of this valuation, the company was privately issuing convertible notes, the investors and the company agreed that, as of January 31, 2010, a pre-money (i.e. pre- bridge financing) multiple of 1.78 times current and projected net earnings was appropriate for a company that had not raised any capital in a public offering.   Since this valuation was agreed to by the company and the investors, management viewed the convertible note financing as an “arms-length” transaction and treated the $2.45 per share pre-money valuation as the stock’s fair value in calculation of the fair value of the company’s warrants.   Detailed computation is as below:

Current and projected net profits	$20,000,000
Multiple	1.78
Pre-bridge money valuation	$35,560,000
Common stock shares outstanding (pre-bridge and pre public offering)	14,510,204
Valuation per share	$2.45

(2)
The notes convert into common stock at a 65% discount to the public offering price.  However, for purposes of determining the value of the discount on February 12, 2010 we are using the value of the common stock on February 12, 2010 which was $2.45.  Based on this the conversion price would be $0.86 per share.

(3)
The 4,813,953 shares issuable on conversion of the notes had a gross value on February 12, 2010 of $11,794,184. This represents a net value, after deducting cost basis of $3,726,000 (or $4,140,000 less $414,000 of interest ) of $8,068,184.

Table  2

The following table discloses the dollar amount of each payment (including the value of any payment that we have made or will be made in common stock) in connection with the private placement entered into on February 12,  2010 and the proposed public offering, to any selling stockholder (or any affiliate of a selling stockholder or any person with whom any selling shareholder has a contractual relationship) regarding the transaction (including any interest payments, liquidated damages, payments made to "finders" or "placement agents," and any other payments or potential payments).

Fees to Primary Capital as placement agent	$397,000	(1)
Shares issued to Primary Capital	$1,362,055	(1)
Warrant to Primary Capital	$156,728	(1)
Fees to United Best	$1,027,000	(2)
Shares issued to United Best	$1,362,055	(2)
Warrant to United Best	$156,728	(2)
Liquidated Damages payable under Registration Rights Agreement	$414,000	(3)
Interest payable to Noteholders	414,000	(4)
Shares issued to Noteholders	$8,068,184	(5)
Total Payments made or which may be required to be made by the company to Selling Stockholders:	$13,357,750

(1)
Under the terms of a financial services agreement between Primary Capital and the company, Primary Capital was paid a commission of $202,000 at the closing and is also owed an additional $75,000 for services rendered in connection with the private placement.  Primary Capital also entitled to be paid a $15,000 upon completion of this offering and $15,000 for the next succeeding seven calendar quarters for an aggregate amount of $120,000.

At the closing of the financing, Primary Capital received 290,755 shares of our common stock.  Primary is also entitled to receive 265,186 shares on closing of the offering.  Using a valuation equal of $2.45 (which equals the value of the shares of common stock on February 12, 2010) these 555,941 shares have a value of $1,362,055.

Primary Capital is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which number represents 5% of the 1,971,429 shares of common stock issuable to the noteholders on conversion (assuming a public offering price of $6.00 per share)).  However, for purposes of this table we have valued the 240,698 warrants using their “intrinsic value” of $1.59 per share (i.e. the difference between the value of the common stock as of  February 12, 2010 of $2.45 less the strike price of $.86 (a 65% discount to the $2.45 value) which amounts to $156,728.

If the note conversion does not occur, Primary Capital will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.  We have not assigned any value to any future transaction.

Under the terms of the financial services agreement, if any additional transaction is completed between the company and the investors prior to November 2011, Primary Capital is entitled to receive an additional fee equal to between three to four percent of the aggregate consideration paid by the investors depending on the size of the financing.   We have not assigned any value to any such future transaction.

(2)
Under the terms of a consulting agreement between United Best and the company, United Best was paid a commission of $202,000 at the closing of the financing.  United Best is also owed an additional $75,000 for services rendered in connection with financing.  Under the consulting agreement, as amended, United Best is entitled to be paid on completion of this offering a success fee of $750,000 (which represents 3% of the assumed $25,000,000 in gross proceeds to be received by us in connection with this underwritten offering).

At the closing of the transaction, United Best received 362,755 shares of our common stock for their services.  United Best is also entitled to receive 193,186 shares on closing of the offering.  Using a valuation equal to $2.45 these 555,941 shares have a value of $1,362,055.

In addition, United Best is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which represents 5% of the 1,971,429 shares of common stock issuable to the noteholders on conversion (assuming a public offering price of $6.00 per share)).  For purposes of this table we have valued the 98,571 warrants using their “intrinsic value” of $1.59 per share (i.e. the difference between the value of the common stock as of  February 12, 2010 of $2.45 less the strike price of $.86 (a 65% discount to the $2.45 value) which amounts to $156,728.

If the note conversion does not occur, United Best will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.   We have not assigned any value to any future transaction.

(3)
Under the registration rights agreement dated February 12, 2010 between the company and the noteholders, we are required to include in this registration statement for resale the 1,971,428 shares underlying the notes.   If  the registration statement is not effective within 180 days after filing we have agreed to pay the investors two percent (2%) of the aggregate principal amount of the notes for each month (or part thereof) that it is late (capped at 10% or $414,000). No liquidated damages are payable with respect to any shares required to be omitted as a result of the operation of Rule 415.  For purposes of this table we are using the maximum amount payable.  We have no way of knowing whether we will be required to pay some or any of this amount.

(4)
Interest is payable quarterly at the rate of 10% per annum increasing to 15% if there is a default. $204,464 is being held in escrow out of the closing proceeds from the private placement to be applied towards the first six months interest.

(5)
We issued notes in the aggregate principal amount of $4,140,000.  The notes are convertible into shares of common stock at a discount of 65% of the public offering price.  However, for purposes of this table we are valuing the shares underlying the common stock as of February 12, 2010 at a price of $2.45 per share.  Accordingly, the $4,140,000 aggregate principal amount of the notes its convertable into 4,813,953 shares which have a gross value on February 12, 2010 of $11,794,184. This represents a net value, after deducting cost basis of $3,726,000 (or $4,140,000 less $414,000 of interest) of $8,068,184.

Table  3

The following table sets forth the gross proceeds from the issuance of the notes and net proceeds received by us.

Gross proceeds from sale of the convertible notes:	$4,140,000
Payments in connection with the transaction that we made:
Placement agent and advisory fees payable in connection with the closing of the financing (1)	$554,000
Legal fees for the financing (2)	$326,187
Documentation Fees	$5,000
Total Payments by us:	$885,187
Balance (net of above expenses) (3)	$3,254,813

Total payments made or which may be required to be made by the Company to Selling Stockholders as set forth in Table 2	$13,357,750
Net loss to company from transaction (4)	$(9,548,937)

(1) Represents fees of $202,000 paid to each of Primary Capital and United Best as placement agent fees. Each of them is entitled to receive an additional $75,000 for their services.  Primary Capital also entitled to be paid a $15,000 upon completion of this offering and $15,000 for the next succeeding seven calendar quarters for an aggregate amount of $120,000. (United Best is also entitled to be paid a success fee of $750,000 or 3% of the gross proceeds received by the company on closing of the public offering.)

(2) This amount includes the payment of legal fees for services rendered in connection with the financing.

(3) $204,464 was held in escrow to pay the interest due on the notes during the first 6 months.

(4) Represents $3,254,813 less $13,357,750 (but adding back placement agent and advisory fees payable in connection with the closing of the financing of $554,000 which are included in the $13,357,750).

Table 4

The following is a table disclosing the interest payments required to be made to the selling stockholders during the life of the convertible notes.

Interest is payable quarterly at the rate of 10% per annum increasing to 15% if there is a default. $204,464 is being held in escrow out of the closing proceeds from the private placement to be applied towards the first six months interest.

Date	Interest Payment Amounts
3/31/2010	$53,309.60
6/30/2010	$103,216.44
9/30/2010	$104,350.68
12/31/2010	$104,350.68
2/14/2011	$48,772.60
Total:	$414,000.00

Quarterly interest payments payable with respect to the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 have been made.

Table 5

The following table sets forth the total possible profit the selling shareholders could realize as a result of any conversion discount for the common stock underlying the convertible notes, with the following information disclosed separately.

The value per share of the common stock on February 12, 2010, the date of the sale of the convertible notes	2.45	(1)
The conversion price per share of common stock on February 12, 2010, the date of the sale of the convertible notes	$0.86	(2)
The total shares underlying the convertible notes	4,813,953	(3)
The combined gross value of the 4,813,953 shares underlying the convertible note, calculated by using $2.45 the value per share on the date of the sale of the convertible note	11,794,184	(1)
The total possible discount to the value as of February 12, 2010 (the date of the sale of the convertible note), calculated by subtracting $3,276,000 (the total conversion price on the date of the sale of the convertible note ($4,140,000) less $414,000 of interest paid) from $11,794,184 (the combined value of the 4,813,953 shares of common stock underlying the convertible notes on February 12, 2010)	$8,068,184

(1)	For purposes of this calculation we have used a valuation of $2.45 per share.

(2)
The notes are convertible at a 65% discount to the proposed public offering price. For purposes of this table we are using a conversion price of $.86 which represents a 65% discount to the $2.45 per share value as of February 12, 2010.

(3)	Based on a conversion price of $0.86 the notes convert into 4,813,953 shares. The interest payable on the notes does not convert into shares of common stock.

Table 6

The following is a table disclosing (i) the gross proceeds paid to us in connection with the financing transaction, (ii) the payments made by us, (iii) the net loss to us from the transaction and (iv) the aggregate potential profit realizable by the selling stockholders as a result of a 65% discount price relating to the conversion price of the Notes and the discounted exercise price of the warrants issued to the placement agent and financial advisor in connection with the financing transaction:

Amount
Gross proceeds paid to us:	$4,140,000
All payments that have been made by or that may be required to be made by us as set forth in Table 2:	$13,357,750
Net loss to company from the transaction:	$(9,954,937)
Total possible profit assuming conversion of the notes at $0.86 and resale of the 4,813,953 shares underlying the notes at price of $2.45 per share.	$8,068,184
Total possible profit by United Best assuming exercise of the 240,698 warrants at $.86 and resale of the 240,698 shares underlying the warrants at $2.45 per share and payment of interest of $414,000.	$382,709
Total possible profit by United Best from the sale of the 555,941 shares at the price of $2.45 per share.	$1,362,055
Total possible profit by Primary Capital assuming exercise of the warrants issued to at $.86 and resale of the 240,698 shares underlying the warrants at $2.45.	$382,709
Total possible profit by Primary Capital from the sale of the 555,941 shares at the assumed offering price of $2.45 per share.	$1,362,055
Combined total possible profit	$11,557,712
Percentage of (x) $21,877,898 ((i) the total amount of all possible payments ($13,357,750) and (ii) the total possible discount to the value of the common stock underlying the convertible notes at the time of sale on February 12, 2010 ($8,068,184)) divided by (y) the cash proceeds to the company from the sale of the convertible notes after payment of cash expenses ($3,254,813).	672%

Table 7

The following is a table disclosing the value of the warrants issued to the placement agent and the financial advisor (who are selling stockholders in the resale prospectus).   The warrants are exercisable for shares of common stock at a discount of 65% of the public offering price.  However for purposes of this calculation we are using$2.45 valuation for the common stock and calculating the exercise price of $.86 per share.

Value on February 12. 2010 of common stock underlying warrants	$2.45
Exercise price per share of common stock underlying the warrants (65% discount)	$.86
Total number of shares of common stock issuable on conversion of notes at a conversion price of $.86	4,813,953
Number of shares underlying warrants issued to placement agent and financial advisor (10%)	481,395
Total market price of the 481,395 shares underlying the warrants (using $2.45 value per share)	$1,179,418
Total exercise price of 481,395 shares underlying the warrants	$413,999
Total Value the 481,395 shares underlying the warrants	$765,419

Table 8

The following is a table comparing (i) the number of shares of common stock currently outstanding, (ii) the number of shares of common stock currently outstanding held by persons other than the selling stockholders, affiliates of the Company and affiliates of the selling stockholders, (iii) the number of shares registered by the selling stockholders (or their affiliates) in prior registration statements , (iv) the number of shares underlying the notes being registered for resale in this Registration Statement (assuming a public offering price of $6 per share; (v) the number of shares issued to the placement agent and financial advisor for services rendered in connection with the private placement that are being registered in the Resale Prospectus;  (vi)  the  number of shares underlying warrants issued to the placement agent and financial advisor for services rendered in connection with the private placement that are being registered in the resale prospectus; and  (vii) the number of other shares being registered by the selling  stockholders.

The number of shares of common stock currently outstanding prior to the public offering	15,265,714
The number of shares of common stock currently outstanding held by persons other than the selling stockholders, affiliates of the Company and affiliates of the selling stockholders	3,502,448
The number of shares registered by the selling stockholders (or their affiliates) in prior registration statements	0
The number of shares underlying the notes being registered for resale in the resale prospectus (assuming a public offering price of $6.00 per share and a conversion price of $2.10 per share) (1)	1,971,428
The number of shares issued to the placement agent and financial advisor for services rendered in connection with the private placement that are being registered in the resale prospectus (1)	387,258
The number of other shares being registered by the selling stockholders in the resale prospectus (1)	566,584
The number of shares underlying warrants issued to the placement agent and financial advisor for services rendered in connection with the private placement that are being registered in the resale prospectus (1) .	0

(1)   The resale prospectus relates to the sale by the selling stockholders identified in that prospectus of up to 2,925,271 shares of our common stock comprising:

•	953,842 shares of outstanding common stock held by selling stockholders as follows:

o	515,918 are being registered for resale by Newise Holdings
o	32,857 shares are being registered for resale by United Best
o	354,401 shares are being registered for resale by Primary Capital
o	33,333 shares are being registered for resale by Ming Liu.
o	6,278 shares are being registered for resale by Joseph Nemelka
o	10,722 shares are being registered for resale by 1st Orion.
o	333 shares are being registered for resale by Lorikeet Inc; and

•	1,971,429 shares are being registered for resale by the selling stockholders who will acquire the shares on conversion of outstanding convertible notes.

In the share exchange or “reverse merger” transaction, we acquired control of Hong Hui which owns all of the stock of Technic, which in turn owns of all of the stock of Foshan, by issuing to the Hong Hui stockholders an aggregate of 14,510,204 shares our of common stock in exchange for all of the outstanding capital stock of Hong Hui.   One of the Hong Hui stockholders with whom we completed the share exchange was Newise Holdings, a British Virgin Islands company, which received 2,321,633 of our shares.  Newise Holdings is controlled by Li Jun, one of our directors.  Newise Holdings is a selling stockholder in the resale prospectus.  In May 2010, 673,877 of these 2,321,633 shares were sold to Primary Capital and 100,000 were sold to Mr. Ming Liu.

Except as set forth above other than the issuance and sale of the notes and the warrants to the noteholders, and the cash and equity based compensation paid to the placement agent and financial advisor, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the our management, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

In addition, other than in connection with the contractual obligations set forth in (i) the note purchase  agreements and related agreement entered into by us, on the one hand and each of the selling stockholders on the other hand, (ii) the notes and the warrants and (iii) the security documents entered into in connection with the financing transaction, we do not have any agreement or arrangement with the selling stockholders with respect to the performance of any current or future obligations.

Investors’ Warrants

At the closing of the private placement of the notes, the note investors were issued warrants which become exercisable only in certain events.  The warrants will be void and of no force and effect if the notes convert into common stock, which would occur automatically at the closing of the offering contemplated by this prospectus.

The warrants are exercisable only if a “financing” is consummated after February 12, 2011 (or the date the notes become due pursuant to a default, if earlier) and prior to February 12, 2015.  A “financing” means the first sale of stock (or securities convertible into stock) in a capital raising transaction with gross proceeds of at least $2,000,000.

The warrants will be exercisable to purchase 8% of the total shares of common stock outstanding (on a fully-diluted basis) immediately after the closing of the “financing.”  The warrants are exercisable at the price at which the shares of common stock (or common stock equivalent if derivative securities are sold) are sold in the financing.  Accordingly, because we cannot determine at this point whether the warrants will become exercisable, the exercise price, the number of shares for which the warrants will be exercisable, or what the market price for the common stock at the time of any possible sale, we cannot calculate the possible profits that the investors would achieve on exercise and sale of the warrants.

Financial Services Agreements and Related Warrants

United Best

United Best, our foreign advisor controlled by Mr. Li Jun, one of our directors, provided financial services in connection with our reverse merger with Hong Hui completed on February 12, 2010. These services included advising the company on structuring the reverse merger, assisting the company in retaining service providers such as accountants, PRC and US attorneys to effect the reverse merger and working with those service providers to facilitate the completion of the reverse merger. Additionally, United Best will assist the Company with on-going communications and coordinating the relationships with service providers during the NASDAQ listing process.

United Best is listed as a selling stockholder in the resale prospectus.  Newise Holdings, a company also controlled by Li Jun, is also listed as a selling stockholder in the resale prospectus.

Under the terms of a consulting agreement between United Best and the company United Best was paid a commission of $202,000 at the closing of the convertible notes financing. United Best is also owed an additional $75,000 for services rendered in connection with that transaction.  Additionally, under the consulting agreement, as amended, United Best is entitled to be paid on completion of this offering a success fee of $750,000 (which represents 3% of the $25,000,000 gross proceeds to be received by us in connection with the underwritten offering (assuming a public offering of $6.00 per share).

At the closing of the convertible notes financing, United Best received 362,755 shares of our common stock for its services.  United Best is also entitled to receive an additional 193,186 shares of closing of this offering.   32,857 shares are being registered by United Best are being registered in the resale prospectus.

In addition, as partial consideration for providing these consulting services, United Best is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which represents 5% of the 1,971,429 shares of common stock issued to the note holders on conversion (assuming a public offering of $6.00 per share)), exercisable at the price of  $2.10 per share  (i.e. the price at which the notes convert assuming a public offering of $6.00 per share). Unlike the investor warrants, these warrants will not terminate but instead become exercisable on conversion of the notes and consummation of this offering.   If the note conversion does not occur, United Best will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.

Primary Capital

Primary Capital provided financial services in connection with the private placement and reverse merger which closed on February 12, 2010.  The services provided and to be provided by Primary Capital include the following:

•	assisting the company in preparing a detailed business plan, financial model and power point presentation;
•	negotiating and structuring the reverse merger;
•	acting as placement agent for the February 12, 2010 note financing;
•	recommending to the company a qualified auditor, securities attorney and investor relations firm, and assisting the company with negotiating the terms of their respective engagements;
•	advising the company on strategies to increase shareholder value;
•	assisting the company and its investor relations firm in organizing, and participating with the company in, investor road shows and investor conference calls;
•	recommending investor conferences in the US and Europe to be attended by the company and a representative of Primary Capital;
•	identifying strategic relationships and joint venture partners;
•	identifying and recommending persons to serve on the company’s Board of Directors;
•	identifying and rendering advice regarding potential acquisitions, including the valuation of the acquisition and financing for the acquisition;
•	assisting the company in connection with its listing on a U.S. stock exchange;
•	reviewing and commenting on the company’s SEC filings associated with the company’s transactions; and
•	advising company regarding its obligations as a U.S. public company.

Primary Capital is listed as a selling stockholder in the resale prospectus.

Under the terms of a financial services agreement between Primary Capital and the company, at the closing of the February 2010 financing Primary Capital was paid a commission of $202,000.  Primary Capital is also owed an additional $75,000 for services rendered in connection with the private placement.  Primary Capital is also entitled to receive $15,000 on completion of the offering and $15,000 for the next succeeding seven calendar quarters for an aggregate amount of $120,000.

At the closing of the financing, Primary Capital received 290,755 shares of our common stock which shares are being registered in the resale prospectus.  Primary is also entitled to receive 265,186 shares of common stock on the closing of this offering.

In addition, for providing these financial services Primary Capital is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which number is equal to 5% of the 1,971,429 number of shares of common stock issued to the noteholders on conversion), exercisable at $2.10 (which equals the price at which the notes convert assuming a public offering of  $6.00 per share).  Unlike the investor warrants, these warrants will not terminate but instead become exercisable upon conversion of the notes and consummation of this offering.  The shares underlying these warrants are being registered in the resale prospectus.  If the note conversion does not occur, Primary Capital will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.

Shares being registered in Resale Prospectus

The resale prospectus relates to the sale by the selling stockholders identified in the prospectus of up to 2,925,271 shares of our common stock comprising:

	953,842 shares of outstanding common stock held by selling stockholders as follows:

o
515,918 are being registered by Newise Holdings.  These are part of the 2,321,633 shares which Newise Holding received in the reverse merger described in the prospectus pursuant to a share exchange agreement, dated as of February 12, 2010, which was previously filed as Exhibit 10.1 to this registration statement.  We orally agreed with Li Jun to register these shares;

o
32,857 shares are being registered by United Best.  These are part of the 362,755 shares which United Best received at the closing of a reverse merger pursuant to a consulting agreement, dated November 17, 2009, entered into with the company which was previously filed as Exhibit 10.12 to this registration statement.   We are required to register these shares under that agreement;

o
354,401 shares are being registered for resale by Primary Capital.  290,755 of these shares were received at the closing on February 12, 2010 under a placement agent agreement effective as of November 17, 2009, which was filed as Exhibit 10.7 to this registration statement.  We are required to register these shares under the placement agent agreement. The remainder of the shares being registered are part of the 673,877 shares that were purchased in February 2010 from Newise Holdings for $0.64 per share pursuant to an stock purchase agreement which will be filed as Exhibit 99.2 to this registration statement. We orally agreed to register these shares;

o
33,333 shares are being registered by Ming Liu.  These constitute part of the 100,000 shares which were purchased from Newise Holdings by Ming Liu in February 2010 for $1.50 per share pursuant to a stock purchase agreement which is being filed as Exhibit 99.1 to this registration statement.  We orally agreed to register these shares;

o
6,278 shares are being registered for resale by Joseph Nemelka.  These shares constitute part of the 18,883 are held by Mr.  Nemelka.  (Mr.  Nemelka purchased 9,000,000 shares of common stock from Seth Winterton for $9,000 under a stock purchase agreement dated December 27, 2008 which is being filed as Exhibit 99.3.  On February 12, 2010, immediately prior to the closing of the reverse merger, shareholders holding 12,640,000 of the 13,000,000 shares of the then outstanding common stock agreed to surrender their shares for cancellation in payment by Joe Nemelka of an aggregate amount of $40,000, pursuant to stock purchase agreements entered into between Joe Nemelka and each such holder (the "Stock Cancellation").  After the Stock Cancellation there were 360,000 shares (or 72,000 shares post the 1 for 5 reserve stock split) outstanding.  Of these 72,000 shares, 18,883 are held by Mr.  Nemelka).   We agreed to register these shares under a letter agreement dated February 18, 2010 which is being filed as Exhibit 10.20 to this registration statement;

o
10,722 shares are being registered by 1st Orion.  On February 7, 2007 1st Orion loaned the company $2,500 in exchange for a convertible note which was convertible into 250,000 shares.  The note was converted into 250,000 shares on December 31, 2008.  After the Stock Cancellation 32,167 shares are held by 1st Orion.  We agreed to register these shares under a letter agreement dated February 18, 2010, which is being filed as Exhibit 10.20 to this registration statement; and

o
333 shares are being registered for resale by Lorikeet Inc.  On February 7, 2007 Lorikeet loaned the company $2,500 in exchange for a convertible note which was convertible into 250,000 shares.  The note was converted into 250,000 shares on December 31, 2008.  After the Stock Cancellation 1,000 shares are held by Lorikeet. We agreed to register these shares under a letter agreement dated February 18, 2010, which is being filed as Exhibit 10. 20 to this registration statement.


1,971,428 shares are being registered for resale by the selling stockholders who will acquire the shares on conversion of outstanding convertible notes.  The Note Purchase Agreement dated February 12, 2010 pursuant to which the noteholders acquired the convertible notes is filed as exhibit 10.2 to this registration statement. Under the registration rights agreement dated February 12, 2010 between the company and the noteholders, we are required to include in this registration statement for resale the shares underlying the notes;

SHARES ELIGIBLE FOR FUTURE SALE

This is an offering of 4,166,667 shares of our common stock.  As of October 7, 2010, there were (i)  15,265,714 shares of common stock issued and outstanding and (ii) convertible notes convertible into 1,971,429 shares of common stock (assuming a public offering price of $6.00 per share) reserved for issuance upon conversion of convertible notes in the aggregate principal amount of $4,140,000 which are immediately convertible and (iii) warrants to purchase 197,142 shares of our common stock to be issued to the placement agent and financial advisor at the closing of this offering.  Following this offering (giving effect to (i) the conversion of all of the convertible notes on the closing of this offering and (ii) the issuance at the closing of this offering of 193,186 shares to United Best and 265,186 shares to Primary Capital, but excluding any shares issuable pursuant to the exercise of the over-allotment option), there will be 21,862,182 shares of common stock outstanding.  Of these 2,925,271 shares are being registered simultaneously herewith in a resale prospectus. None of our outstanding shares will be eligible for resale under Rule 144 until February 12, 2011.

Lock-Up Agreements

In June  2010,  we entered into lock-up agreements with officers and directors and beneficial owners of more than 5% of our common stock.   See “Underwriting – Lock-up Agreements.”

In addition, in June 2010, we entered into lock-up agreements with the selling stockholders listed in the resale prospectus dated as of the date hereof pursuant to which the selling stockholders have agreed not to sell any of the shares of common stock for a period of 90 days following the date of the public offering.

Rule 144

Under Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell his, her or its  securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 214,038 shares immediately after this offering; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to the resale prospectus.

As we are a former “shell” company, persons who wish to sell our securities have also to satisfy the additional  requirements of Rule 144(i) which provides that those securities may be sold, subject to the other requirements of Rule 144, after one year has elapsed from the date that the issuer filed "Form 10 information" with the Commission (in our case February 12, 2011) provided that we have filed all reports and other materials required to be filed by section 13 of the Exchange Act during the preceding 12 months.

Registration Rights

Other than  the registration rights set forth in (i) the registration rights agreement entered into on February 12, 2010 with the investors in the private placement under which we are obligated to register for resale all of shares issued on conversion of the notes, and (ii) the registration rights side agreement entered into on February 12, 2010 with the selling stockholders who had acquired their shares prior to the reverse merger, under which we are obligated to register for resale 52,001 shares, (iii) the agreements entered into with Primary Capital and United Best, under which we are obligated to register for resale the 653,510 shares received by Primary Capital and United Best under such agreements, (iv) oral agreements entered into with  Li Jun and Ming Liu,  we have no other obligation to register under the Securities Act any of our shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on October 7, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) each stockholder whom we know to own beneficially more than 5% of our common stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group.  The table reflects the ownership of our equity securities by the foregoing parties after the 1-for-5 reverse stock split which occurred on March 24, 2010.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Except as indicated below, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to our common stock shown as beneficially owned by them. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address for each listed stockholder is: c/o China SLP Filtration Technology, Inc., Shishan Industrial Park, Nanhai District, Foshan City, Guangdong Province PRC.

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2)	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2)(3)

	Before Offering	Before Offering	Post Offering	Post Offering
Owners of More Than 5% Of Class
Bestyield Group Limited (4)	4,353,061	28.6%	4,353,061	19.91%
Proudlead Limited (5)	4,353,061	28.6%	4,353,061	19.91%
Li Jun (6)	2,202,268	14.33%	2,202,268	10.02%
Newise Holdings (6)	1,547,756	10.2%	1,547,756	7.08%
Pilot Link International Limited (7)	1,668,673	11%	1,668,673	7.63%
High Swift Limited (8)	1,088,265	7.1%	1,088,265	4.98%
Primary Capital, LLC (9)	1,328,389	8.6%	1,328,389	8.6%

Directors and Executive Officers
Li Jie (Chief Executive Officer and a Director) (4)	4,353,061	28.6%	4,353,061	19.91%
Law Wawai (President of Sales and a Director) (5)	4,353,061	28.6%	4,353,061	19.91%
Zeng Shijun (Chief Technology Officer)	-	-%	-	-%
Eric Gan (Chief Financial Officer) (12)	-	-%	-	-%
Li Jun (Director) (6)	2,202,268	14.33%	2,202,268	14.33%
Richard M. Cohen (Director) (11)	10,000	*	10,000	* %
Chris Bickel (Director) (10)	-	-	-	-%
Su Lie (Director)	-	-	-	-%

Directors and executive officers as a group (8 persons)	10,918,390	71.52%	10,918,390	71.52%

*   Less than 1%.

(1)    As of the close of business on October 7, 2010, there were 15,265,714 shares of our common stock outstanding. Following the closing of this offering there will be 21,862,182 shares of common stock issued and outstanding.

(2)    In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire within 60 days of October 7, 2010 upon exercise of convertible securities, warrants or options. In accordance with Rule 13d-3 in determining the percentage of common stock owned by a person on October 7, 2010 (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion or exercise of the warrants and other convertible securities, and (b) the denominator is the sum of (i) the total shares of that class outstanding on October 7, 2010, and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of other securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)    Following completion of the offering there will a total of 21,862,182 shares of common stock outstanding, including (i) 15,265,714 shares of common stock currently outstanding, (ii) 1,971,429 shares issuable on conversion of the notes, (iii) 4,166,667 shares to be issued in the offering, and (iv) and 193,186 shares to be issued to United Best and 265,186 shares to be issued to Primary Capital on closing of the offering.

(4)    Bestyield Group is a BVI company controlled by Mr. Li Jie, our chief executive officer. Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. Mr. Li has sole voting power with respect to the shares. Bestyield has guaranteed our obligations to the investors under our outstanding convertible notes issued in February 2010. All of these shares have been pledged to secure the performance of that guaranty.

(5)    Proudlead is a BVI company controlled by Law Wawai, president of sales and a director.  Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.   Mr. Law has sole voting power with respect to the shares. Proudlead has guaranteed our obligations to the investors under our outstanding convertible notes issued in February 2010. All of these shares have been pledged to secure the performance of that guaranty.

(6)    Represents 1,547,756 shares held by Newise Holdings, a BVI company controlled by Li Jun, one of our directors. Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. Mr. Li has sole voting and dispositive power with respect to the shares held by Newise Holdings. In addition, under the terms of an agreement between Foshan and United Best, a company controlled by Mr. Li, United Best received, as a transaction fee following the closing of the financing 362,755 shares of our common stock. On closing of this offering United Best is also entitled to receive an additional 193,186 shares of common stock and a warrant to purchase 98,571 shares at an exercise price of $2.10 per share (based on an assumed public offering price of $6.00). Mr. Li has sole voting and dispositive power with respect to the shares held by United Best. Newise and United Best are named as selling stockholders in a resale prospectus dated the date hereof.

(7)    Pilot Link International is a BVI company controlled by Li Shiyi and Wei Yang, PRC residents.  Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.  Li Shiyi and Wei Yang have shared voting and dispositive power with respect to the shares.

(8)    High Swift Limited is a BVI company controlled by Han Hung Yuk, a PRC resident.   Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.  Mr. Han has sole voting power and dispositive with respect to the shares.

(9)    Primary Capital is the beneficial owner of 964,632 shares. Primary Capital received, at the closing of the share exchange agreement, 290,755 shares of common stock and on April 20, 2010 Primary Capital purchased 673,877 shares from Newise Holdings.   John Leo has sole voting and dispositive power with respect to the shares held by Primary Capital.  Primary Capital’s address is 80 Wall Street, 5th Floor, New York, New York 10005.  On closing of this offering Primary Capital is also entitled to receive an additional 265,186 shares of common stock and a warrant to purchase 98,571 shares at an exercise price of $2.10 per share (based on an assumed public offering price of $6.00). John Leo has sole voting and dispositive power with respect to the shares held by Primary Capital.  Primary Capital’s address is 80 Wall Street, 5th Floor, New York, New York 10005. Primary Capital is named as a selling shareholder in a resale prospectus dated the date hereof.

(10)   Chris Bickel is President of Primary Capital.  Mr. Bickel does not have voting or dispositive power over the shares held by Primary Capital. Mr. Bickel’s business address is 80 Wall Street, 5th Floor, New York, New York 10005.

(11)  Richard M. Cohen is a director of the Company, and his business address is 3 Park Avenue, 16th Floor, New York, New York 10016.    In June 2010, we entered into a director’s agreement with Richard M. Cohen, which agreement was effective with his election to the Board.  Under the terms of that agreement Mr. Cohen on September 3, 2010 was granted 30,000 shares of restricted two-thirds of which are subject to restrictions on transfer and are subject to forfeiture, with the restrictions lapsing as to one-third of the shares on the first anniversary of the date of grant, and as to one-third on the second anniversary of the date of grant, in the event Mr. Cohen continues to be a director on those dates.  This table includes the 10,000 shares which are not currently subject to forfeiture.

(12)   Under his employment agreement dated August 11, 2010,  Mr. Gan is to  be granted an option to purchase 400,000 shares of common stock at an exercise price equal to the public offering price.  The option vests and is exercisable as follows; 160,000 shares will vest and become exercisable on July 31, 2011; 120,000 shares will vest and become exercisable on July 31, 2012; 120,000 shares will vest and become exercisable on July 31, 2013.   In the event that the employment is terminated within 12 months from the employment agreement date by the Company without cause, 160,000 shares shall be vested immediately on the termination date.  As the option is not currently exercisable none of the shares underlying the option are included in the table.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our current directors and executive officers:

Directors and Executive Officers	Position/Title	Age

Li Jie	Chief Executive Officer and a Director	55

Law Wawai	President of Sales and a Director	45

Eric Gan	Chief Financial Officer	48

Zeng Shijun	Chief Technology Officer	48

Chris Bickel	Director	47

Li Jun	Director	47

Richard M. Cohen	Director	59

Su Lei	Director	46

Except for Messrs. Chris Bickel, Richard M. Cohen and Eric Gan, all of our officers and directors are residents of the PRC. In addition, substantially all of our assets are located in the PRC. As a result, it may be difficult or impossible for you to effect service of process within the United States on our company or any of them or to enforce court judgments obtained against them in the United States courts. We have been advised by our PRC counsel that there is uncertainty as to whether the courts of the PRC would (1) recognize or enforce judgments of U.S. courts obtained against our officers or directors or the experts named in this prospectus based on the civil liability provisions of the securities laws of the U.S. or any state in the U.S., or (2) entertain original actions brought in the PRC against our officers or directors or the experts named in this prospectus based on the securities laws of the U.S. or any state in the U.S.

The following is a summary of the biographical information of our directors and officers:

Li Jie was elected director and appointed as our Chief Executive Officer on February 12, 2010. Mr. Li has served as Chief Executive Officer and Managing Director of Foshan SLP Special Materials Co., Ltd. since its inception in 2000. He also serves as Director General of the China Industrial Textile Committee. From 1980 to 2000, he served as R&D director of Dalian Synthetic Fiber Research Institute. From 2000 to 2003, he also studied for an MBA at Southwest International University. We believe that Mr. Li’s knowledge of all aspects of our business and his in-depth understanding of our operations, combined with his years of experience in the nonwovens industry, position him well to serve as our Chairman and Chief Executive Officer.  Mr. Li received a bachelor’s degree in Engineering for Chemical Fiber Technique at Dalian Light Industrial School.  He received a Masters degree from Chinese Academy of Social Sciences where he studied economic management. Also he studied for an MBA at Southwest International University.  Mr. Li is not, and has not been within the last five years, a director of any other publicly traded company.

Law Wawai was elected as a director and appointed as President of Sales on February 12, 2010.   From 1997 to February 2010, Mr. Law served as director and general manager of Nanhai Wanzhi Trading Co.  From 1987 to 1997, he was sales manger Nanhai Polyester Factor.   We believe that  Mr. Wawai’s knowledge of all aspects of the nonwovens business and his in-depth understanding of its operations  position him well to serve as a director.  Mr. Law received his bachelors degree in business management from Nanhai Television University.  Mr. Law is not, and has not been within the last five years, a director of any other publicly traded company.

Eric Gan was appointed as our Chief Financial Officer in August 2010.  From July 1999 to August 2010 Mr. Gan was a Senior Financial Consultant at The Goetzman Group, a company which provides staffing solutions in all areas of finance and accounting.  His assignments while at The Goetzman Group included (i) acting as interim chief financial officer for Rino International Inc. Inc from January 2007 to September 2007; (ii) acting as interim general accounting manager for Physicals Formula from March 2008 to September 2008; and (iii) overseeing the Sarbanes- Oxley compliance project for Smart &  Final from January 2005 to May 2005. Mr. Gan received his Master of Arts from Fudan University, Shanghai in June 1989 and received his Masters in Accounting from the University of Southern California in December 1995.

Zeng Shijun was appointed as our Chief Technology Officer on February 12, 2010.  He has worked as deputy general manager for Dalian Hua Yang Engineer Co., Ltd. since 1992.  He worked as project manager for Dalian Synthetic Fiber Research Institute from 1984 to 1991.  He received his bachelor’s degree from Dalian University of Technology in 1984.  He received a postgraduate degree in economy management from the China Social Scientific University in 1998.

Chris Bickel was elected as a director on February 12, 2010.  Since October 2009, Mr. Bickel has served as President of Primary Capital and is responsible for business development in China.  Primary Capital acted as placement agent for the Company’s February 2010 private placement.   From 2005 to October 2009, Mr. Bickel was an investment banker at  Rosewood Capital Group, LLC (previously an affiliate of Primary Capital and now a branch office ) during which time his investment banking team provided a full range of investment banking, due diligence and business advisory services to private China based companies interested in accessing the U.S. capital markets and being listed in the U.S., as well as advisory services to US based investment banking firms interested in identifying investment banking clients in China.  Mr. Bickel was instrumental in originating and financing of a number of PRC companies that are listed on the NASDAQ or whose shares are quoted on the OTCBB.  From 2001 through 2004, Mr. Bickel served as Chairman and CEO of Sino UJE Ltd., a Hong Kong based company which is a distributor of medical and industrial instrumentation and technology products.  Mr. Bickel was also employed by Spectris Inc. from 1983 to 1996.  As an employee of Spectris, Mr. Bickel was involved with and managed the nonwoven sector of its business.  Spectris was engaged in providing engineered products for use in nonwovens production.  We believe that Mr. Bickel’s extensive past experience in providing business advisory services to private China based companies interested in accessing the U.S. capital markets, including Rino International Corp. and Sino Gas International Holdings, Inc., and helping those companies become successfully listed as well as his over ten years’ experience in the nonwoven market and knowledge with manufacturing practice and the overall market make him a suitable candidate to serve on our board of directors.

Li Jun was elected as a director in February 2010.  Mr.  Li is the owner and manager of Shanghai Primary Capital Management Co., Ltd., a business advisory firm incorporated in Shanghai China, which he started in 2010. (Shanghai Primary Capital Management Co., Ltd. is not affiliated with Primary Capital.)   He provides advisory services to China business owners seeking capital and advisory services related to listing their company on United States stock exchanges. He has over twenty years of experience working in China in various fields and in various capacities. Mr. Li founded Shanghai Rosewood Investment Consulting Co., Ltd in 2005 and participated in four listing and financing transactions in which China based companies received funding from U.S. based investors and listed on in the U.S.  From 2001 through 2008, Mr. Li has been the Managing Director of SINO UJE, Ltd., a Hong Kong based company which is a distributor of medical and industrial instrumentation and technology products throughout Asia. From 1994 through 2000, Mr. Li was employed by Nanchang Minerals Machinery Imp and Exp Co., Ltd initially as a salesman, followed by promotions to department director and vice president.  From 1987 through 1994, Mr. Li served as an instructor at the University of Military Science and Technology and he retired as a Major from the Chinese People’s Liberation Army. Although he has not been previously engaged in the nonwovens business, we believe that Mr. Li’s business acumen and his extensive past experience in providing business advisory services to private China based companies interested in accessing the U.S. capital markets and helping those companies become successfully listed make him an eminently suitable candidate to serve on our board of directors. Mr. Li  received his Bachelor’s and his Master’s degree of Science from  Shanghai Jiaotong University.  Mr. Li is not, and has not been within the last five years, a director of any other publicly traded company.

Richard M. Cohen was elected as a director in June, 2010.  Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs.  From 1984 through 1992, Mr. Cohen was an investment banker at both Henry Ansbacher and Furman Selz, where he specialized in mergers & acquisitions, public equity offerings, and restructurings.  From 1980 through 1983, Mr. Cohen was a Vice President of corporate development at Macmillan, Inc.  Mr. Cohen is a Certified Public Accountant (New York State) and began his career at Arthur Andersen. He received a B.S. from The University of Pennsylvania (Wharton) in 1973 and an M.B.A. from Stanford University in 1975.  Although he has not been previously engaged in the nonwovens business we believe that Mr. Cohen’s business acumen and his experience in providing business advisory services to private companies to assist with their corporate governance and corporate finance needs coupled with his experience serving as a director of a number of publicly traded companies make him an eminently suitable candidate to serve on our board of directors.   Mr. Cohen currently serves as a director of Helix BioMedix (OTCBB:HXBM), Rodman and Renshaw (NASDQ:RODM), CorMedix (OTCBB:CRMD), Dune Energy, Inc. (AMEX: DNE), for which he served as Chief Financial Officer from November 2003 to April 2005.

Su Lei was elected as a director in August 2010.   Mr. Su currently serves as the Associate Director of Information of the State Environmental Protection Agency in China, a position he has held since 2001.   Mr. Su has successively acted as Principal Staff Member, Associated Director and Director of China Environmental Protection Industrial Association since September 2001.  He also currently serves as the Director of the Working Committee of China Green Star, a position he has held since 2002.   China Green Star is a non-profit organization under China's Environmental Protection Association which focuses on promoting the interests of the environmental protection industry.   We believe that Mr. Su’s position and experience with the State Environmental Protection Agency and his understanding of public policy matters make him well suited to serve on our board of directors.  Mr. Su received a bachelor’s degree in the Electronic Engineering from China Air Force Missile Institute, and he is now a senior engineer in Environment Management.

All of our directors serve on the board until our next annual meeting of the stockholders, and until their successors have been elected and qualified or until their earlier resignation or removal.

Our executive officers serve at the discretion of the board of directors, subject to the terms of any employment agreement they have with the Company.  Mr. Bickel is serving on the Board as a designee of Primary Capital.  Under the terms of its financial services agreement with the company Primary Capital is entitled to designate one board member and one observer until February 11, 2012.

Family Relationships

There are no family relationships among our directors and executive officers, except the Eric Gan, our chief financial officer, is the brother in law of Li Jun, one of our directors.   There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Independence

In order to be listed on NASDAQ, a company is required to meet certain corporate governance requirements, including, with certain exceptions, the requirement to have a board of directors the majority of whose members are “independent” within the meaning of NASDAQ rules.

As a “controlled company” we are exempt from the requirements of the NASDAQ Marketplace Rules  (i) to have a majority of independent board members; (ii) for independent director oversight of executive officer compensation and (iii) for independent director oversight of director nomination.  As a controlled company, we remain subject to the NASDAQ audit committee requirements and the requirement that independent directors regularly meet in executive session.

Under NASDAQ Marketplace Rules a company is considered a "controlled company" if greater than 50% of its voting power is held by an individual, a group or another company.  In order for a group to exist for purposes of this rule, the stockholders forming the group are required to publicly file a notice that they are acting as a group (e.g., Schedule 13D).  Bestyield Group Limited, Proudlead Limited, Pilot Link International Limited, High Swift Limited, China Investment Management Inc. and Li Jun intend to file a Schedule 13D disclosing the existence of a group with respect to their holdings in the Company.

The Company intends to disclose its status as a “controlled company” in its proxy statement for its next annual meeting or in its next annual report on Form 10-K and the basis for determining that it is a controlled company.

The Board has determined that three of its six current members, namely Messrs. Chris Bickel, Su Lie and Richard M. Cohen, are “independent” within the meaning of NASDAQ listing standards.

Director Contracts

In June 2010, we entered into a director’s agreement with Richard M. Cohen, which agreement was effective with his election to the Board.  Under the terms of that agreement,  effective on closing of the offering, Mr. Cohen will be  paid an annual retainer of $24,000 for serving as a director (with $2,000 payable at the beginning of each month).  In addition, pursuant to the Company’s equity incentive plan, Mr. Cohen was awarded 30,000 shares of restricted two thirds of which are subject to restrictions on transfer and are subject to forfeiture with the restrictions lapsing as to one-third of the shares on the first anniversary of the date of grant and as to one- third on the second anniversary of the date of grant in the event Mr. Cohen continues to be a director on those dates.  In addition, the Company will reimburse the director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the director’s duties for the Company.

Committees

The Board currently has three standing committees: Audit Committee, Compensation Committee and Nominating Committee.  Each member of these committees is “independent” as defined by NASDAQ and SEC rules and each of these committees has a written charter approved by the Board.  Committee members are appointed by the Board based on the recommendation of the Nominating Committee, except that members of the Nominating Committee are appointed by the independent members of the Board.  The current members of the committees are as follows:

Director	Audit	Compensation	Nominating
Jie Li
Law Wawai
Li Jun
Chris Bickel	✓	✓	✓
Richard M. Cohen	✓	✓	✓
Su Lei	✓

Audit Committee; Audit Committee Financial Expert

The Audit Committee, established in September 2010, currently consists of three members, Su Lei, Chris Bickel, Richard M. Cohen, its Chairman. The Board has determined that each of them is independent within the meaning of the NASDAQ listing standards and applicable SEC regulations, and that each member has the financial literacy required by the NASDAQ listing standards.

The Board also has determined that Mr. Cohen is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations and has the accounting and related financial sophistication required by NASDAQ listing standards.

The function of the Audit Committee, as more fully set forth in its charter, is to (i) oversee our financial statements, our financial reporting process and our system of internal control over financial reporting; (ii) recommend the selection of our registered public accounting firm; (iii) review the extent of non-audit services to be performed by the auditors; and (iv) review the disclosures made in our periodic financial reports.

Compensation Committee

The Compensation Committee, established in September 2010, consists of two members Chris Bickel and Richard M. Cohen.  The Board has determined that each of them is independent within the meaning of the NASDAQ listing standards.  The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance, oversee and determine compensation for senior executives and review and recommend to the Board actions regarding director compensation.

Nominating Committee

The Nominating Committee, established in September 2010, currently consists of two members, Chris Bickel and Richard M. Cohen.  The Board has determined that each of Messrs. Bickel and Cohen is independent within the meaning of the NASDAQ listing standards.

As more fully set forth in its charter, the primary responsibilities of the Nominating Committee are to: (i) develop and recommend to the Board criteria for selecting qualified director candidates; (ii) identify, review and evaluate individuals qualified to become Board members; (iii) consider committee member qualifications, appointment and removal; and (iv) assist the Board in its annual reviews of the performance of the Board, each committee and management.  The Committee has the exclusive authority to make recommendations to the Board for approval for the election of new members to the Board.

To fulfill its responsibilities and duties the Nominating Committee is required to, among other things (i) evaluate the current composition of the Board of Directors and its committees, and determine future requirements for director candidates; (ii) determine the Board’s criteria for selecting new directors, including desired board skills and attributes, and actively seek prospective individuals qualified to become board members; (iii) adopt and maintain a policy concerning the director nomination process; (iv) adopt a policy concerning the consideration of director candidates recommended by stockholders and consider stockholder nominees for election to the Board; (v) evaluate and propose nominations for election to the Board; and (vi) review and make recommendations to the Board concerning membership of Board committees.

The Committee does not assign specific weights to particular criteria. Rather, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating Committee will consider director nominees recommended for consideration by the stockholders.  To have a person considered by the Nominating Committee for recommendation to the Board as a director nominee a stockholder should write to the Corporate Secretary, specifying the nominee's name and qualifications for Board membership and providing confirmation of the nominee's consent to serve as a director.  Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations will be brought to the attention of the Nominating Committee at a regularly scheduled Committee meeting.

If a stockholder properly recommends a director nominee, the Nominating Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws.  The deadline for stockholder nominations is set forth in our by laws.  Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: China SLP Filtration Technology, Inc., Attention: Board of Directors, Shishan Industrial Park, Nanhai District,  Foshan City, Guangdong Province PRC.  Pursuant to a process approved by the Board, the Corporate Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board a summary of such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or otherwise requires the Board's attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are independent directors. None of the past or present members of our Compensation Committee are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee.

Code of Ethics

We strive to foster a culture of honesty, integrity and accountability.

We have a code of ethics applicable to all employees, including all officers, and including our independent directors, who are not employees of the company, with regard to their company -related activities. The code incorporates our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The code also incorporates our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the SEC and other public communications. In addition, the code incorporates guidelines pertaining to topics such as complying with applicable laws, rules, and regulations; reporting code violations; and maintaining accountability for adherence to the code.

Waivers of the Code for executive officers and directors may be granted only by the Board.  Amendments to the Code must be approved by the Board. We intend to provide disclosure of any such amendments or waivers on our website (www.silepu.com) within four business days of any such amendment or waiver.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our former chief executive officers, for the last two fiscal years ended September 30, 2010 and 2009.  No executive officer received compensation in excess of $100,000 for any of those two years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Li Jie	2010	44,117	-0-	-0-	-0-	-0-	-0-	-0-	44,117
(CEO(1)	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Seth Winterton	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(former CEO)(2)	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Jie Li was appointed Chief Executive Officer in February 2010.

(2)	Seth Winterton served as Chief Executive Officer of Perpetual Technologies from December 29, 2008 until February 12, 2010.

The following is a summary of the compensation paid by our operating subsidiary Foshan to Li Jie, its President and Chief Executive Officer, for the last two fiscal years ended September 30, 2010 and 2009, respectively.  No executive officer of Foshan received compensation in excess of $100,000 for any of these two years.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Li Jie
(President and Chief	2010	44,117	-0-	-0-	-0-	-0-	-0-	-0-	44,117
Executive Officer )	2009	44,117	-0-	-0-	-0-	-0-	-0-	-0-	44,117

(1)         The relevant exchange rates for fiscal years ended September 2010 and 2009 are $1 to RMB 6.8 and RMB 6.8, respectively.

Employment Agreement

On November 20, 2008, Mr. Li entered into an employment agreement with Foshan to serve as our President and Chief Executive Officer.  Under the agreement, Mr. Li is to be paid a salary of $15,000 per month beginning on the closing date of the public offering.  The agreement can be terminated by either party by giving 30 days notice.

On November 20, 2008, Mr. Zeng entered into an employment agreement with Foshan to serve as our Chief Technology Officer.  Under the agreement, Mr. Zeng is to be paid a salary of $5,000 per month beginning on the closing date of the public offering. The agreement can be terminated by either party by giving 30 day notice.

On January 1, 2010, Mr. Law entered into an employment agreement with Foshan to serve as our President of Sales.  Under the agreement, Mr. Law is to be paid a salary of $5,000 per month beginning on the closing date of the public offering. The agreement can be terminated by either party by giving 30 day notice.

Effective August 5, 2010,  Mr. Gan entered into an employment agreement with the Company to serve as  Chief Financial Officer. The term is for three years unless sooner terminated as provided in the agreement.  Under the agreement Mr. Gan has agreed to perform such duties as shall be consistent with the position of Chief Financial Officer subject to the supervision and direction of the Board.  Under the agreement Mr. Gan will receive an annual salary of $120,000 payable in 12 equal payment payable on the 15th day of each month beginning on August 15, 2010).  However, prior to the completion of the offering contemplated by this prospectus, Mr. Gan will receive a salary of $6,000 per month (receiving $10,000 for the month during which the Company completes its initial public offering and thereafter).  In addition to his annual salary, Mr. Gan will be reimbursed for all reasonable expenses including travel expense between United States and China and will be provided with housing expense during the term of his employment.  Mr. Gan will also receive, subject to the approval of the Board of Directors, an option to purchase up to 400,000 shares of the company’s common stock at an exercise price equal to the initial public offering price.  The option shall vest and be exercisable as follows; 160,000 shares will vest and become exercisable on July 31, 2011; 120,000 shares will vest and become exercisable on July 31, 2012; 120,000 shares will vest and become exercisable on July 31, 2013.  In the event that the employment is terminated within 12 months from the employment agreement date by the Company without cause, 160,000 shares shall be vested immediately on the termination date.

2010 Stock Incentive Plan

On September 3, 2010, we adopted the 2010 Plan.  All officers and key employees, directors of, and consultants to the Company and its subsidiaries and affiliates, who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates are eligible for participation in the 2010 Plan.  Two Million One Hundred Eighty Six Thousand Two Hundred Eighteen (2,186,218) (or such number as shall be equal to 10% of the outstanding shares on a fully diluted basis after the offering and the conversion of the notes) shares of common stock have been authorized and reserved for the 2010 Plan and any shares that may become available for issuance under awards under the 2010 Plan as a result of expiration or forfeiture.  Under the 2010 Plan, the company may issue stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and other stock-based awards.  The 2010 Plan is administered by our Compensation Committee.

The purpose of the 2010 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible participants stock-based incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

The Compensation Committee does not currently have a set formula for determining who will receive awards and what the amounts of the awards will be and when such awards will be made.  The Compensation Committee can make an award in its discretion at any time as consistent with the terms of the 2010 Plan. Long-term equity incentives are intended to reward and will be awarded to eligible participants who help achieve our overall corporate goals and meet their individual employee objectives.

Outstanding Equity Awards

On September 3, 2010, as required by the terms of his agreement with the Company entered into in June 2010, the Board awarded Richard Cohen 30,000 shares of restricted two-thirds of which are subject to restrictions on transfer and are subject to forfeiture, with the restrictions lapsing as to one-third of the shares on the first anniversary of the date of grant, and as to one-third on the second anniversary of the date of grant in the event Mr. Cohen continues to be a director on those dates.

On September 3, 2010, under the 2010 Plan and in connection with his appointment as Chief Financial Officer, the Board granted Eric Gan an option to purchase 400,000 shares at an exercise price equal to the public offering price of this offering.  The option shall vest and be exercisable as follows; 160,000 shares will vest and become exercisable on July 31, 2011; 120,000 shares will vest and become exercisable on July 31, 2012; 120,000 shares will vest and become exercisable on July 31, 2013.  In the event that the employment is terminated within 12 months from the employment agreement date by the Company without cause, 160,000 shares shall be vested immediately on the termination date.

Except for the foregoing there are no option exercises, options outstanding or restricted stock grants as of the date of this prospectus.

Compensation of Directors

During the fiscal year ended September 30, 2010, we did not pay any compensation to any of our current directors for services rendered in their capacity as directors of the company.

In June 2010, we entered into a director’s agreement with Richard M. Cohen, which agreement was effective with his election to the Board.  Under the terms of that agreement Mr. Cohen commencing on the closing of the offering will be paid an annual retainer of $24,000 for serving as a director (with $2,000 payable at the beginning of each month).  In addition, pursuant to the 2010 Plan Mr. Cohen was granted 30,000 shares of restricted two-thirds of which are subject to restrictions on transfer and to forfeiture, with the restrictions lapsing as to one-third of the shares, on the first anniversary of the date of grant, and as to one-third, on the second anniversary of the date of grant in the event Mr. Cohen continues to be a director on those dates.  In addition, the Company will reimburse the director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the director’s duties for the Company.

Except as set forth above as of the date of this prospectus, we have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors.  We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

None of the directors of Foshan, our PRC-based operating company, are presently being compensated for their service as directors.

Li Jun, our director, is an officer and controlling stockholder of United Best, our foreign advisor. See section entitled “Certain Relationships and Related Transactions” beginning on page 80.

Additional Narrative Disclosure

We have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified defined benefit plans, supplemental executive retirement plans, tax qualified defined contribution plans and non-qualified defined contribution plans.

There are no contracts agreements, plans or arrangements, whether written or oral, that provide for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer or a change in control or the company or a change in the executive officers responsibilities following a change in control, with respect to each named executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, since October 1, 2007, the Company was not a party to any transaction (where the amount involved exceeded the lesser of $120,000 or 1% of the average of our assets for the last two fiscal years) in which an director, executive officer, holder of more than five percent of our common stock, or any member of the immediate family of any such person have or will have a direct or indirect material interest and no such transactions are currently proposed.

Primary Capital is a beneficial owner of more than 5% of our common stock.   Mr. Bickel is also the President of Primary Capital.  Chris Bickel is a director of our company serving as a designee of Primary Capital.

Primary Capital provided financial services in connection with the private placement and reverse merger which closed on February 12, 2010.  The services provided and to be provided by Primary Capital include the following:

•	assisting the Company in preparing a detailed business plan, financial model and power point presentation;
•	negotiating and structuring the reverse merger;
•	acting as placement agent for the February 12, 2010 note financing;
•	recommending to the Company a qualified auditor, securities attorney and investor relations firm, and assisting the Company with negotiating the terms of their respective engagements;
•	advising the Company on strategies to increase shareholder value;
•	assisting the Company and its investor relations firm in organizing, and participating with the Company in, investor road shows and investor conference calls;
•	recommending investor conferences in the US and Europe to be attended by the Company and a representative of Primary Capital;
•	identifying strategic relationships and joint venture partners;
•	identifying and recommending persons to serve on the Company’s Board of Directors;
•	identifying and rendering advice regarding potential acquisitions, including the valuation of the acquisition and financing for the acquisition;
•	assisting the Company in connection with its listing on a U.S. stock exchange;
•	reviewing and commenting on the Company’s SEC filings associated with the Company’s transactions; and
•	advising Company regarding its obligations as a U.S. public company.

United Best assisted the Company with negotiations with service contractors and assisted the Company with on-going communications and coordinating the relationships with service contractors during the listing process.

Under the terms of a financial services agreement between Primary Capital and the company, Primary Capital was paid a commission of $202,000 at the closing of the February 2010 private financing. Primary Capital is also owed an additional $75,000 for services rendered in connection with the private placement.  Primary Capital is also entitled to receive $15,000 on completion of the offering and $15,000 for the next succeeding seven calendar quarters for an aggregate amount of $120,000.

At the closing of the private financing, Primary Capital received 290,755 shares of our common stock which shares are being registered in the resale prospectus.  Primary is also entitled to receive 265,186 shares of common stock on the closing of this offering.

In addition, for providing these financial services Primary Capital is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which number is equal to 5% of the 1,971,429 number of shares of common stock issued to the noteholders on conversion), exercisable at $2.10 (which equals the price at which the notes converted and assumes an initial public offering price of $6.00 per share).  Unlike the investor warrants, these warrants will not terminate but instead become exercisable upon conversion of the notes and consummation of this offering.  The shares underlying these warrants are being registered in the resale prospectus.  If the note conversion does not occur, Primary Capital will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.

Li Jun is a director and is a beneficial owner of more than 5% of our common stock.  Mr. Li is an officer and controlling stockholder of United Best, our foreign advisor, provided financial services in connection with the private financing.  United Best is listed as a selling stockholder in the resale prospectus.  Newise Holdings, a company also controlled by Li Jun, is also listed as a selling stockholder in the resale prospectus.

Under the terms of a consulting agreement between United Best and the company, United Best was paid a commission of $202,000 at the closing of the financing. United Best is also owed an additional $75,000 for services rendered in connection with the financing.  Additionally, under the consulting agreement, as amended, United Best is entitled to be paid fee on completion of this offering a success of $750,000 (which represents 3% of the $25,000,000 in gross proceeds received by us in connection with the underwritten offering, assuming an initial public offering price of $6.00 per share).

At the closing of the private financing, United Best received 362,755 shares of our common stock for their services.  United Best is also entitled to receive an additional 193,186 shares on closing of this offering.  32,857of these particular shares held by United Best are being registered in the resale prospectus.

In addition, as partial consideration for providing these financial services, United Best is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which represents 5% of the number of common stock issued to the note holders on conversion), exercisable at the price of  $2.10 per share  (i.e. the price at which the notes converted based on the assumed initial public offering price of $6.00 per share). Unlike the investor warrants, these warrants will not terminate but instead become exercisable on conversion of the notes and consummation of this offering.   The shares underlying these warrants are being registered in the resale prospectus.  If the note conversion does not occur, United Best will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.

For additional information about the nature of the services provided to the company by each of Primary Capital and United Best under their respective agreements, reference is make to “Additional Disclosure Regarding Conversion of Notes and Exercise of Warrants - Financial Services Agreements and Related Warrants” beginning on page 65.

On February 12, 2010, we entered into a share exchange agreement with the owners of all of the outstanding shares of Hong Hui.  Under the terms of the share exchange agreement we issued and delivered to the Hong Hui stockholders a total of 14,510,204 shares of our common stock in exchange for all of the outstanding shares of Hong Hui.  As shareholders of Hong Hui, (i) Bestyield Group, a company controlled by Mr. Li, our chief executive officer, received 4,353,061 shares,  (ii) Proudlead, a  company controlled by Mr. Law, our president of sales and  a director, received 4,353,061 shares and  (iii) Newise Holdings, a company controlled by Mr. Li Jun one of our directors received 2,321,633 shares.

Under a limited recourse guaranty agreement dated as of February 12, 2010, Bestyield Group and Proudlead agreed to guaranty the company’s obligations under the notes issued in the February 2010 private placement.  That guaranty is secured by a pledge of the 8,706,122 shares of common stock received by them in the reverse merger

In each of June 2007 and in February 2008 and May 2008, Joseph Nemelka, a former officer and director, advanced funds to the company in the total aggregate amount of $15,000.  The advances were due on demand and bore interest at 8% per annum.  This indebtedness was forgiven in February 2010 prior to the reverse merger. In addition, Mr. Nemelka purchased a convertible promissory note in the aggregate principal amount of $100,000 in the February private placement.

Our board of directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

Except for the foregoing, no executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to the Company at any time since the beginning of the Company’s last fiscal year.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus. The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of blank-check preferred stock, par value $.001 per share.

Immediately following the closing of this offering, 21,862,183 shares of common stock will be issued and outstanding (excluding shares issuable upon exercise of the over-allotment option).   In addition, 197,142 shares may be purchased upon the exercise of placement agent warrants, 208,333 shares may be purchased upon the exercise of underwriter’s warrants and 400,000 shares are issuable on exercise of outstanding options.

Common Stock

Each share of our common stock has one vote on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights.  In the event we are liquidated, the holders of common stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and preferred shareholders. The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as, and if declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 200,000,000 shares of common stock, we are authorized to issue 10,000,000 shares of preferred stock.  Shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance of any shares thereof.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Notes and Warrants

On February 12, 2010, immediately following the closing of the share exchange agreement, we entered into a note purchase agreement with certain accredited investors for the sale of convertible notes, in the aggregate principal amount of $4,140,000, and warrants (which are exercisable only in certain events).   The closing of the sale of the notes and warrants occurred on February 12, 2010.  The terms of the notes and warrants is set forth below. The note purchase agreement contains representations, warranties and covenants which are customary for transactions of this nature.

The notes have the following material terms:

Maturity:   The notes mature after one year.  If principal is not paid on maturity then 150% of the principal amount shall be payable.

Interest:     10% per annum payable quarterly increasing to 15% if there is a default. $204,464 out of the closing proceeds is being held in escrow to cover most of the first six months interest.

Conversion:    In the event of the closing of this offering, $4,140,000 aggregate principal amount of the notes outstanding converts automatically into 1,971,429 shares of common stock at a conversion price of $2.10 per share (which represents a 65% discount to the assumed offering price of $6.00 per share).

The warrants have the following material terms:

Exercisable:   The warrants will become void if the notes automatically convert into common stock (which will be the case if the offering contemplated by this prospectus closes).  The warrants are exercisable at any time during a five-year period commencing on the closing of a “financing,” which means the first sale (or series of related sales) by us of stock (or debt or equity securities convertible into stock), in a capital raising transaction, occurring after the maturity date (or the date the notes become due pursuant to a default, if earlier) with aggregate gross proceeds of at least $2,000,000.  The warrants cannot be exercised if no financing is consummated within a five-year period after the issue date.

Number of Shares:  The warrants represent the right to purchase 8% of the total number of shares of common stock outstanding (on a fully-diluted basis) immediately after the closing of the “financing.”

Exercise Price:   The warrants are exercisable at the price for which the shares of common stock (or common stock equivalent if derivative securities are sold) are sold in the financing.  If the financing includes more than one type of security, the exercise price shall equal the lowest price per share of common stock or common stock equivalent included in the financing.

Underwriter’s Warrants

We have also agreed to issue to Brean Murray, Carret & Co., LLC, and/or its designees, a warrant to purchase a number of shares of common stock equal to an aggregate of 5% of the shares of common stock sold in the offering, excluding over-allotments, if any.  The warrant will have an exercise price equal to 125% of the offering price of the shares of common stock sold in this offering and be exercisable for four years commencing one year after the effective date of the registration statement.  Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Brean Murray, Carret & Co., LLC, may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of the representatives and members of the underwriting syndicate and their officers or partners as long as the warrant (and underlying shares) remain subject to the lockup.

Financials Advisor Warrants

For a description of the warrants issued to the financials advisors in connection with the private placement, see the section above entitled “Certain Relationships and Related Transactions,” beginning on page 80.

Exchange Listing

We have applied for listing of our common stock on the NASDAQ Capital Market under the symbol “SLPC.”

Recent Stockholder Actions

On February 12, 2010, immediately prior to the closing of the share exchange agreement, shareholders holding 2,528,000 of the 2,600,000 shares of our then outstanding common stock agreed to surrender  their shares for cancellation in payment by Joe Nemelka of an aggregate amount of  $40,000, pursuant to  stock purchase agreements entered into between Joe Nemelka and each such holder.  Under the share exchange agreement we issued an aggregate of 14,510,204 shares of common stock to the stockholders of Hong Hui.  In addition, immediately following the closing of the share exchange agreement we issued 362,755 and 290,755 shares of our common stock to United Best and Primary Capital, respectively, as a transaction fee in connection with the closing of the private financing.    In addition there are 72,000 shares held by 210 round lot shareholders.  Accordingly, as of February 12, 2010 following the closing of all of these transactions there were 15,235,714 shares of common stock issued and outstanding.

As more fully described in an Information Statement on Schedule 14C (which was mailed to our stockholders on March 3, 2010) on February 12, 2010 the board of directors and the holders of majority of our outstanding shares entitled to vote thereon approved the change the name of the Company to China Filtration Technology, Inc. and 1-for-5 reverse stock split of our shares of common stock.

These corporate actions became effective on the filing with the Secretary of State of Delaware of a certificate of amendment to our certificate of incorporation which was filed on March 24, 2010.

On June 1, 2010 the corporate name was changed to China SLP Filtration Technology, Inc.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our common stock purchased by an investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers to China SLP Filtration Technology, Inc. This discussion applies only to investors that will hold each share of our common stock issued and purchased pursuant to this offering as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities (and partners in such partnerships or owners of such other pass-through entities) should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our common stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or other taxable disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year, and otherwise as short-term capital gain or loss. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder will generally be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

New Legislation Regarding Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their dividends and net gains from the sale or other disposition of our common stock. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.  It should also be noted that there are currently legislative proposals to amend the rules pertaining to 80/20 companies.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, and is not eligible for relief under an applicable income tax treaty; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of.

There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

Other than with respect to U.S. holders who are “exempt recipients,” we generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Recently Enacted Legislation Relating to Foreign Accounts

On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act into law. Effective for payments made after December 31, 2012, this law imposes a 30% U.S. federal withholding tax on distributions and the gross proceeds of sale in respect of our shares of common stock to a foreign financial institution or non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. shareholder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisor regarding the possible implications of this recently enacted legislation on the ownership and disposition of our common stock.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this offering.

Resident Enterprise Treatment

Under Enterprise Income Tax Law of the PRC (“EIT Law”) that became effective on January 1, 2008, enterprises are classified as “resident enterprises” and “non-resident enterprises.”   Enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC “tax resident enterprises” and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income.  In addition, a tax circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation rules to the Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. In addition, the tax circular mentioned above details that certain Chinese-invested enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us.   Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals.  If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income, as well as PRC enterprise tax reporting obligations. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempted income”, we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC EIT purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a withholding tax of 10% for our non-PRC enterprise shareholders or a potential withholding tax of 20% for non-PRC individual shareholders is imposed on dividends we pay to them and with respect to gains derived by our non-PRC shareholders from transferring our shares. In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. We are actively monitoring the “resident enterprise” classification rules and are evaluating appropriate organization changes to avoid this treatment, to the extent possible.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. However, since it is not anticipated that we would receive dividends or generate other income in the near future, we are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends From PRC Operating Companies

If we are not treated as resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. As indicated above, however, we are not expected to be paid any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, we were to be paid any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated                , 2010, by and between us, Brean Murray, Carret & Co., LLC, who is acting as the book-running management and representative of underwriters of this offering, each underwriter has agreed to purchase from us and we have severally agreed to sell, on a firm commitment basis, the number of shares of common stock set forth below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Common Stock
Brean Murray, Carret & Co., LLC

Total

The underwriters have agreed to purchase all shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

Commissions and Discounts

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We have also agreed to advance $50,000 to Brean Murray, Carret & Co., LLC against reasonable and customary out-of-pocket expenses, and to reimburse Brean Murray, Carret & Co., LLC up to $70,000 for legal expenses provided by outside counsel and up to $60,000 for other reasonable and customary out-of-pocket expenses incurred by Brean Murray, Carret & Co., LLC.

United Best, our foreign advisor, will receive a fee of $        ($       if the over-allotment option is exercised in full), which is in addition to the underwriting discounts and commissions in the above table.  We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, and the fee payable to United Best will be approximately             million.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares to the public at $            per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $            per share. The underwriters may allow, and the dealers may reallow, a concession of not more than $            per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

The initial public offering price for shares of our common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospectus for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering and other relevant factors. There can be no assurance that the initial public offering price of shares of our common stock will correspond to the price at which our shares will trade in the public market subsequent to this offering or that an active public market for our common stock will develop and continue after this offering.

Over-allotment Option

We have granted the underwriters an over-allotment option.  This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of               additional shares of common stock from us to cover over-allotments.  If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the same underwriting discount as set forth above. The underwriters have severally agreed that to the extent the over-allotment option is exercised they will each purchase a number of additional shares of common stock proportionate to the underwriter's initial amount reflected in the table above.

Underwriter’s Warrants

We have also agreed to issue to Brean Murray, Carret & Co., LLC, and/or its designees as a warrant to purchase a number of shares of common stock equal to an aggregate of 5% of the shares of common stock sold in the offering, excluding over-allotments, if any. The warrant will have an exercise price equal to 125% of the offering price of the shares of common stock sold in this offering. The warrant will be exercisable for four years commencing one year after the effective date of the registration statement, and will therefore cease to be exercisable five years after the effective date of the registration statement. Pursuant to the rules of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Brean Murray, Carret & Co., LLC, may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of the representatives and members of the underwriting syndicate and their officers or partners as long as the warrant (and underlying shares) remain subject to the lockup.

Lock-Up Agreements

We and each of our directors, executive officers, 5% shareholders and other existing stockholders are subject to lock-up agreements that, subject to certain exceptions, prohibit us and them from, (1) offering, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our shares of common stock, whether now owned or hereafter acquired, or (2) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our shares of common stock, whether any such transaction described in clause (1) or (2) foregoing is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, for a period of at least 90 days following the effective date of the registration statement without the prior written consent of the underwriters' representative.

The lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which cases the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriters’ representative waives the extension in writing.

Other Terms

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have agreed that, upon successful completion of this offering, for a period of twelve (12) months from the closing of this offering, we will grant Brean Murray, Carret & Co., LLC the right of participation to act as, in our discretion, lead underwriter or minimally as a co-manager with at least 50.0% of the economics, or, in the case of a three-underwriter or -placement agent transaction, 33.0% of the economics, for each and every future public and private equity and public debt offering of the Company (or any successor to or subsidiary of the Company) during such twelve (12) month period.

Price Stabilization, Short Positions, Passive Market-Making

In connection with this offering, the underwriters may engage in activities that stabilize, maintain, or otherwise affect the price of our shares of common stock, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids;
•	covering transactions; and
•	passive market-making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid, which occurs when a particular underwriter repays to the underwriters’ representative a portion of the underwriting discount received by it because the underwriter’s has repurchased shares sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities.

Other Matters

A prospectus in electronic format may be made available on a website maintained by the representative of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Selling Restrictions

General

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us and our common stock in any country or jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The foregoing restrictions do not apply to stabilization transactions.

United Kingdom

In the United Kingdom, the common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any common stock offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common stock offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our common stock has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of our common stock may be made to the public in the Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase any common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our common stock in Switzerland.

Hong Kong

Our common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such common stock that are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is:

•
a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets; (ii)where no consideration is given for the transfer; or (iii) by operation of law.

Israel

The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the common stock or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon by Guzov Ofsink, LLC, New York, New York.  Pillsbury Winthrop Shaw Pittman, LLP, Washington, D.C. and Global Law Office, China, will pass upon certain legal matters for the underwriters. Legal matters as to PRC law will be passed upon for us by Han Kun Law Firm. Pillsbury Winthrop Shaw Pittman LLP may rely upon Global Law Office with respect to matters governed by PRC law.

With respect to certain matters involving the enforcement of foreign judgments in the PRC and the bringing of original actions in the PRC predicated solely on the federal securities laws of the United States, Han Kun Law Firm, has given us certain advice.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are a company incorporated under the laws of the State of Delaware in the United States. However, all of our business, assets and operations are located in China. In addition, a substantial majority of our directors and officers reside outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us or such persons or to enforce against us or them, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any State thereof.

Han Kun Law Offices, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any State thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any State thereof.

Han Kun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in the United States.

We have appointed Vcorp Services, LLC as our agent to receive service of process with respect to any action brought against us in a court in the United States.

EXPERTS

Child Van Wagoner & Bradshaw, PLLC, independent registered public accountants, located in Utah, have audited our financial statements included in this registration statement to the extent and for the periods set forth in their report.  We have relied on such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

1.     Unaudited Condensed Consolidated Financial Statements of China SLP Filtration Technology, Inc. as of June 30, 2010 and June 30, 2009 and for the three month and nine month periods ended June 30, 2010 and 2009.

i.	Unaudited Condensed Consolidated Balance Sheets as of June 30, 2010 and June 30, 2009	F-2

iii.	Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income for the three and nine months ended June 30, 2010 and June 30, 2009	F-3

iv.	Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 2010 and June 30, 2009	F-4

v.	Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity	F-5

vi.	Notes to Unaudited Consolidated Financial Statements	F-6

2. Unaudited Pro Forma Consolidated Financial Statements of China SLP Filtration Technology, Inc. as of June 30, 2010		F-17

i.	Notes to Unaudited Pro Forma Consolidated Financial Statements	F-21

3. Audited Consolidated Financial Statements of China SLP Filtration Technology, Inc. as of September 30, 2009 and 2008 and for the years ended September 30, 2009 and 2008

i.	Report of Independent Registered Public Accounting Firm	F-23

ii.	Consolidated Balance Sheets as of September 30, 2009 and 2008	F-24

iii.	Consolidated Statements of Operations and Comprehensive Income for the years ended September 30, 2009 and 2008	F-25

iv.	Consolidated Statements of Cash Flows for the years ended September 30, 2009 and 2008	F-26

v.	Consolidated Statements of Stockholders' Equity for the years ended September 30, 2009 and 2008	F-27

vi.	Notes to Consolidated Financial Statements	F-28

4. Unaudited Condensed Financial Statements of Perpetual Technologies, Inc. as of September 30, 2009 and 2008 and for the years ended September 30, 2009 and 2008

i.	Unaudited Condensed Balance Sheets as of September 30, 2009 and 2008	F-39

ii.	Unaudited Condensed Statements of Operations for the years ended September 30, 2009 and 2008	F-40

iii.	Unaudited Statements of Cash Flows for the years ended September 30, 2009 and 2008	F-41

iv.	Notes to Consolidated Financial Statements	F-42

CHINA SLP FILTRATION TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2010	2009
	(Unaudited)

Current Assets
Cash and cash equivalents	$6,333,417	$3,297,648
Accounts receivable – Net	2,258,662	1,424,835
Advance to suppliers	453,174	685,551
Inventory	1,490,078	1,197,289
Prepaid expenses and other current assets	279,595	45,656
Total Current Assets	10,814,926	6,650,979

Deposits	2,193,202	-
Property and equipment – Net	11,032,609	10,711,865
Receivable from related party	1,111	773,672
Land use rights – Net	531,506	537,350
Total Assets	$24,573,354	$18,673,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short term loan	$3,833,994	$4,578,409
Accounts payable and accrued liabilities	696,703	410,114
Client's deposits	-	75,176
Taxes payable	9,378	726
Warrants liabilities	690,000	-
Convertible notes payable $4,140,000, net of discount	2,615,107	-

Total Current Liabilities	7,845,182	5,064,425

Total Liabilities	7,845,182	5,064,425

Stockholder's Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, o shares issued and outstanding	-	-
Common stock, $0.001 par value, 40,000,000 shares authorized, 15,235,714 and 14,510,204 shares issued and outstanding at June 30, 2010 and September 30, 2009	15,236	14,510
Additional paid-in capital	8,205,582	7,548,752
Retained earnings	6,824,980	4,500,532
Accumulated other comprehensive income	1,682,374	1,545,647
Total Stockholders' Equity	16,728,172	13,609,441

Total Liabilities and Stockholder's Equity	$24,573,354	$18,673,866

See accompanying notes to financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net Sales	$5,072,791	$2,482,212	$14,919,816	$7,023,045
Cost of Sales	3,537,571	1,779,328	10,381,404	4,685,730
Gross Profit	1,535,220	702,884	4,538,412	2,337,315

Selling, General and Administrative Expenses	701,436	266,101	1,363,574	1,024,543
Income from Operations	833,784	436,783	3,174,838	1,312,772

Other Income (expense)
Interest Income	10,106	2,104	10,623	2,104
Interest Expense	(764,794)	(65,162)	(1,216,685)	(225,668)
Loss on disposal of fixed assets	-	(16,263)	-	-
Changes in Fair Value of Warrants	362,000	-	362,000	-
Total Other Income (expenses)	(392,688)	(79,321)	(844,062)	(223,564)
Income before IncomeTaxes	441,096	357,462	2,330,776	1,089,208
Income Tax Provision	6,328	-	6,328	-
Net Income	$434,768	$357,462	$2,324,448	$1,089,208

Other Comprehensive Income
Foreign Currency Translation Adjustments	161,972	24,560	136,727	(66,276)
Total Comprehensive Income	$596,740	$382,022	$2,461,175	$1,022,932

Net Income Per Common Shares:
Basic and Diluted	$0.03	$0.02	$0.16	$0.08
Weighted-Average Common Shares Outstanding:
Basic	15,235,714	14,510,204	14,879,603	14,510,204
Diluted	16,925,510	14,510,204	15,739,975	14,510,204

See accompanying notes to financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended June 30
	2010	2009

Cash Flow from Operating Activities:
Net income	$2,324,448	$1,089,208
Adjustments to reconcile net income to net cash
flow provided by (used in) operating activities:
Depreciation	864,016	632,799
Amortization	9,339	9,342
Changes in fair value of warrants	(362,000)	-
Non-cash interest charges	914,850
Change in operating assets and liabilities:
Accounts receivable	(832,721)	(561,041)
Allowance for doubtful accounts	13,743
Advance to suppliers	235,358	(34,311)
Inventory	(282,992)	(525,210)
Prepaid expenses and other current assets	(232,102)	(131,539)
Accounts payable & accrued liabilities	282,009	(610,775)
Clients' deposits	(75,176)	(93,457)
Taxes payable	1,357	(8,949)
Net cash provided by (used in) operating activities	2,860,129	(233,933)

Cash Flow from Investing Activities:
Addition-property, equipment, and land use rights	(1,105,084)	(844,747)
Deposits for purchase of equipment	(2,178,792)	-
Proceeds from related party receivable	772,573	735,878
Net cash (used in) provided by investing activities	(2,511,303)	(108,869)

Cash Flow from Financing Activities:
Repayment of loans	(769,631)	(5,172,817)
Proceeds from loans	-	4,974,197
Proceeds from notes issued	3,404,798	-
Net cash provided by (used) in financing activities	2,635,167	(198,620)

Effects of Exchange Rates on Cash	51,776	(14,504)
Net increase (decrease) in cash and cash equivalents	3,035,769	(555,926)

Cash and cash equivalents, beginning of year	3,297,648	2,367,570

Cash and cash equivalents, end of year	$6,333,417	$1,811,644

Supplemental information of cash flows
Cash paid for interest	$298,270	$216,705
Cash paid for income taxes	$-	$-

See accompanying notes to financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Condensed Consolidated Statements of Changes in Stockholders’ Equity

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings (Deficit)	Income	Equity

BALANCE, September 30, 2008	14,510,204	$14,510	$7,548,752	$2,054,880	$1,602,725	$11,220,867

Net Income	-	-	-	2,445,652	-	2,445,652

Currency translation adjustment	-	-		-	(57,078)	(57,078)

BALANCE, September 30, 2009	14,510,204	$14,510	$7,548,752	$4,500,532	$1,545,647	$13,609,441

Shares effectively issued to former shareholders – 2/12/2010	2,600,000	2,600	(2,600)			-

Cancellation of stock in recapitalization	(2,528,000)	(2,528)	2,528			-

Shares issued to placement agents in conjunction with convertible note	653,510	654	656,902		-	657,556
Net Income	-	-	-	2,324,448		2,324,448

Currency translation adjustment	-	-	-	-	136,727	136,727

BALANCE, June 30, 2010 - UNAUDITED	15,235,714	$15,236	$8,205,582	$6,824,980	$1,682,374	$16,728,172

See accompanying notes to financial statements

China Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the nine months ended June 30, 2010
(Unaudited - Expressed in US dollars)

1.	Nature of Business and Organization History:

China SLP Filtration Technology, Inc., formerly named Perpetual Technologies, Inc. (the “Company,” or “we”) was incorporated under the laws of the State of Delaware in March 2007. Prior to a reverse merger completed on February 12, 2010, we had no operations or substantial assets.

Hong Hui Holdings Limited (“Hong Hui”) was formed in January 2010 in the territory of the British Virgin Islands as a holding company by the shareholders of Technic International Inc. (“Technic”). Upon the formation, each shareholder transferred their ownership of Technic to Hong Hui. As a result of this transaction, Technic became a wholly-foreign owned enterprise under PRC law. This acquisition was accounted for as a transfer of entities under common control.

Technic International Ltd. (“Technic”) was incorporated in September 2005 under the laws of Hong Kong as a holding company that owns 100% equity interest of Nanhai Jinlong Nonwoven Co. Ltd. (“Jin Long”) located in Foshan City, Guangdong Province, the People’s Republic of China (“China”). Jin Long was established in the year 2000 under the laws of China. In September 2005, Jin Long became the wholly-owned foreign enterprise (“WOFE). In April 2009, Jin Long changed its name to Foshan S.L.P. Special Materials Co., Ltd. (“Foshan”).

On February 12, 2010, we entered into a share exchange agreement with the owners of all of the outstanding shares of Hong Hui.   Under the terms of the share exchange agreement we issued and delivered to the Hong Hui stockholders a total of 14,510,204 (72,551,020 pre-split) shares of our common stock in exchange for all of the outstanding shares of Hong Hui.  As a result of the share exchange or reverse merger, Hong Hui became our wholly-owned subsidiary. The transaction is accounted for as a reverse acquisition, except that no goodwill or other intangible should be recorded. The recapitalization is considered to be a capital transaction in substance, rather than a business combination.

On March 24, 2010 the Company effected a 1 for 5 reverse stock split of its outstanding common stock. The effect of the reverse split is retrospectively showed in all periods presented.

Through operation of Foshan, we engage in manufacturing, marketing and sale, research and development of polyester spun-bonded nonwoven fabrics, polyester needle-punch nonwovens, spun-laced nonwovens, polylactic acid nonwovens, and special functions nonwovens ( flame retardant, anti-static, oil & water repellent, etc).

2.	Basis of Presentation and Principles of Consolidation:

The accompanying condensed consolidated balance sheet as of June 30, 2010, the condensed consolidated statements of operations for the nine months ended June 30, 2010 and 2009, and the condensed consolidated statements of cash flow for the nine months ended June 30, 2010 and 2009 are unaudited. These unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They do not include all the disclosures as required for annual financial statements under generally accepted accounting principles. However, these interim consolidated financial statements follow the same accounting policies and methods of application as the Company’s most recent annual financial statements. These interim consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended September 30, 2009.

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

Operating results for the nine month period ended June 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending September 30, 2010 or for any other period.

3.	Summary of Significant Accounting Policies:

These interim consolidated financial statements follow the same accounting policies and methods of application as the Company's most recent annual financial statements.

4.	Accounts Receivable:

The Company maintains allowance for potential credit losses on accounts receivable. Management periodically analyzes the composition of the accounts receivable, aging of the receivables and historical bad debt to evaluate the adequacy of the reserve for uncollectible accounts.

	June 30,	September 30,
	2010	2009
Accounts receivable	$2,309,626	$1,461,721
Less: Allowance for doubtful accounts	(50,964)	(36,886)
Accounts receivable – Net	$2,258,662	$1,424,835

As of June 30, 2010 and September 30, 2009, customer accounts receivable balances exceeding 10% of the gross accounts receivable balance are as follows:

	June 30,	September 30,
	2010	2009
Customers:	Percentage	Percentage
A	23%	30%
B	13%	13%
C	10%	13%
Total	46%	56%

Three customers individually accounted for 10% or more of the total gross accounts receivable and together accounted for 46% and 56% of the total gross accounts receivable at June 30, 2010 and 2009.

       5.      Advances to Suppliers:

As of June 30, 2010 and September 30, 2009, advances to suppliers consisted of deposits on account with several key raw materials suppliers to secure preferential pricing of raw materials. The deposits also are used to ensure timely delivery of materials purchased.

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

       6.      Inventories:

Inventory consisted of the following:

	June 30,	September 30,
	2010	2009
Raw materials	$281,146	$40,126
Work in progress	63,226	50,443
Finished goods	1,145,706	1,106,720
	$1,490,078	$1,197,289

7.  Property, plant and equipment:

Property, plant and equipment is recorded at cost. Expenditures incurred for repairs and maintenance are charged to earnings. Betterment, additions and renewals to property, plant and equipment are capitalized. When property, plant and equipment are retired or disposed of, associated cost and accumulated depreciation are removed, and gain or loss, if any, incurred from disposal is included under other income or expense in the statement of operations.

Property, plant and equipment consist of the following:
	June 30,	September 30,
	2010	2010
Building and plant	$2,716,302	$2,958,978
Machinery	11,542,131	11,174,517
Office equipment and other equipment	776,760	771,829
Vehicles	140,678	139,753
Construction in progress	1,087,395	-
	16,263,266	15,045,077
Less:
Accumulated depreciation	(5,230,657)	(4,333,212)
	$11,032,609	$10,711,865

Depreciation expense is computed using straight-line method with estimated useful lives as follows:

Building and plant	20 years
Machinery	10 years
Office equipment and other equipment	5 years
Vehicles	10 years

For the three month period  ended June 30, 2010, depreciation expense of $276,661 was included in cost of sales and $16,222 was included in selling, marketing, and administrative expenses, for a total of $292,883

For the three month period ended June 30, 2009, depreciation expense of $263,724 was included in cost of sales and $16,250 was included in selling, general and administrative expenses, for a total of $279,974

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

For the nine month period ended June 30, 2010, depreciation expense of $815,191 was included in cost of sales and $48,825 was included in selling general and administrative expenses, for a total of $864,016

For the nine month period ended June 30, 2009, depreciation expense of $581,505 was included in cost of sales and $51,294 was included in selling, general and administrative expenses, for a total of $632,799.

       8.      Deposits:

As of June 30, 2010, we have deposits of $2,193,202 with equipment providers to ensure timely fulfillment of our purchase contracts to build up new production facilities.

       9.      Land Use Rights:

Land use rights is amortized over a lease term of 50 years.

	June 30, 2010	September 30, 2009

Land use rights	$626,699	$622,578
Less:
Accumulated amortization	(95,193)	(85,228)
	$531,506	$537,350

For the three month periods ended June 30, 2010 and 2009, amortization expense was $3,132 and $3,139, respectively.
For the nine month periods ended June 30, 2010 and 2009, amortization expense was $9,339 and $9,342, respectively.
Change in cost of land use rights from September 30, 2009 to June 30, 2010 was caused by effect of changes in currency exchange rate.

10.   Short-term Loans:

The Company has several loans with Agricultural Bank of China, Foshan Branch and these loans are due in September 2010. The interest on the outstanding balance is payable every month at rates ranging from 5.93% to 7.75% per annum.

11.   Convertible Note Payable:

On February 12, 2010, immediately following the closing of a share exchange agreement, the Company entered into a note purchase agreement with certain accredited investors  for the sale of convertible notes in the aggregate principal amount of $4,140,000 and warrants.  The finance cost of approximately $730,000 which is accounted for as debt discount.  Of the total fee payment of $730,000, $404,000 was commissions paid to the placement agent and approximately $326,000 was for finance related legal expenses.  The discount was amortized over the life of the convertible notes.   In addition 653,510 common shares were issued to placement agents.  The notes have the following material terms:

Maturity:  The notes mature in one year.  If principal is not paid on maturity then 150% of the principal amount shall be payable.

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

Interest:     10% per annum payable quarterly increasing to 15% if there is a default. At close of the transaction, $204,464, out of the closing proceeds, was held in an escrow account to cover the first six months interest and it was included as prepaid expense. As of June 30, 2010, prepaid interest expense was $68,609.

Conversion:    In the event of the closing of any equity or series of related financings resulting in aggregate gross proceeds to the Company of at least $20,000,000 (or such lesser amount as shall be approved in writing by the holder(s) of notes evidencing at least 50% of the principal amount of the notes then outstanding), a “qualified financing,” prior to the maturity date of the notes, the principal amount of the notes converts automatically into the securities sold in such financing at a 65% discount to the offering price of such securities.

Besides the stated interest expense at 10% per annum, interest expenses are recorded to accrete the note to its balance of $4,140,000 due on February 12, 2011.  Accretion on interest expenses amounted to $609,900 and $914,850 for the three months and nine months ended June 30, 2010.

Allocation of the proceeds:

After allocating $1,052,000 to the initial fair value of warrants derivative liabilities, and agent and legal fees of $730,187, the remaining proceeds received from the convertible note of $3,409,813 were allocated to placement agent common stock and convertible note payable based on their relative fair value. This results in a debt discount of $2,439,743 from the face amount of the convertible note payable, accordingly, the discount is being amortized over the life of the note to accrete the note to its redemption value.  The proceeds allocation is as follows:

February 12, 2010 convertible note finance
Gross proceeds	$4,140,000
Less cash fee paid to placement agent	730,187
Net proceeds	$3,409,813

Record warrant as derivative liability	$1,052,000
Allocated remaining proceeds to :
Common stock issued to placement agents	657,556
Convertible Note	1,700,257
$3,409,813

First, based on the terms of the warrants, we measured the fair value of the warrants using Black-Scholes pricing model. Then, we applied the per share value to the calculated number of shares of the warrants (8% of 15,235,714 pre-adjustment common stock shares). We presented the warrants value as warrants liability on the Balance Sheet. The convertible note payable was presented in amount net against the warrants amount and other discounts.

12.   Receivable From Related Party:

As of June 30, 2010, receivable from related party in the amount of $1,111 was an advance to shareholders for travel related expenses occurring in normal course of business.

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

13.   Subsequent Events.

On July 26, 2010, the Company repaid outstanding term loan in amount of $2,927,961 （20,000,000 in RMB） to Agricultural Bank of China, Foshan Branch. On July 27, 2010, the Company entered into an agreement with the same branch office to borrow $2,927,961 (20,000,000 in RMB）with a term of 5 months. Interest on the new loan is payable on monthly basis at rates ranging from 5.85% to 7.75% per annum.

On August 4, 2010, the Company appointed Eric Gan as Chief Financial Officer. The compensation package included an annual salary of $120,000 and grant of non-statutory stock options to acquire 400,000 shares of the Company’s common stock. The options vest over a period of three years.

14.   Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income attributable to common shareholders as adjusted for the effect of dilutive common equivalent shares, if any, by the weighted average number of common and dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of the common shares issuable upon the conversion of the convertible note (using the if-converted method) and common shares issuable upon the exercise of outstanding warrants (using the treasury stock method). Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	For the three months ended
	June 30, 2010		June 30, 2009
Net Income
(numerator for basic income per share)	$434,768		$357,462
Plus interest on convertible note	697,811		-
Net Income - assumed conversions
(numerator for diluted income per share)	$1,132,579		$357,462

Weighted average common shares
(denominator for basic income per share)	15,235,714		14,510,204

Effect of Dilutive Securities:
Warrants - treasury stock method	-		-
Convertible note as if-converted method	1,971,429		-
Weighted average common shares
(denominator for diluted income per share)	16,925,517		14,510,204

Basic net income per share	$0.03		$0.02
Diluted net income per share	$0.07	Antidilutive	$0.02

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

	For the nine months ended
	June 30, 2010		June 30, 2009
Net Income
(numerator for basic income per share)	$2,324,448		$1,089,208
Plus interest on convertible note	1,114,535		-
Net Income - assumed conversions
(numerator for diluted income per share)	$3,438,983		$1,089,208

Weighted average common shares
(denominator for basic income per share)	14,879,603		14,510,204

Effect of Dilutive Securities:
Warrants - treasury stock method	-		-
Convertible note as if-converted method	1,003,768		-
Weighted average common shares
(denominator for diluted income per share)	15,739,975		14,510,204

Basic net income per share	$0.16		$0.08
Diluted net income per share	$0.22	Antidilutive	$0.08

       15.           Accounting for Warrants

The warrants issued in conjunction with the convertible notes have the following material terms:

The warrants are exercisable at any time during a five-year period commencing on the closing of a “financing,” which means the first sale (or series of related sales) by us of stock (or debt or equity securities convertible into stock), in a capital raising transaction, occurring after the maturity date (or the date the notes become due pursuant to a default, if earlier) with aggregate gross proceeds of at least $2,000,000.   The warrants can not be exercised if no financing is consummated within five-year period after the issue date and become void if the notes automatically convert into common stock.

Number of Shares:  The warrants represent the right to purchase 8% of the total shares of common stock outstanding (on a fully-diluted basis) immediately after the closing of the financing.

Exercise Price:   The warrants are exercisable at the price for which the shares of common stock (or common stock equivalent if derivative securities are sold) are sold in the financing.  If the financing includes more than one type of security, the exercise price shall equal the lowest price per share of common stock or common stock equivalent included in the financing.

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

The Company analyzed the warrants and the conversion features in the notes to assess whether they meet the definition of a derivative under the guidance set forth by ASC Topic 815 (SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”) and, thereof, the applicability of the accounting rules in accordance to ASC Topic 815 to treat the warrants as derivative liabilities. Management also evaluated whether the warrants meet the scope exception set forth by ASC Topic 815-40 (“Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”), which is that contracts issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity shall not be considered to be derivative instruments for purposes of ASC Topic 815.  The provisions in ASC Topic 815-40 apply to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by ASC Topic 815 and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

FASB ASC 815-40-15 includes provisions to disqualify an instrument being considered as indexed to the issuer’s own stock and requiring the accounting treatment for derivative liabilities if: (i) the strike price is denominated in currency other than the issuer’s functional currency, and therefore, exposed to changes in currency exchange rate; (ii) the strike price and the number of shares linked to the issuer’s equity are not fixed. Because the provisions in the warrants issued in conjunction with the private placement of convertible notes in February 2010 to certain accredited investors meet criteria (ii) above, management concluded the adoption of accounting treatment of the warrants as derivative liabilities under FASB ASC 815 is appropriate.

FASB ASC 815 requires the derivative instruments be recorded at fair value and marked-to-market each period until they are exercised or expire, with any change in the fair value charged or credited to income each period.

As a result of adopting accounting treatment of ASC Topic 815-40, the warrants are recorded as derivative liabilities and valued at $1,052,000 based on 1,218,857 shares using the Black-Scholes pricing model on the date of issuance and as of June 30, 2010. Because there was no trading market for the Company’s stock, management used substitute volatility in the initial and subsequent measuring of the fair market value of the warrants issued. Management re-measured the fair market value based on the adjusted volatility of publicly traded stock of a company with similar business and the remaining term of the warrants. As of June 30, 2010, these warrants were valued at $690,000. The valuation inputs are provided in the table as follows.

	At date of issuance	As of
Attribute	February 12, 2010	June 30, 2010

Warrants outstanding	1,218,857 (*)	1,218,857 (*)
Exercise Price	$2.45	$2.45
Risk Free Interest Rate	2.25%	0.32%
Volatility	90%	70%
Dividend Yield	0%	0%
Contractual Life (years)	1	0.7

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

As of January 31, 2010, the company, with the assistance of its financial advisors, determined a valuation based on the company’s net profits for the current year and those projected for the next 12 months.  The Company made a comparable company analysis of 9 mid-cap publicly traded companies which had an average price earnings ratio of 24 times current year and one year of projected earnings.   After discussions with potential underwriters, bearing in mind the nature of the company’s business, in particular  the fact that the company had not yet commenced production of PPS products, the  company accepted that it might to be able to complete a public offering in the current market based on a multiple of approximately 5 times current and projected earnings.  Primary Capital then approached potential investors to determine the multiple at which they might be willing to invest in the company in a bridge financing prior  to a contemplated public offering based on a multiple of approximately 5 times current and projected earnings.  Primary Capital advised the company, that after discussions with potential investors,  investors stated that in view of the liquidity risk, they might  be willing to invest in a bridge financing at a 65% discount to the proposed 5 times earnings valuation.

Given the fact that as of the date of this valuation, the company was privately issuing convertible notes, the investors and the company agreed that, as of January 31, 2010, a pre-money (i.e. pre bridge  financing) multiple of 1.78 times current and projected net profits was appropriate for a company that had not raised any capital in a public offering.   Since this valuation was agreed to by the company and the investors, management viewed the convertible note financing as an “arms-length” transaction and treated the $2.45 per share pre-money valuation as the stock’s fair value in calculation of the fair value of the company’s warrants.  A detailed computation is as below:

Current (2009) and projected (2010) net profits	$20,000,000
Multiple	1.78
Pre-bridge money valuation	$35,560,000
Common stock shares outstanding (pre-bridge and pre public offering)	14,510,204
Valuation per share	$2.45

(*) Warrants outstanding is based on 8% of the total outstanding common shares

       16.         Income Taxes

USA

The Company and its subsidiary and branch divisions are subject to income taxes on an entity basis on income arising in, or derived, from the tax jurisdiction in which they operate. As the Company had no income generated in the United States, there was no tax expense or tax liability due to the Internal Revenue Service of the United States as of June 30, 2010 and September 30, 2009.

BVI

Hong Hui is incorporated under the International Business Companies Act of the British Virgin Islands and accordingly, is exempted from payment of British Virgin Island’s income taxes.

PRC

Pursuant to the PRC Income Tax Laws, the prevailing statutory rate of enterprise income tax is 25% for Foshan. For 2008 and 2009 Foshan enjoys tax free holiday for two years. From January 2010 onwards, Foshan is taxed at 25% of net income except for the 2010,2011 and 2012 years where there is 50% discount on income tax.

The current year tax provision was $6,328 and $6,328 for the three and nine months ended June 30, 2010, respectively.  The Company has recorded zero deferred tax assets or liabilities as of June 30, 2010 and September 30, 2009 net of tax allowance because all other significant difference in tax basis and financial statement amounts are permanent differences.

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

	For the three months ended		For the nine months ended
	June 30,		June 30,
	2010	2009	2010	2009

Income Tax Expense:

Current tax	$6,328	$0	$6,328	$0
Change in deferred tax assets – Net operating loss	46,911	76,959	285,019	199,513

Change in valuation allowance	(46,911)	(76,959)	(285,019)	(199,513)

Total	$6,328	$0	$6,328	$0

We follow the guidance in FASB ASC 740 Accounting for Uncertainty in Income Taxes.  We have not taken any uncertain tax positions on any of our open income tax returns filed through the period ended June 30, 2010.  Our methods of accounting are based on established income tax principles and are properly calculated and reflected within our income tax returns.  In addition, we have timely filed extension of income tax returns in all applicable jurisdictions in which we believe we are required to make an income tax return filing.

We re-assess the validity of our conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit.  We have determined that there were no uncertain tax positions for the nine months ended June 30, 2010 and 2009.

All of the Company’s income before income taxes is from PRC sources. Actual income tax expense reported in the consolidated statements of operations and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 12.5% (50% discount of 25%) to income before income taxes for the three and nine months ended June 30, 2010 for the followings reasons:

	For the three months ended		For the nine months ended
	June 30,		June 30,
	2010	2009	2010	2009

Income before income taxes	$441,096	$357,462	$2,330,776	$1,089,208

Computed “expected” income tax expense at 12.5% and zero in 2010 and 2009	$142,363	$-	$430,664	$-
Tax effect of net taxable permanent differences	(89,124)	-	(139,317)	-

Effect of cumulative tax losses	(46,911)	-	(285,019)	-

	$6,328	$-	$6,328	$-

China SLP Filtration Technology, Inc.
Notes to Consolidated Financial Statements for the Nine Months ended June 30, 2010
(Unaudited - Expressed in US dollars)

Our policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no interest and penalties recorded for the nine months ended June 30, 2010 and 2009.

17.  Recent Accounting Pronouncements

Fair Value Measurements

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The guidance is effective for annual and interim reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual and interim periods beginning after December 15, 2010. The Company adopted this guidance at January 1, 2010, except for the Level 3 reconciliation disclosures on the roll forward activities, which it will adopt at the beginning of January 1, 2011. Adoption did not have a material impact on our consolidated financial statements.
Receivables

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310), Effect of a Loan Modification When the Loan is Part of A Pool That Is Accounted for as a Single Asset. ASU 2010-18 provides that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loans are included is impaired if expected cash flows for the pool change. This guidance is effective prospectively for the first interim and annual period ending on or after July 15, 2010. Early adoption is permitted. The Company adopted this guidance without a material impact on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

CHINA SLP FILTRATION TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the terms of the agreement between the Company and the bridge-loan investors on the convertible notes issued to the investors, and are based on our consolidated financial statements for the year ended September 30, 2009 and the unaudited consolidated financial statements for the nine months ended June 30, 2010 (included in this prospectus) and the related notes, certain estimates, adjustments and assumptions that management believes to be reasonable. The unaudited pro forma consolidated balance sheet as of June 30, 2010 is presented as if the notes issued on February 12, 2010 were converted into the Company’s common stock on June 30, 2010 at a $2.10 per share conversion price. The unaudited pro forma consolidated statements of operations for the nine months ended June 30, 2010 and the year ended September 30, 2009 are presented as if the conversion of the notes occurred on October 1, 2008.

The unaudited pro forma consolidated financial statements include adjustments to reflect the effects of the notes conversion. The unaudited pro forma consolidated financial statements do not give effect to adjustments that are unknown to us at this time, immaterial, or may arise when the conversion eventually consummated.

Pro forma information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the private financing transaction consummated on February 12, 2010, factually supportable, and expected to have a continuing impact. The unaudited pro forma financial statements are prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma consolidated financial statements presented below are not fact and there can be no assurance that our actual results will not differ significantly from those set forth below or that the impact of the conversion of the notes will not differ significantly from those presented below. Accordingly, the pro forma financial information is provided for illustrative purposes only and does not purport to represent, and are necessarily indicative of, what our actual financial position and results of operations would have been had the conversion occurred, nor are they indicative of our future financial position or results of operations.

CHINA SLP FILTRATION TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	June 30, 2010 Actual	Pro forma Adjustments		June 30, 2010 Pro forma

ASSETS
Current Assets
Cash and cash equivalents	$6,333,417	-		$6,333,417
Accounts receivable – Net	2,258,662	-		2,258,662
Advance to suppliers	453,174	-		453,174
Inventory	1,490,078	-		1,490,078
Prepaid expenses and other current assets	279,595	-		279,595
Total Current Assets	10,814,926	-		10,814,926

Deposits	2,193,202	-		2,193,202
Property and equipment – Net	11,032,609	-		11,032,609
Receivable from related party	1,111	-		1,111
Land use rights – Net	531,506	-		531,506
Total Assets	$24,573,354	-		$24,573,354

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short term loan	$3,833,994			3,833,994
Accounts payable and accrued liabilities	696,703	-		696,703
Client's deposits	-	-		-
Taxes payable	9,378	-		9,378
Warrants liabilities	690,000	(690,000	)a	-
Convertible notes payable $4,140,000, net of discount $1,524,893	2,615,107	(2,615,107	)b	-

Total Current Liabilities	7,845,182	(3,305,107)		4,540,075

Total Liabilities	7,845,182	(3,305,107)		4,540,075
Stockholder’s Equity
Common stock, $0.001 par value, 40,000,000 shares authorized, 15,235,714 and 14,510,204 shares issued and outstanding at March 31, 2010 and September 30, 2009	15,236	1,971	c	17,207
Additional paid-in Capital	8,205,582	6,528,286	d	14,733,868
Retained earnings	6,824,980	(3,225,150	)e	3,599,830
Accumulated other comprehensive income	1,682,374	-		1,682,374
Total Stockholder’s Equity	16,728,172	3,305,107		20,033,279

Total Liabilities and Stockholders’ Equity	$24,573,354	-		$24,573,354

See accompanying notes to pro forma financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
For Nine Months Ended June 30, 2010

	Historical As Reported	Pro Forma Adjustments		Pro Forma
Net Sales	$14,919,816	$-		$14,919,816
Cost of Sales	10,381,404	-		10,381,404
Gross Profit	4,538,412			4,538,412

Selling, General and Administrative Expenses	1,363,574	-		1,363,574
Income from Operations	3,174,838	-		3,174,838

Other Income (expense)
Interest Income	10,623	-		10,623
Interest Expense	(1,216,685)	1,071,376	f	(145,309)
Changes in Fair Value of Warrants	362,000	(362,000	)g	-
Total Other Income (expenses)	(844,062)	709,376		(134,686)
Income before IncomeTaxes	2,330,776	709,376		3,040,152
Income Tax Provision	6,328	-		6,328
Net Income	$2,324,448	$709,376		$3,033,824

Net Income Per Common Shares:
Basic	$0.16			$0.18
Diluted	$0.15			$0.18
Weighted-Average Common Shares Outstanding:
Basic	14,879,603	2,327,540	h	17,207,143
Diluted	15,739,975	1,467,168	i	17,207,143

See accompanying notes to pro forma financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
For the Year Ended September 30, 2009

	Historical As Reported	Pro Forma Adjustments		Pro Forma
Net Sales	$11,849,712	$-		$11,849,712
Cost of Sales	7,296,327	-		7,296,327
Cost of sales - related party	610,287	-		610,287
Gross Profit	3,943,098			3,943,098

Selling, General and Administrative Expenses	1,219,114	-		1,219,114
Bad debt (Recovery) expense	11,497	-		11,497
Income from Operations	2,712,487	-		2,712,487

Other Income (expense)
Interest Income	3,014	-		3,014
Interest Expense	(269,849)	(3,409,813	)j	(3,679,662)
Total Other Income (expenses)	(266,835)	-		(3,676,648)
Income before IncomeTaxes	2,445,652	-		(964,161)
Income Tax Provision	-	-		-
Net Income	$2,445,652	$-		$(964,161)

Net Income Per Common Shares:
Basic	$0.17			$(0.06)
Diluted	$0.17			$(0.06)
Weighted-Average Common Shares Outstanding:
Basic	14,510,204	1,971,429	k	16,481,633
Diluted	14,510,204	1,971,429	l	16,481,633

See accompanying notes to pro forma financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Unaudited Pro Forma Consolidated Financial Statements (Expressed in US dollars)

Description of Transaction and Basis of Presentation

The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2010 and Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended June 30, 2010 and for the year ended September 30, 2009 are presented to illustrate the effects of the bridge-loan financing transaction of February 12, 2010 on our financial positions and results of operations had the conversion of the notes into the Company’s common stock occurred on June 30, 2010 for purpose of the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2010, and on October 1, 2008 for the purpose of the Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended June 30, 2010 and for the year ended September 30, 2009. The conversion is based on $2.10 per share conversion price or 65% discount of our expected IPO offering price of $6 per share.

The historical information presented in the pro forma financial statements is derived from our Unaudited Consolidated Financial Statements for the nine months ended June 30, 2010 and from the consolidated financial statements for the year ended September 30, 2009.

The pro forma financial statements were prepared for comparative purpose only and are not necessarily indicative of the results that may be expected in the future.

Adjustments in the Unaudited Pro Forma Balance Sheet as of June 30, 2010

The following adjustments were made to reflect the provisions related to the conversion disclosed in the notes to the historical financial statements for the nine months ended June 30, 2010.

a)
To reverse warrants liability derived from the issuance of warrants in conjunction with a sale of the convertible notes on February 12, 2010 based on the provision that the warrants are void on conversion of the notes.

b)	To reverse the net notes payable of $2,615,107 ($4,140,000 gross amount of convertible notes, net of unamortized discount $1,524,893.)

c)	To record $0.001 par value common stock from the conversion into 1,971,429 shares of common stock.

d)	To record the additional paid-in capital from the conversion, consisted of the following:

Face value of the notes:	$4,138,029 ($4,140,000 minus $1,971 allocated to par value)
Warrants liability reversed:	690,000
Proceeds allocated to debt:	1,700,257.
$6,528,286

e)
To charge unamortized notes discount and beneficial conversion features to interest expense as a result of adoption of the accounting treatment under ASC 470-20-25-6 and 470-20-35-3 which requires unamortized notes discount and beneficial conversion features (BCF), limited to proceeds allocated to debt, be charged to interest expense upon resolution of contingency:

Unamortized discount	$1,524,893
BCF (limited to proceeds allocated to debt)	1,700,257
$3,225,150
       Due to different assumptions used in our pro forma balance sheet (conversion occurred on June 30, 2010) and pro forma statements of operations (conversion occurred on October 1, 2008 and no warrants liabilities were recorded), this derived interest expense is not reconciled to the interest expense adjustments in our pro forma statements of operations for the year ended September 30, 2009 and the nine months ended June 30, 2010.

f)   The adjustments are made to reverse the interest expense recorded for (i) the $156,526 in interest   payable on the notes and, (ii) the $914,850 in interest derived from accretion of the discount to the notes principal amount.

g)    The adjustment for the changed estimated value of warrants issued along with the notes is reversed to reflect the terms of the notes to have those warrants void had the conversion occurred.

h)    The adjustments in the weighted-average shares of commons stock is made to include in the denominator for pro forma EPS computation the converted common stock shares and common stock shares issuable to private placement agents and to shell company owners as below:

Exchange shares	14,510,204
Shares issued to Best United	362,755
Shares issued to Primary Capital	362,755
Sub-total shares outstanding before conversion	15,235,714

Converted shares	1,971,429
Total pro forma common stock outstanding for the nine months ended June 30, 2010	17,207,143

i)  The historical diluted weighted-average shares of commons stock is adjusted to have the total diluted pro forma number of common stock shares outstanding equal to the total basic pro forma number of common stock outstanding for the nine months ended June 30, 2010 as no dilutive securities would have been outstanding.

j)   The adjustment give effect to the impact of the accounting treatment under the provisions of ASC 470-20 to record the beneficial conversion features (BCF) under the convertible notes to interest of expense calculated as below:

Post-money valuation per share:	$6.00
Conversion price per share at 65% discount:	$2.10
BCF per share:	$3.90
Total BCF (1,971,429*3.90, limited to net proceeds allocated to debt):	$3,409,813

k) The historical number of common stock shares outstanding for the year ended September 30, 2009 is adjusted to illustrate the dilution effects of the common stock shares issuable from the bridge-loan financing transaction on our EPS for the year ended September 30, 2009 had the common stock shares issued on October 1, 2008.

l) The historical number of common stock shares outstanding for the year ended September 30, 2009 is adjusted to illustrate the dilution effects on our EPS for the year then ended had the conversion of the convertible notes into common stock occurred on October 1, 2008. No dilutive securities would have been outstanding if notes conversion had consummated on October 1, 2008.

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Russell E. Anderson, CPA
Scott L. Farnes

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite A, 5/F
Max Share Centre
373 King’s Road
North Point, Hong Kong
Telephone 852.21.555.333
Facsimile 852.21.165.222

www.cpaone.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

China SLP Filtration Technology, Inc.
No. 5 Junye S. Rd., Area C. Shishan Science & Technology Industrial Park, Nanhai District

Foshan City, Guandong, China
We have audited the accompanying consolidated balance sheets of China SLP Filtration Technology, Inc. (the Company) as of September 30, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China SLP Filtration Technology, Inc. as of September 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles  generally accepted in the United States of America.

Since our previous report dated December 1, 2009, it was determined that the financial statements needed restatement to make corrections as described in note 13.

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah
December 1, 2009, except for notes 1 and 13, which are dated August 23, 2010.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Consolidated Balance Sheets

(Expressed in US dollars)

	September 30	September 30
	2009	2008
Assets

Current assets
Cash and cash equivalents	$3,297,648	$2,367,570
Accounts receivable – Net	1,424,835	963,203
Advance to suppliers	685,551	398,152
Advance to suppliers – related parties	-	614,265
Inventory	1,197,289	846,575
Prepaid expenses and other current assets	45,656	374,252
Total current assets	6,650,979	5,564,017

Receivable from related parties	773,672	462,165
Property and equipment – Net	10,711,865	6,297,389
Construction in progress	-	4,487,029
Land use rights – Net	537,350	552,772

Total Assets	$18,673,866	$17,363,372

Liabilities and Stockholders’ Equity

Current liabilities
Short-term loans	$4,578,409	$5,207,385
Accounts payable and accrued liabilities	410,114	810,712
Clients' deposits	75,176	94,081
Taxes payable	726	30,327
Total current liabilities	5,064,425	6,142,505

Stockholders’ equity Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2009 and September 30, 2008	-	-
Common stock, $.001 par value, 40,000,000 shares authorized, 14,510,204 shares issued and outstanding at September 30, 2009 and September 30, 2008	14,510	14,510
Additional paid in capital	7,548,752	7,548,752
Retained earnings	4,500,532	2,054,880
Accumulated other comprehensive income	1,545,647	1,602,725
Total stockholders’ equity	13,609,441	11,220,867

Total Liabilities and Stockholders’ Equity	$18,673,866	$17,363,372

See accompanying notes to consolidated financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Consolidated Statements of Income and Comprehensive Income

(Expressed in US dollars)
	Year ended September 30
	2009 – restated	2008 – restated

Sales	$11,849,712	$11,611,719

Cost of sales	7,296,327	7,409,624
Cost of sales - related party	610,287	714,180

Gross margin	3,943,098	3,487,915

Operating expenses:
Selling, general and administrative	1,219,114	792,366
Bad debt (Recovery) expense	11,497	(129,885)
	1,230,611	662,481

Operating income	2,712,487	2,825,434

Other expenses (income):
Interest income	(3,014)	(24,311)
Interest expense	269,849	150,570
	266,835	126,259

Net income before income taxes	2,445,652	2,699,175

Income taxes	-	-

Net income	2,445,652	2,699,175

Other comprehensive income (loss):
Foreign currency translation adjustments	(57,078)	1,020,734

Total comprehensive income	$2,388,574	$3,719,909

Earnings per share – basic and diluted	$0.17	$0.19

Basic and diluted shares outstanding	14,510,204	14,510,204

See accompanying notes to consolidated financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Consolidated Statements of Cash Flows

(Expressed in US dollars)

	Year ended September 30
	2009 - restated	2008 - restated

Cash flow from operating activities:
Net income	$2,445,652	$2,699,175
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation	929,995	785,729
Amortization	12,458	11,996
Provision (recovery) for doubtful accounts	11,497	(129,885)

Change in operating assets and liabilities:
Accounts receivable	(477,736)	126,149
Advance to suppliers	(289,192)	238,160
Advance to suppliers – related parties	610,287	(587,651)
Inventory	(354,825)	107,495
Prepaid expenses and other current assets	326,225	50,857
Accounts payable & accrued liabilities	(466,410)	333,060
Clients' deposits	(18,383)	(270,658)
Taxes payable	(29,406)	17,355
Net cash provided by operating activities	2,700,162	3,381,782

Cash flow from investing activities:
Proceeds from related parties receivable	-	410,236
Payments to related parties receivable	(313,614)	-
Acquisition of property and equipment	(844,419)	(475,941)
Investment in construction in progress	-	(4,292,625)
Net cash (used in) provided by investing activities	(1,158,033)	(4,358,330)

Cash flow from financing activities:
Proceeds from short-term loans	-	1,408,961
Payments on short-term loans	(600,498)	(323,715)
Cash dividends paid	-	(1,178,220)
Net cash used in financing activities	(600,498)	(92,974)

Effects of exchange rates on cash	(11,553)	326,912

Net increase (decrease) in cash and cash equivalents	930,078	(742,610)

Cash and cash equivalents, beginning of year	2,367,570	3,110,180

Cash and cash equivalents, end of year	$3,297,648	$2,367,570

Supplemental information of cash flows
Cash paid for interest	$269,849	$150,570
Cash paid for income taxes	$-	$-

See accompanying notes to consolidated financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Consolidated Statements of Changes in Stockholders' Equity - Restated

(Expressed in US dollars)

				Other
	Common Stock		Additional Paid-in	Comprehensive
	No. of Shares	Amount	Capital	Income	Retained Earnings	Total
Balance, September 30, 2007	14,510,204	$14,510	$7,548,752	$581,991	$533,925	$8,679,178
Net income					2,699,175	2,699,175
Cash dividend paid					(1,178,220)	(1,178,220)
Foreign currency translation adjustments				1,020,734		1,020,734
Balance, September 30, 2008	14,510,204	14,510	7,548,752	1,602,725	2,054,880	11,220,867
Net income					2,445,652	2,445,652
Foreign currency translation adjustments				(57,078)		(57,078)
Balance, September 30, 2009	14,510,204	$14,510	$7,548,752	$1,545,647	$4,500,532	$13,609,441

See accompanying notes to consolidated financial statements

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

1.	Nature of business:
China SLP Filtration Technology, Inc., formerly named Perpetual Technologies, Inc. (the “Company”, or ”We”) was incorporated under the laws of the State of Delaware in March 2007. Prior to a reverse merger completed on February 12, 2010, we had no operations or substantial assets.

Hong Hui Holdings Limited (“Hong Hui”) was formed in January 2010 in the territory of the British Virgin Islands as a holding company by the shareholders of Technic International Inc. (“Technic”). Upon the formation, each shareholder transferred their ownership of Technic to Hong Hui. As a result of this transaction, Technic became a wholly-foreign owned enterprise under PRC law. This acquisition was accounted for as a transfer of entities under common control.

Technic International Ltd. (“Technic”) was incorporated in September 2005 under the laws of Hong Kong as a holding company that owns 100% equity interest of Nanhai Jinlong Nonwoven Co. Ltd. (“Jin Long”) located in Foshan City, Guangdong Province, the People’s Republic of China (“China”). Jin Long was established in the year 2000 under the laws of China. In September 2005, Jin Long became the wholly-owned foreign enterprise (“WOFE). In April 2009, Jin Long changed its name to Foshan S.L.P. Special Materials Co., Ltd. (“Foshan”).

On February 12, 2010, we entered into a share exchange agreement with the owners of all of the outstanding shares of Hong Hui.   Under the terms of the share exchange agreement we issued and delivered to the Hong Hui stockholders a total of 14,510,204 shares of our common stock in exchange for all of the outstanding shares of Hong Hui.  As a result of the share exchange or reverse merger, Hong Hui became our wholly-owned subsidiary. The transaction is accounted for as a reverse acquisition, except that no goodwill or other intangible should be recorded. The recapitalization is considered to be a capital transaction in substance, rather than a business combination, the effects of which are shown retrospectively for all periods presented.

On March 24, 2010 the Company effected a 1 for 5 reverse stock split of its outstanding common stock. The effect of the reverse split is retrospectively shown in all periods presented.

Through operation of Foshan, we engage in manufacturing, marketing and sale, research and development of polyester spun-bonded nonwoven fabrics, polyester needle-punch nonwovens, spun-laced nonwovens, polylactic acid nonwovens, and special functions nonwovens ( flame retardant, anti-static, oil & water repellent, etc).

2.	Summary of significant accounting policies:

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  This basis differs from that used in the statutory accounts of our subsidiary in China, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in China.  All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP. The significant accounting policies are as follows:

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

(a)	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  All material intercompany accounts and transactions have been eliminated.

(b)	Use of estimates:

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include estimates of valuation of accounts receivable, inventories, and useful life of property and equipment, etc. Actual results and outcomes may differ from those estimates.

(c)	Cash and cash equivalents:

Cash and cash equivalents include cash on hand and demand deposits held by banks. As of September 30, 2009, 99% of the cash and cash equivalents were placed with banks in China. The remittance of these funds out of China is subject to exchange control restrictions imposed by the Chinese government.

2.	Significant accounting policies (continued):

(d)	Allowance for doubtful accounts:

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.

(e)	Inventory:

Inventory consists of raw materials, work-in-progress and finished goods and is valued at the lower of cost or market, using the average cost method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. We regularly review inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of our inventory. If our review indicates any obsolete or idle inventory or a reduction in utility below carrying value, we reduce our inventory to a new cost basis.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

(f)	Property and equipment:

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated life of the asset, ranging from 5 to 20 years. The annual depreciation rates are as follows:

Asset	Useful lives

Building and plant	20 years
Machinery	10 years
Office equipment and computers	5 years
Vehicles	10 years

(g)	Land use rights:

According to the laws of China, the government owns all of the land in China. Companies or individuals are authorized to use the land only through land use rights granted by the Chinese government. Accordingly, the Company paid in advance for land use rights. Prepaid land use rights are being amortized and recorded as amortization expenses using the straight-line method over the use terms of the lease, which is 50 years.

(h)	Construction in progress:

Construction in progress represents the cost of constructing buildings and the new needle-punched production line. The major cost includes materials, labor and overhead.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

2.	Significant accounting policies (continued):

(i)	Intangible assets:

The Company adopted the provisions of FASB ASC 350 Intangibles – Goodwill and Other Assets. Goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist.  The Company has no indefinite lived intangible assets.

(j)	Impairment of long-lived assets:

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

(k)	Revenue recognition:

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectability is reasonably assured.  Customers do not have a general right of return or warranty on products shipped.  There are no post-shipment obligations, price protection, or bill and hold arrangements.

(l)	Product development costs:

Product development costs are expensed as incurred, and the Company had no product development expenses for 2009 and 2008.

(m)	Advertising expenses:

Advertising costs are expensed as incurred. The Company incurred $5,679 and $3,955 in advertising costs for the years ended September 30, 2009 and 2008.

(n)	Shipping and handling costs:

Shipping and handling costs related to costs of raw materials purchased is included in cost of sales.

Shipping and handling amounts billed to customers in related sale transactions are included in sales revenues. The out-bound freight expenses of $156,911 and $99,029 for 2009 and 2008, respectively, are recorded in the Consolidated Statement of Income and Comprehensive Income as a component of selling, general, & administrative expenses.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

2.	Significant accounting policies (continued):

(o)	Accumulated other comprehensive income:

Accumulated other comprehensive income represents foreign currency translation adjustments.

(p)	Segment Reporting

ASC Topic 280, “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Accordingly, the Company has reviewed its business activities and determined that multiple segments do not exist to be reported.

(q)	Fair value of financial instruments:

The carrying amount of the Company’s cash and cash equivalents approximate their fair value due to the short maturity of those instruments. The carrying amounts of the Company’s receivables, short-term loans, payables and accrued liabilities approximated their fair value as of the balance sheet dates due to their short maturities and the interest rates currently available.

(r)	Reclassification:

Certain amounts in the 2008 financial statements have been reclassified to conform to the 2009 financial statement presentation.  Such reclassification had no effect on net income.

(s)	Taxes:

Income taxes expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with FASB ASC 740, these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented FASB ASC 740, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FASB ASC 740.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

2.	Significant accounting policies (continued):

(t)	Foreign currency transactions:

The functional currency of the Company is US dollars, while that of Foshan is Renminbi (“RMB”). Assets and liabilities recorded in RMB are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to Other Comprehensive Income.

(u)	Earnings per share:

Earnings per share is determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.  At September 30, 2009 and 2008, there were no dilutive securities.

3.	Accounts receivable:

	September 30,	September 30,
As of	2009	2008
Accounts receivable	$1,461,721	$988,714
Less: Allowance for doubtful accounts	(36,886)	(25,511)
Accounts receivable – Net	$1,424,835	$963,203

As of September 30, 2009 and 2008, customer accounts receivable balances exceeding 10% of the total balance are as follows:

	September 30, 2009
	Amount	Percentage
Customers:
Wujiang Jinshan	$434,556	30.45%
Shenzhen Yaming Water Drainage Board Co.	185,625	13.01%
Xiantao Ruixin	181,260	12.70%

September 30, 2008
Shenzhen Yaming Water Drainage Board Co.	$170,715	18.89%

4.	Inventory:

	September 30,	September 30,
As of	2009	2008
Raw materials	$40,126	$97,158
Work in progress	50,443	21,621
Finished goods	1,106,720	727,796
	$1,197,289	$846,575

5.	Property and equipment:

			September 30, 2009
		Accumulated	Net book
As of	Cost	depreciation	value
Building and plant	$2,958,978	$526,654	$2,432,324
Machinery	11,174,517	3,096,112	8,078,405
Office equipment and other equipment	771,829	668,448	103,381
Vehicles	139,753	41,998	97,755
	$15,045,077	$4,333,212	$10,711,865

			September 30, 2008
		Accumulated	Net book
As of	Cost	depreciation	value
Building and plant	$2,036,198	$416,730	$1,619,468
Machinery	6,782,795	2,299,115	4,483,680
Office equipment and other equipment	775,971	674,185	101,786
Vehicles	122,829	30,374	92,455
	$9,717,793	$3,420,404	$6,297,389

During fiscal years 2009 and 2008, depreciation expense of $847,057 and $650,997 was included in cost of sales and $82,938 and $134,732 was included in selling, general, and administrative expenses, for a total of $929,995 and $785,729, respectively.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

6.	Land use rights:

	September 30, 2009		September 30, 2008
As of	USD	RMB	USD	RMB
Cost	$622,578	4,249,920	$625,918	4,249,920
Less: accumulated amortization	(85,228)	(581,792)	(73,146)	(496,652)
	$537,350	3,668,128	$552,772	3,753,268

During fiscal years 2009 and 2008, amortization expense was $12,458 and $11,996, respectively.

7.         Short-term loans:

The Company has several loans with Agricultural Bank of China, Foshan Branch and these loans are repayable in September 2010. The interest on the outstanding balance is payable every month at an average rate of 7.755% per annum. During the fiscal years of 2009 and 2008, the Company recorded interest expense of $269,849 and $150,570, respectively.

8.         Income taxes:

The Company’s subsidiary Foshan S.L.P. Special Materials Co., Ltd. is located in Foshan, China; thus, it is subject to China’s Enterprise Income Tax (“EIT”) at 25%. Pursuant to the relevant Chinese tax laws and regulations, as the Company’s subsidiary is a wholly-foreign owned enterprise engaged in manufacturing which was duly approved by the China tax authority, it was entitled to two years’ exemption, from the first profit making calendar year of operations after offset of accumulated taxable losses, followed by 50% tax reduction of national tax and full exemption of local tax for the immediate next three calendar years.

The effective income tax expenses differ from the EIT tax rate of 25% as follows:

	September 30,	September 30,
As of	2009	2008
Tax at statutory rate of 25%	$546,960	$674,793
Tax holiday	(546,960)	(674,793)
	$-	$-

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

8.       Income taxes (continued):

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provision of FASB ASC 740. The Company has recorded no deferred tax assets or liabilities as of September 30, 2009 and 2008, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

9.       Related party transactions:

	September 30	September 30
Amount due from related parties	2009	2008
Loan receivable from shareholder (a)	$0	$199,503
Advance to former shareholders (b)	259,538	262,662
Advance to current shareholders (c)	1,413	0
Advance to director (d)	73,246	0
Subtotal	334,197	$462,165
Advance to Heng Tung Resources Ltd.(e)		614,265
Receivable from related companies (f)	439,475	0
	$773,672	$1,076,430

(a)	Loan receivable from shareholder:

The Company has a loan receivable from one of its shareholders.  This shareholder is responsible for the usage and repayment of principal and interest on the loan to Communication Bank of China, Hong Kong Branch. The loan carries an interest rate of prime minus 1.25%, or 4.25% per annum, and was fully paid in June 2009.

(b)	Advance to former shareholders:

The advance to former shareholders includes advances to four of the former shareholders. The advance is non-interest bearing and due on demand.

(c)	Advance to current shareholders:

The advance to current shareholders includes advances to six current shareholders. The advance is non-interest bearing and due on demand.

(d)	Advance to director:

The advance to director includes an advance to one of the directors. The advance is non-interest bearing and due on demand.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

9.       Related party transactions (continued):

(e)	Advance to Heng Tung Resources Ltd.:

During the fiscal years of 2009 and 2008, the Company purchased $610,287 and $714,180, respectively, of raw materials from Heng Tung Resources Ltd. (“Heng Tung”). One of the shareholders of the Company is also the shareholder of Heng Tung. The balance in this account represents the advance to Heng Tung for the purchase of raw materials.  The above transaction is in the normal course of operations and is measured at the exchange amount of consideration established and agreed to by the related parties. As of September 30, 2009, there is no outstanding balance due to Heng Tung Resources Ltd.

(f)	Receivable from related companies:

The receivable from related companies includes funds lent to three companies which have common shareholders of the Company. The loans are non-interest bearing and due on demand.

10.    Concentration of credit risks and uncertainties:

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents denominated in the U.S. dollar.  Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

11.     Recent pronouncements:

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

11.	Recent pronouncements (continued):

In June 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-1, “Topic 105 — Generally Accepted Accounting Principles” which amended ASC 105, “Generally Accepted Accounting Principles” to establish the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All previous references to the superseded standards in our consolidated financial statements have been replaced by references to the applicable sections of the Codification. The adoption of these sections did not have a material impact on the Company’s condensed consolidated financial statements.

In June 2009, the FASB finalized SFAS No. 167, “Amending FASB interpretation No. 46(R)”, which was included in ASC Topic 810-10-05 “Variable Interest Entities”. The provisions of ASC Topic 810-10-05 amend the definition of the primary beneficiary of a variable interest entity and will require the Company to make an assessment each reporting period of its variable interests. The provisions of this pronouncement are effective January 1, 2010. The Company is evaluating the impact of the statement on its consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force)” which amends ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements.” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for us for revenue arrangements entered into or materially modified on or after April 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the application date and the impact of this standard on its condensed consolidated financial statements.

CHINA SLP FILTRATION TECHNOLOGY, INC.
Notes to Consolidated Financial Statements
Years ended September 30, 2009 and 2008
(Expressed in US dollars)

12.	Subsequent events:

The Company has evaluated subsequent events from the balance sheet date through December 1, 2009 with the date being the date that the financial statements are issued or are available to be issued.

13.	Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the consolidated financial statements of Technic International Ltd. for the years ended September 30, 2009 and 2008, management determined to restate its 2009 and 2008 financial statements in order to retrospectively reflect the recapitalization reverse merger consummated on February 12, 2010. The restatement had no effect on the reported net income of Technic. The details of the restatement are as follows:

a)
Due to the effects of the recapitalization, the historical financial statements of China SLP Filtration Technology, Inc., formerly known as China Filtration Technology, Inc. and Perpetual Technologies, Inc., are replaced with the historical financial statements of Technic International, Ltd.

b)	Restated weighted average shares and restated earnings per share:

The weighted average shares previously reported by Technic International, ltd. for the years ended September 30, 2009 and 2008 are 1,000 shares and the earnings per share that are $244.57 and $269.92, respectively. After the recapitalization the restated weighted-average shares are 14,510,204 shares and the restated basic and diluted earnings per share are $0.17 and $0.19 for the years ended September 30, 2009 and 2008, respectively.

PERPETUAL TECHNOLOGIES, INC.
[A Development Stage Company]

UNAUDITED CONDENSED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash	$2,402	$14,680
Prepaid expenses	324	2,309
Total Current Assets	2,726	16,989

PROPERTY & EQUIPMENT, net	1,659	-

Total Assets	$4,385	$16,989

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accrued interest – related party	$2,138	$1,222
Stockholder advances – related party	20,000	15,000

Total Current Liabilities	22,138	16,222

Total Liabilities	22,138	16,222

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 13,000,000 and 13,000,000 shares issued and outstanding, respectively	13,000	13,000
Capital in excess of par value	24,290	24,290
Deficit accumulated during the development stage	(55,043)	(36,523)

Total Stockholders' Equity (Deficit)	(17,753)	767

Total Liabilities and Stockholders’ Equity (Deficit)	$4,385	$16,989

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERPETUAL TECHNOLOGIES, INC.
[A Development Stage Company]

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,		Cumulative totals from Reactivation on Oct. 26, 2006 through September 30,
	2009	2008		2009	2008	2009

REVENUE	$-	$		$1,000	$-	$1,000

EXPENSES:
General and administrative	2,895		3,070	18,313	10,914	52,324
Depreciation expense	97		-	291	-	291
	(2,992)		3,070	18,604	10,914	52,615
LOSS BEFORE OTHER INCOME (EXPENSE)	(2,992)		(3,070)	(17,604)	(10,914)	(51,615)

OTHER INCOME (EXPENSE):
Interest Expense	-		(134)	-	(600)	(1,289)
Interest Expense – related party	(316)		(100)	(916)	(713)	(2,139)

Total Other Income (Expense)	(316)		(234)	(916)	(1,313)	(3,428)

LOSS BEFORE INCOME TAXES	(3,808)		(3,304)	(18,520)	(12,227)	(55,043)

INCOME TAXES	-		-	-	-	-

NET LOSS	$(3,808)		$(3,304)	$(18,520)	$(12,227)	$(55,043)

LOSS PER COMMON SHARE:	$(.00)		$(.00)	$(.00)	$(.00)

WEIGHTED AVERAGE NUMBER OF SHARES	13,000,000		11,000,000	13,000,000	11,000,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERPETUAL TECHNOLOGIES, INC.
[A Development Stage Company]

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the nine Months Ended September 30,		Cumulative totals from Reactivation on Oct. 26, 2006 through September 30,
	2009	2008	2009
Cash Flows from Operating Activities:
Net loss	$(18,520)	$(12,227)	$(55,043)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Changes in assets and liabilities:
Non-cash expenses	-	-	1,290
Depreciation expense	291	-	291
Decrease (increase) in prepaid expense	1,985	-	(324)
Increase (decrease) in accounts payable	-	300	-
Increase in accrued interest	-	600
Increase in accrued interest – related party	916	713	2,138

Net Cash Provided (Used) by Operating Activities	(15,328)	(10,614)	(51,648)

Cash Flows from Investing Activities
Purchase of property and equipment	(1,950)	-	(1,950)

Net Cash (Used) by Investing Activities	(1,950)	-	(1,950)

Cash Flows from Financing Activities:
Stockholder advances	5,000	10,000	20,000
Convertible notes payable	-	-	10,000
Proceeds from common stock issuances	-	-	26,000

Net Cash Provided by Financing Activities	5,000	10,000	56,000

Net Increase (Decrease) in Cash	(12,278)	(614)	2,402

Cash at Beginning of Period	14,680	1,994	-

Cash at End of Period	$2,402	$1,380	$2,402

Supplemental Disclosures of Cash Flows Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Supplemental Schedule of Non-cash Investing and Financing Activities:

For the nine months ended September 30,2009:

None

For the nine months ended September 30,2008:

None

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERPETUAL TECHNOLOGIES, INC.
[A Development Stage Company]

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2009 and 2008 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2008 audited financial statements as part of the Company’s 2008 annual report on Form 10-K. The results of operations for the periods ended September 30, 2009 and 2008 are not necessarily indicative of the operating results for the full year.

Recently Enacted Accounting Standards - In June 2009 the FASB established the Accounting Standards Codification ("Codification" or "ASC") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

Statement of Financial Accounting Standards ("SFAS") SFAS No. 165 (ASC Topic 855), "Subsequent Events", SFAS No. 166 (ASC Topic 810), "Accounting for Transfers of Financial Assets-an Amendment of FASB Statement No. 140", SFAS No. 167 (ASC Topic 810), "Amendments to FASB Interpretation No. 46(R)", and SFAS No. 168 (ASC Topic 105), "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162" were recently issued. SFAS No. 165, 166, 167, and 168 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Standards Update ("ASU") ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures - Overall, ASU No. 2009-13 (ASC Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 (ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU's No. 2009-2 through ASU No. 2009-15 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

PERPETUAL TECHNOLOGIES, INC.
[A Development Stage Company]

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has a working capital deficit of $19,412 as of September 30, 2009, has incurred net losses of $18,520 and $12,227 during the nine months ended September 30, 2009 and 2008, respectively, has negative cash flows from operating activities, and has minimal revenue-generating activities. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans, advances, or through additional sales of common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 – RELATED PARTY TRANSACTIONS

Advances from a Stockholder – In September 2007, February and May 2008, and in September 2009 officers or stockholders of the Company advanced a total of $20,000 to the Company. The advances are due on demand and bear interest at 8% per annum. At September 30, 2009 the accrued interest on the advances totaled $2,138.

NOTE 4 – CONVERTIBLE NOTES PAYABLE

In February 2007, the Company issued two convertible promissory notes for $2,500 each. In August 2007, the Company issued an additional two convertible promissory notes for $2,500 each. In December 2008, the Company issued 1,000,000 shares of common stock on conversion of the four convertible promissory notes of $10,000 along with accrued interest of $1,290.

NOTE 5 - INCOME TAXES

The Company has available at September 30, 2009, net operating loss carryforwards of approximately $55,043 which may be applied against future taxable income and which expire in 2029 and 2028. The net deferred tax assets are approximately $8,256 and $5,478 as of September 30, 2009 and December 31, 2008, respectively, with an offsetting valuation allowance of the same amount. The change in the valuation allowance for the nine-month period ended September 30, 2009 is approximately $2,778. The Company used the incremental federal income tax rate of 15% in computing its deferred tax assets.

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through November 3, 2009 and determined there were no events to disclose.

4,166,667 Shares

CHINA SLP FILTRATION TECHNOLOGY, INC.

Common Stock

PROSPECTUS

________, 2010

Brean Murray, Carret & Co.

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2010

CHINA SLP FILTRATION TECHNOLOGY, INC.

2,925,271 Shares

Offered by Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 2,925,271 shares of our common stock.   Prior to this offering, there has been no public market for our common stock.

We expect that the shares will be offered for sale at the market price.

We have applied to have our common stock listed on the NASDAQ Capital Market under the symbol “SLPC.”   We expect our listing to be effective as of the date of this prospectus.  No assurance can be given that our listing application will be approved.  If our listing application is not approved we intend to complete this offering and apply to have out stock quoted on the Over the Counter Bulletin Board.

The 2,925,271 shares being sold under this prospectus comprise the following:


1,971,428 shares are being registered for resale by the selling stockholders who will acquire the shares on conversion of outstanding convertible notes.  On February 12, 2010 we issued convertible notes in the aggregate principal amount of $4,140,000 which notes are convertible at a price of $2.10 per share (which represents a 65% discount to the assumed public offering price of $6.00 per share for the 4,166,667 shares being offered for sale by the company in a firm commitment offering under a separate prospectus dated the date hereof).

	953,842 shares of outstanding common stock held by certain current stockholders:

o	515,918 are being registered by Newise Holdings, a company controlled by Li Jun, one of our directors;

o	32,857 shares are being registered by United Best, a company controlled by Li Jun;

o	354,401 shares are being registered for resale by Primary Capital;

o	33,333 shares are being registered by Ming Liu;

o	6,278 shares are being registered for resale by Joseph Nemelka, a former director and a shareholder of our predecessor Perpetual Technologies;

o	10,722 shares are being registered by 1st Orion, a shareholder of our predecessor Perpetual Technologies; and

o	333 shares are being registered for resale by Lorikeet Inc., a shareholder of our predecessor Perpetual Technologies.

The following selling stockholders, as affiliates of the company, are underwriters with respect to the shares that they are offering for resale under this prospectus (i) Primary Capital, (ii) Newise Holdings, a BVI company controlled by Li Jun one of our directors, (iii) United Best,  a Hong Kong Company controlled by Li Jun.

All of the selling stockholders have entered into lock-up agreements with the underwriters of the public offering under which they have agreed not to sell any of the shares being registered hereby for a period of 90 days of the date hereof.  Following expiration of the lockup period the selling stockholders may sell all or any portion of their shares of common stock in one or more transactions in the public market or in private negotiated transactions. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Caution Regarding Forward Looking Statements and Other Information Contained in this Prospectus	23
Use of Proceeds	23
Determination of Offering Price	23
Dividend Policy	24
Exchange Rate Information	24
Selling Stockholders	24
Market Price of our Common Stock and Related Stockholder Matters	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	28
Business	43
Additional Disclosure Regarding Conversion of Notes and Exercise of Warrants	58
Security Ownership of Certain Beneficial Owners and Management	67
Management	70
Executive Compensation	77
Certain Relationships and Related Transactions	80
Description of Securities	82
Material United States Federal Income Tax Considerations	85
Material PRC Income Tax Considerations	89
Plan of Distribution	92
Legal Matters	98
Experts	98
Service of Process And Enforcement of Judgments	98
Where You Can Find More Information	98
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

This prospectus includes market size, market share and industry data that we have obtained from market research, publicly available information and various industry publications. The third party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources.

[RESALE PROSPECTUS ALTERNATE PAGE]

THE OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,925,271 shares of our common stock comprising:


1,971,428 shares are being registered for resale by the selling stockholders who will acquire the shares on conversion of outstanding convertible notes.  On February 12, 2010 we issued convertible notes in the aggregate principal amount of $4,140,000 which notes are convertible at a price of $2.10 per share (which represents a 65% discount to the assumed public offering price of $6.00 per share for the 4,166,667 shares being offered for sale by the company in a firm commitment offering under a separate prospectus dated the date hereof); and

	953,842 shares of outstanding common stock held by certain current stockholders as follows:

o
515,918 are being registered by for resale by Newise Holdings, a company controlled by Li Jun, one of our directors. These are part of the 2,321,633 shares which Newise Holding received in the reverse merger described in the prospectus pursuant to a share exchange agreement dated as of February 12, 2010.  We orally agreed with Li Jun to register these shares.

o
32,857 shares are being registered for resale by United Best, a company controlled by Li Jun.  These are part of the 362,755 shares which United Best received at the closing of the reverse merger pursuant to a consulting agreement, dated November 17, 2009, entered into with the company.   We are required to register these shares under that agreement.

o
354,401 shares are being registered for resale by Primary Capital. 290,755 of these shares were received on February 12, 2010 at the closing of a convertible note financing under a placement agent agreement effective as of November 17, 2009.  We are required to register these shares under the placement agent agreement.  The remainder of the shares being registered are part of the 673,877 shares that were purchased in February 2010 from Newise Holdings for $0.64 per share pursuant to a stock purchase agreement.  We orally agreed to register these latter shares.

o
33,333 shares are being registered for resale by Ming Liu.  These constitute part of the 100,000 shares which were purchased by Ming Liu from Newise Holdings in February 2010 for $1.50 per share pursuant to a stock purchase agreement.  We orally agreed to register these shares.

o
6,278 shares are being registered for resale by Joseph Nemelka, a former director and a shareholder of our predecessor Perpetual Technologies.  These constitute part of the 18,833 shares acquired by Mr. Nemelka in December 2008.  We agreed to register these shares in a letter agreement dated February 18, 2010.  An additional 47,619 shares are being registered for resale by Mr. Nemelka.  These shares represent shares issuable on conversion of the convertible note in the principal amount of $100,000 purchased by him in the private placement.

o
10,722 shares are being registered for resale by 1st Orion, a shareholder of our predecessor Perpetual Technologies.  These constitute part of the 32,167 shares acquired in December 2008 by 1st Orion on conversion of a convertible note.  We agreed to register these shares under a letter agreement dated February 18, 2010.

o
333 shares are being registered for resale by Lorikeet Inc., a shareholder of our predecessor Perpetual Technologies.  These constitute part of the 1,000 shares acquired in December 2008 by 1st Orion on conversion of a convertible note.  We agreed to register these shares under a letter agreement dated February 18, 2010.

The following selling stockholders, as affiliates of the company, are underwriters with respect to the shares that they are offering for resale under this prospectus (i) Primary Capital, (ii) Newise Holdings, a BVI company controlled by Li Jun, one of our directors, (iii) United Best,  a Hong Kong company controlled by Li Jun.

All of the shares being registered are subject to a lock up agreement which expires on the 90th day following the date of this prospectus.  After the lock up period expires the shares may be offered for sale by the selling stockholders from time to time. No shares are being offered for sale by the Company.

Common stock outstanding prior to the offering	15,265,714

Common stock offered by the Company	0

Total shares of common stock offered by selling stockholders	2,925,271

Common stock to be outstanding after this offering	16,219,556

Total dollar value of common stock being registered
On February 12, 2010, the closing date of the private placement of the notes and the reverse merger, the shares of our common stock were not publicly traded. Assuming a public offering price for the common stock of $6.00 per share the dollar value of the 2,925,271 shares being registered is $17,551,626.

Use of Proceeds	We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

Our Proposed Symbol	We have applied to have our common stock listed on the NASDAQ Capital Market.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing our securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” section beginning on page 6.

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock.

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of our shares of common stock by the selling stockholders identified in the table below.

Prior to this offering there has been no public market for our common stock.

We expect that the shares will be offered for sale at the market price.

We have applied to have our common stock listed on the NASDAQ Capital Market under the symbol “SLPC.”    We expect our listing to be effective as of the date of this prospectus.  No assurance can be given that our listing application will be approved. If our listing application is not approved we intend to complete this offering and apply to have our stock quoted on the Over the Counter Bulletin Board.

The following selling stockholders, as affiliates of the company, are underwriters with respect to the shares that they are offering for resale under this prospectus (i) Primary Capital, (ii) Newise Holdings, a BVI company controlled by Li Jun, one of our directors, (iii) United Best,  a Hong Kong company controlled by Li Jun.

Primary Capital, a selling stockholder, is a broker dealer and accordingly is an underwriter (with respect to the shares that it is offering for resale) for that reason as well as by virtue of being an affiliate.  John Leo has sole voting and dispositive powers with respect to the shares to be offered for resale by Primary Capital.

Glenn A. Little, a selling stockholder, is an affiliate of a broker dealer.  Mr. Little purchased the securities that he is offering for resale under this prospectus in the ordinary course of business and at the time of the purchase of the securities Mr. Little had no agreements or understanding, directly or indirectly, with any person to distribute the securities.

Except for Primary Capital and Glenn A. Little, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer.  Broker dealers and affiliates of broker dealers are “underwriters” within the meaning of the Securities Act in connection with the sales of shares registered in this prospectus.

Except as set forth below, none of the selling stockholders has been an officer, director or affiliate of the company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the company.

☐
Primary Capital, a selling stockholder, is a limited liability company owned by John Leo.   Under the terms of a financial services agreement between Primary Capital and the company, Primary Capital was paid a commission of $202,000 at the closing and is also owed an additional $75,000 for services rendered in connection with the private placement.  Primary Capital also entitled to be paid a $15,000 upon completion of this offering and $15,000 for the next succeeding seven calendar quarters for an aggregate amount of $120,000.  At the closing of the transaction, Primary Capital received 290,755 shares of our common stock.   Primary is also entitled to receive 265,186 shares on closing of the firm commitment offering.

Primary Capital is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which number is equal to 5% of the 1,971,428 shares of common stock issued to the noteholders on conversion), exercisable at $2.10 (which equals the price at which the notes convert assuming a public offering price of $6.00 per share)

If the note conversion does not occur, Primary Capital will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.  Under the terms of the financial services agreement if any additional transaction is completed between the Company and the investors prior to November 2011 Primary Capital is entitled to receive an additional fee equal to between three to four percent of the aggregate consideration paid by the investors depending on the size of  the financing.

☐
Newise Holdings, a selling stockholder, is a British Virgin Islands company controlled by Li Jun, one of our directors. Newise Holdings received 2,321,633 of our shares in the reverse merger. In February 2010, 673,877 of these shares were sold to Primary Capital and 100,000 were sold to Mr. Ming Liu. 515,918 of the remaining 1,547,756 shares that were received by Newise Holdings in the reverse merger are being registered in this prospectus.

Mr. Li also owns and controls United Best, a Hong Kong corporation and a selling stockholder.  Under the terms of a consulting agreement between United Best and the company United Best was paid a commission of $202,000 at the closing of financing.   United Best is also owed an additional $75,000 for services rendered in connection with the financing.   Under the consulting agreement, as amended, United Best is entitled to be paid on completion of this offering a success fee of $750,000 (which represents 3% of the $25,000,000 in gross proceeds received by us in connection with the underwritten offering).

At the closing of the transaction, United Best received 362,755 shares of our common stock for their services.   United Best is also entitled to receive 193,186 shares on closing of the offering.

In addition, United Best is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which represents 5% of the number of common stock issued to the note holders on conversion), exercisable at the price of $2.10 per share (i.e. the price at which the notes convert).

If the note conversion does not occur, United Best will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.

☐
Joseph Nemelka, a selling stockholder, served as a director of our predecessor Perpetual Technologies, Inc. from October 2006 until February 12, 2010 and from January 2008 through December 2008 served as its chief executive officer. On December 27, 2008 Mr. Nemelka purchased 9,000,000 shares of common stock from Seth Winterton for $9,000. On February 12, 2010 12,640,000 of the 13,000,000 shares then outstanding were cancelled with 360,000 shares (or 72,000 post reverse split) remaining outstanding. Of these 72,000 shares, 18,834 were held by Joe Nemelka. 6,278 of these shares are being registered. The additional 47,619 shares being registered for resale by him represent shares issuable on conversion of the convertible note in the principal amount of $100,000 purchased by him in the February private placement.

The table set forth below lists the names of the selling stockholders as well as (1) the number of shares of common stock that are being registered for resale by each of the selling stockholders; and (2) the number of shares underlying the notes acquired by each of the selling stockholders in the private placement that are being registered for resale.

After the expiration of the lock-up period, each selling stockholder may offer for sale all or part of its shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale.  A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

After due inquiry and investigation and based on information provided by the selling stockholders, none of the selling stockholders has an existing short position in our stock.

Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

In addition, other than in connection with the contractual obligations set forth in (i) the share exchange agreement entered into between the Company and certain selling stockholders, (ii) the note purchase agreement (and the related registration rights agreement) entered into between the Company and each of the selling stockholders who invested in the private placement financing, (iii) the registration rights letter agreement dated as of February 18, 2010 with the holders of our common stock who acquired their share prior to the private placement, (iv) the financial services agreement between the Company and Primary Capital entered into in November 2009, as amended, and (v) the financial services agreement dated November 2009, as amended, between United Best and the company, and (vi) oral agreements with each of Ming Lio, Li Jun and Primary Capital to register their shares, we do not have any agreement or arrangement with any selling stockholder with respect to the performance of any current or future obligations.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)	Percentage	Maximum Number of Shares to be Sold in Offering	Number of Shares Beneficially Owned after Offering	Percentage
Newise Holdings Limited PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands (3)	2,202,268	14.33%	515,919	1,686,349	7.7%
United Best, Room 601, Albion Plaza, 2-6 Granville Road, Tsim Sha Tsui, Kowloon, Hong Kong(3)	2,202,268		32,857	2,168,429	9.9%
Primary Capital LLC, 80 Wall Street, 5th Floor, New York NY 10005 (4)	1,328,389	8.6%	354,401	973,988	4.5%
Ming Liu 80 Dianche Street 4th Floor, Daoli District, Harbin China	100,000	*	33,333	66,667	*

Joseph Nemelka 159 South 975 West, Mapleton, UT 84664 (5)	66,453	*	53,897	1,556	*
1st Orion Corp 9025 Oakwood Place, West Jordan, UT 84088 (6)	32,167	*	10,722	21,445	*
Lorikeet, Inc 386 North 210 East, Mapleton, UT 84664 (7)	1,000	*	333	667	*

Jayhawk Private Equity Fund II, LP 930 Tahoe Blvd 802-281 InclineVillage, NV 89451 (8)	1,190,476		1,190,476	0	*
Blue Earth Fund LP 1312 Cedar Street SantaMonica, CA 90405 (9)	476,190		476,190	0	*
Lumen Capital LP 265 West Trail Stamford, CT 06903 (10)	47,619	*	47,619	0	*
Trading Systems LLC 14 Red Tail Drive, Highlands Ranch CO 80126 (11)	47,619	*	47,619	0	*
Glenn A. Little 1103 Stewart Ave., Suite 200, Garden City, NY 11530 (12)	95,238	*	95,238	0	*
Jeffrey Grossman 35 Rochelle Dr. New City NY 10956 (13)	47,619	*	47,619	0	*
Grace King 1235 Park Ave New York, NY 10128 (14)	9,524	*	9,523	0	*
Timothy O’Donnell 160 Henry St. Apt.3B, Brooklyn, NY 11201 (15)	4,762	*	4,761	0	*
Sik Wing Sung 53 Braisted Avenue, Staten Island, NY 10314 (16)	4,762	*	4,761	0	*

*      Less than 1%

(1)    As of the close of business on October 7, 2010, there were 15,265,714 shares of our common stock outstanding.  Following the closing of the firm commitment underwritten offering, there will be 21,862,182 shares issued and outstanding (including shares issuable on conversion of the notes and the additional shares to be issued to United Best and Primary Capital on closing of the firm commitment offering).

(2)   In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire within 60 days of October 7, 2010 upon exercise of convertible securities, warrants or options.  In accordance with Rule 13d-3 in determining the percentage of common stock owned by a person on October 7, 2010, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion or  exercise of the warrants and other convertible securities, and (b) the denominator is the sum of (i) the total shares of that class outstanding on October 7, 2010, and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of other securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)  Represents 1,547,756 shares held by Newise Holdings, a BVI company controlled by Li Jun, one of our directors.  Mr. Jun has sole voting and dispositive power with respect to the shares.  In addition, under the terms of an agreement between Foshan and United Best, a company controlled by Mr. Jun, United Best received, as a transaction fee following the closing of the private placement, 362,755 shares of our common stock. United Best will also receive warrants to purchase  98,571 shares of common stock on closing of the firm commitment underwriting and will receive 193,186 additional shares on closing of the firm commitment offering.

(4)   Primary Capital is the beneficial owner of 964,632 shares. Primary Capital received, at the closing of the share exchange agreement, 290,755 shares of our common stock. On April 20, 2010 Primary Capital  purchased 673,877 shares from Newise Holdings.  Primary Capital will also receive warrants to purchase 98,571 shares of common stock on closing of the offering and will receive 265,186 additional shares on closing of the firm commitment offering.

(5)    Represents 18,834 shares acquired by Mr. Nemelka prior to the reverse merger and 47,619 shares issuable on conversion of the convertible notes at a 65% discount to the public offering price assuming a public offering price of $6.00.

(6)   Represents 32,167 shares acquired by 1st Orion prior to the reverse merger.    Laura Lee Madsen has sole voting and dispositive power with respect to those shares.

(7)    Represents 1,000 shares acquired by Lorikeet, Inc. prior to the reverse merger.   Steven White has sole voting and dispositive power with respect to those shares.

(8)    Represents shares issuable on conversion of the convertible notes.   Kent C. McCarthy is the Managing Member of Jayhawk Private Equity LLC, which is the General Partner of Jayhawk Private Equity GP II, LP, which is the General Partner of Jayhawk Private Equity Fund II, L.P. and has voting power and investment power over securities held by Jayhawk Private Equity Fund, L.P

(9)    Represents shares issuable on conversion of the convertible notes.  Blue Earth Fund is not a broker-dealer or an affiliate of a broker dealer. Brett Conrad, Managing Member of LongBoard Capital Advisors, LLC which is General Partner of Blue Earth Fund, L.P. and has the sole voting and dispositive powers over shares beneficially owned by Blue Earth Fund, LP.

(10)  Represents shares issuable on conversion of the convertible notes.  Allan Lichtenberg is the Managing Member of Lumen Management, LLC which is the General Partner of Lumen Capital Limited Partnership and has the sole voting and dispositive power over shares beneficially owned by Lumen Capital Limited Partnership.

(11)  Represents shares issuable on conversion of the convertible notes.  Gary Mc Adams has the sole voting and dispositive power over shares beneficially owned by Trading Systems, LLC.

(12)  Represents shares issuable on conversion of the convertible notes.

(13)  Represents shares issuable on conversion of the convertible notes.

(14)  Represents shares issuable on conversion of the convertible notes.

(15)  Represents shares issuable on conversion of the convertible notes.

(16)  Represents shares issuable on conversion of the convertible notes.

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

Prior to this offering there has been no public market for our common stock.

The shares will be offered for sale at the market price.

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, after the expiration of the lock-up period, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

☐	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

☐	a combination of any of these methods of sale; and

☐	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.  The maximum commission or discount to be received by any FINRA member of independent broker-dealer for the sale of any securities being registered hereunder pursuant to Commission Rule 415 will not be greater than eight percent (8%).

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus are “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.   Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.  Broker dealers and affiliates of broker dealers are “underwriters” within the meaning of the Securities Act in connection with the sales of shares registered in this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon by Guzov Ofsink, LLC, New York.

With respect to certain matters involving the enforcement of foreign judgments in the PRC and the bringing of original actions in the PRC predicated solely on the federal securities laws of the United States, Han Kun Law Firm , has given us certain advice.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are a company incorporated under the laws of the State of Delaware in the United States. However, all of our business, assets and operations are located in China. In addition, a substantial majority of our directors and officers reside outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us or such persons or to enforce against us or them, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any State thereof.

Han Kun Law Offices, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any State thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any State thereof.

Han Kun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in the United States.

We have appointed Vcorp Services, LLC as our agent to receive service of process with respect to any action brought against us in a court in the United States.

EXPERTS

Child Van Wagoner & Bradshaw, PLLC, independent registered public accountants, located in Utah, have audited our financial statements included in this registration statement to the extent and for the periods set forth in their report. We have relied on such reports given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by us, in connection with the issuance and distribution of the securities being registered hereby

SEC Registration Fee	$4,322.00
FINRA Filing Fee	$8,700.00
Professional Fees and Expenses*	$450,000.00
Printing and Engraving Expenses *	$1,000.00
Transfer Agent’s Fees*	$1,000.00
Miscellaneous Expenses*	$34,000.00
Total	$499,022.00	*

* Estimates

Item 14. Indemnification of Directors and Officers.

Under our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Under Section 145 of the Delaware General Corporation Law (“DGCL”) the company  has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.  In addition the company  has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The company is required, to the fullest extent allowed by the DGCL, indemnify hold harmless each of the foregoing directors from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts, incurred in connection with any proceeding arising out of, or related to, such director’s position with the company.  The company is required to advance to each such director any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the fullest extent allowed by the DGCL.

Such costs and expenses incurred by the Director in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of the Director to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Director is not entitled to be indemnified by the Company or any subsidiary thereof.

Under an independent directors agreement entered between the company and Richard Cohen, the company is required, to the fullest extent allowed by the DGCL, indemnify and hold Mr. Cohen harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts incurred in connection with any proceeding arising out of, or related to, Mr. Cohen’s position with the company. The company is required shall advance to Mr. Cohen any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the fullest extent allowed by the DGCL.

The Company has obtained “side A” executive liability coverage for each of Chris Bickel and Richard Cohen with coverage of up to $5,000,000 per claim.

Item 15. Recent Sales of Unregistered Securities

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he or it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

February 2010 Share Exchange

On February 12, 2010, we entered into a share exchange agreement with the owners of all of the outstanding shares of Hong Hui.   Under the terms of the share exchange agreement we issued and delivered to the Hong Hui stockholders a total of 14,510,204 shares of our common stock in exchange for all of the outstanding shares of Hong Hui.  As a result of the share exchange or reverse merger, Hong Hui became our wholly-owned subsidiary, and the Hong Hui stockholders became holders of 14,510,204 shares of our common stock.  The Hong Hui stockholders with whom we completed the share exchange are as set forth below, each of whom is a company incorporated in the British Virgin Islands and each of whom received the number of shares set forth beside their respective names:

Bestyield Group Limited, 4,353,061;
Proudlead Limited, 4,353,061;
Newise Holdings Limited, 2,321,633;
Pilot Link International Limited, 1,668,673;
High Swift Limited, 1,088,265; and
China Investment Management Inc., 725,510.

All of the above issuances were deemed to be exempt under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.  The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act.

February 2010 Private Placement Transaction

On February 12, 2010, immediately following the closing of a share exchange agreement we entered into a note purchase agreement with certain accredited investors for the sale of convertible notes, in the aggregate principal amount of $4,140,000, and warrants (which are exercisable only in certain circumstances).   The closing of the sale of the notes and warrants occurred on February 12, 2010.

The terms of the notes and warrants is described elsewhere in this registration statement.  See “OUR CORPORATE HISTORY – Private Placement” beginning on page 39 of this prospectus.

Placement Agent Warrant and Financial Advisor Warrant

United Best

United Best, our foreign advisor controlled by Mr. Li Jun, one of our directors, provided financial services in connection with the financing and reverse merger.  United Best is listed as a selling stockholder in the resale prospectus.  Newise Holdings, a company also controlled by Li Jun, is also listed as a selling stockholder in the resale prospectus.

Under the terms of a consulting agreement between United Best and the company United Best was paid a commission of $202,000 at the closing of the financing. United Best is also owed an additional $75,000 for services rendered in connection with financing.  Additionally, under the consulting agreement, as amended, United Best, our foreign advisor, is entitled to be paid fee on completion of this offering a success of $750,000 (which represents 3% of the $25,000,000 in gross proceeds received by us in connection with the underwritten offering).

At the closing of the transaction, United Best received 362,755 shares of our common stock for their services.  United Best is also entitled to receive an additional 193,186 shares of closing of this offering.

In addition, as partial consideration for providing these financial services, United Best is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which represents 5% of the number of common stock issued to the note holders on conversion), exercisable at the price of  $2.10 per share  (i.e. the asset price at which the notes converted assuming a public offering price of $6.00 per share). Unlike the investor warrants, these warrants will not terminate but instead become exercisable on conversion of the notes and consummation of this offering.  If the note conversion does not occur United Best will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are

Primary Capital

Primary Capital also provided financial services in connection with the private placement and reverse merger.  Primary Capital is listed as a selling stockholder in the resale prospectus.

Under the terms of a financial services agreement between Primary Capital and the company, Primary Capital was paid a commission of $202,000 at the closing of the February 2010 private financing. Primary Capital is also owed an additional $75,000 for services rendered in connection with the private placement.  Primary Capital is also entitled to receive $15,000 on completion of the offering and $15,000 for the next succeeding seven calendar quarters for an aggregate amount of $120,000.

At the closing of the financing, Primary Capital received 290,755 shares of our common stock.  Primary is also entitled to receive 265,186 shares of common stock on the closing of this offering.

In addition, for providing these financial services Primary Capital is entitled to receive, on conversion of the notes issued to the investors in the February 2010 private placement (which occurs upon consummation of this offering), a five-year warrant to purchase 98,571 shares of common stock (which number is equal to 5% of the 1,971,428 number of shares of common stock issued to the noteholders on conversion), exercisable at $2.10 (which equals the price at which the notes converted.)   Unlike the investor warrants, these warrants will not terminate but instead become exercisable upon conversion of the notes and consummation of this offering.  The shares underlying these warrants are being registered in the resale prospectus.  If the note conversion does not occur, Primary Capital will receive a five-year warrant to purchase that number of shares of common stock equal to 5% of the common stock underlying the warrants issued to the investors in the private financing exercisable at the same price at which those investor warrants are exercisable.

Other than the securities mentioned above, we have not issued or sold any securities without registration within the past three years.

All of the above issuances in connection with the February Private Placement were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

1.1	Form of Underwriting Agreement (2)

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.01 to the Registration Statement on Form 10-SB filed on January 1, 2008)

3.2	Bylaws (incorporated by reference to Exhibit 3.01 to the Registration Statement on Form 10-SB filed on January 1, 2008)

4.1	Specimen of Common Stock certificate

4.2
Form of Convertible Promissory Note (issued pursuant to Note Purchase Agreement, dated as of February 12, 2010 between the Company and the investors.) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on February 12, 2010)

4.3
Form of Warrant (issued pursuant to Note Purchase Agreement, dated as of February 12, 2010 between the Company and the investors.) (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on February 12, 2010)

4.4
Stock Pledge Agreement, dated as of February 12, 2010, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on February 12, 2010)

5.1	Legal Opinion of Guzov Ofsink, LLC re legality of the common stock being registered (2)

10.1
Share Exchange Agreement, dated as of February 12, 2010 between the Company, Hong Hui and the former stockholders of Hong Hui. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 12, 2010)

10.2	Note Purchase Agreement, dated as of February 12, 2010 between the Company and the investors (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 12, 2010)

10.3
Escrow Agreement, dated as of February 12, 2010, by and between the Company, each of the investors, and Interwest Transfer Agent , as escrow agent (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on February 12, 2010)

10.4
Registration Rights Agreement dated February 12, 2010, by and among the Company and the Purchasers (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on February 12, 2010)

10.5
Non Recourse Guaranty Agreement dated as of February 12, 2010, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on February 12, 2010)

10. 6
Stock Pledge Agreement dated as of February 12, 2010, by and among the Company, certain stockholders of the Company and the collateral agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on February 12, 2010)

10.7	Engagement Letter Agreement, dated November 17, 2009, as amended, by and between Foshan and Primary Capital LLC, as amended (1)

10.8
Voting Agreement dated as of February 12, 2010 by and among the Company, the Investors, Bestyield Limited and Proudlead Limited (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on February 12, 2010).

10.9	Employment Agreement dated as of November 20, 2008 by and between the Company and Ji Lie (1)

10.10	Employment Agreement dated as of November 20, 2008 by and between the Company and Zeng Shijun (1)

10.11	Employment Agreement dated as of January 1, 2010 by and between the Company and Law Wawai. (1)

10.12	Financial Services Agreement dated November 17, 2009, as amended, between United Best and the company (1)

10.13	Form of Lock Up Agreement (1)

10.14	Independent Director’s Agreement dated May 2010 between Richard M. Cohen and the Company (1)

10.15	Loan Agreement dated July 27, 2010 between Foshan City SLP Special Materials Co., Ltd. and Foshan Nanhai Shishan Branch of China Agriculture Bank Stock Co., Ltd. (1)

10.16	The China SLP Filtration Technology, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on September 9, 2010)

10.17	Employment Agreement dated August 11, 2010 between the Company and Eric Gan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 11, 2010)

10.18	Convertible Note dated February 7, 2007 and conversion notice dated December 2008 by and between Perpetual Technologies, Inc. and 1st Orion Corp.

10.19	Convertible Note dated February 7, 2007 and conversion notice dated December 2008 by and between Perpetual Technologies, Inc. and Lorikeet, Inc.

10. 20	Letter Agreement dated February 8, 2010 by and among the Company and Joseph Nemelka, 1st Orion Corporation and Lorikeet, Inc.

21.1	List of Subsidiaries (1)

23.1	Consent of Guzov Ofsink to the use of the opinion annexed as Exhibit 5.1 (contained in the opinion annexed as Exhibit 5.1) (2)

23.2	Consent of Child, Van Wagoner & Bradshaw, independent certified public accountants, for use of their audit report relating to the financial statements of China SLP Filtration Technology, Inc.

23.3	Consent of Han Kun Law Firm

99.1	Stock Purchase Agreement dated as of February 1, 2010 by and between Newise Holdings Limited and Ming Liu (2)

99.2	Stock Purchase Agreement dated as of February 1, 2010 by and between Newise Holdings Limited and Primary Capital (2)

99.3	Stock Purchase Agreement dated as of December 27, 2008 by and between Seth Winterton and Joseph Nemelka

(1) Previously filed.
(2) To be filed by amendment.

(b) Financial Statement Schedules.  None

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.   in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time shall be deemed the initial bona fide offering of those securities.

(8) For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

i.   if the undersigned registrant is relying on Rule 430B:

a.  each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an Underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date, or

ii.  if the undersigned registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an    offering, other than registration statements relying on Rule 430B or other than prospectuses filed    in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized in Foshan, PRC, on October 15, 2010.

CHINA SLP FILTRATION TECHNOLOGY, INC.

/s/ Li Jie
By: Li Jie
Chief Executive Officer and a director (principal executive officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Li Jie	October 15, 2010
Li Jie Chief Executive Officer and a director (principal executive officer)

/s/ Eric Gan	October 15, 2010
Eric Gan Chief Financial Officer (principal financial officer and accounting officer)

/s/ Li Jun	October 15, 2010
Li Jun Director

/s/ Chris Bickel	October 15, 2010
Chris Bickel Director

/s/ Richard D. Cohen	October 15, 2010
Richard D. Cohen Director

/s/Law Wawai	October 15, 2010
Law Wawai President of Sales and Director

/s/ Su Lei	October 15, 2010
Su Lei Director